     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                        CHAPARRAL NETWORK STORAGE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3577                         84-1451038
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                                GARY L. ALLISON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           1951 SOUTH FORDHAM STREET
                            LONGMONT, COLORADO 80503
                                 (303) 684-3200
                     (Name, address and telephone number of
               principal executive offices and agent for service)
                               ------------------
                                   Copies to:

          RONALD R. LEVINE, II, ESQ.                     STEPHEN J. SCHRADER, ESQ.
             LAURA B. GILL, ESQ.                          JUSTIN L. BASTIAN, ESQ.
          DEBORAH J. FRIEDMAN, ESQ.                        MELISSA L. MONG, ESQ.
          DAVIS, GRAHAM & STUBBS LLP                      MORRISON & FOERSTER LLP
            370 SEVENTEENTH STREET                           755 PAGE MILL ROAD
                  SUITE 4700                            PALO ALTO, CALIFORNIA 94304
            DENVER, COLORADO 80202                             (650) 813-5600
                (303) 892-9400

                               ------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                               ------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                               ------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                     AGGREGATE OFFERING          AMOUNT OF
              SECURITIES TO BE REGISTERED                        PRICE(1)            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.................       $60,000,000               $15,840
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 8, 2000
                                            Shares

                        [CHAPARRAL NETWORK STORAGE LOGO]

                        CHAPARRAL NETWORK STORAGE, INC.
                                  Common Stock
                               ------------------

     Prior to this offering, there has been no public market for our common
stock. The initial public offering price is expected to be between $     and
$     per share. We have applied to list our common stock on The Nasdaq Stock
Market's National Market under the symbol "CHAP."

     The underwriters have an option to purchase a maximum of additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE
  .

                                                                             UNDERWRITING
                                                           PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                            PUBLIC            COMMISSIONS          CHAPARRAL
                                                       -----------------   -----------------   -----------------
Per Share............................................          $                   $                   $
Total................................................          $                   $                   $

     Delivery of the shares of common stock will be made on or about
            , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY
                         BEAR, STEARNS & CO. INC.
                                              NEEDHAM & COMPANY, INC.
               The date of this prospectus is             , 2000.

                      [Facing Page with Graphic Material]

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    5
RISK FACTORS..........................    8
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   18
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   20
SELECTED FINANCIAL DATA...............   21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   22

                                        PAGE
                                        ----
BUSINESS..............................   29
MANAGEMENT............................   47
RELATED PARTY TRANSACTIONS............   59
PRINCIPAL STOCKHOLDERS................   67
DESCRIPTION OF CAPITAL STOCK..........   69
SHARES ELIGIBLE FOR FUTURE SALE.......   72
UNDERWRITING..........................   74
NOTICE TO CANADIAN RESIDENTS..........   76
LEGAL MATTERS.........................   77
EXPERTS...............................   77
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION ABOUT CHAPARRAL.........   77
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               ------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                  THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors," our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

                        CHAPARRAL NETWORK STORAGE, INC.
                               ------------------

     We are a leading provider of high performance products that facilitate the movement of data between networked storage devices. We are focused primarily on developing products for use in the emerging market for Storage Area Networks, or SANs. SANs are high-speed data networks that interconnect storage systems and servers using a widely accepted protocol known as Fibre Channel.

     Our products include storage routers and external Redundant Array of Independent Disks, or RAID, controllers for open systems network storage solutions. Storage routers connect servers and storage systems in a SAN to enable communication among devices that use different protocols for the input/output, or I/O, of data. RAID controllers distribute blocks of data across multiple disks to improve performance and ensure availability of data.

     In the last decade, there has been a dramatic increase in the volume of data created, processed and accessed throughout the business enterprise. This growth has placed a significant strain on storage systems used in the backup, sharing and management of this data. In addition, organizations have recognized the importance and value of enterprise data as mission-critical to their employees, customers and suppliers and are demanding rapid and reliable access to data 24 hours a day, seven days a week. The congestion caused by users trying to access large amounts of data across local area networks, or LANs, has created a bottleneck between the server and the storage devices. The limitations of today's most commonly used server-attached storage architecture, where storage devices are typically connected to only one server using an I/O protocol called the Small Computer System Interface, or SCSI, have exacerbated this bottleneck. As a result, enterprises are demanding a faster, more efficient and manageable means to interconnect new and existing servers, storage devices and LANs.

     Our Intelligent Storage Routers facilitate the interconnection of SANs with existing SCSI-based servers and storage systems. Our external RAID controllers dynamically distribute data across multiple hard disk drives to increase data transfer speeds and deliver fault tolerance. Our products are designed to provide a high level of performance, availability and functionality. They incorporate a common high-performance hardware platform and foundation software layer that enable a wide range of SAN applications.

     Key benefits of our solutions include the following:

     - Increased Performance. We believe our products provide industry-leading performance and functionality for SAN-attached disk, tape and library storage devices.

     - High Availability and Reliability. Our products increase the accessibility and protection of enterprise data by providing redundant I/O paths to storage devices.

     - Improved SAN Performance with New Applications. Our products are designed using a highly flexible and modular embedded software architecture, enabling us to quickly and cost-effectively implement new SAN applications.

     - Differentiation and Manageability. We have developed a robust, well-defined user interface called a Common Application Programming Interface, or CAPI, that enables our customers to incorporate their proprietary functionalities into our products to differentiate their solutions in the market. In addition, our customers can design their own graphical user interface, or GUI, to manage our equipment in conjunction with their solutions.

     We sell our products to original equipment manufacturers, or OEMs, including Eurologic Systems, MicroNet Technology, Inc., Qualstar Corporation, Quantum Corporation/ATL Products, Inc., Trimm Technologies, Inc. and Xyratex International Ltd., as well as to distribution partners, including Arrow Electronics, Inc., Bell Microproducts, Inc. and CONSAN Inc. Through December 31, 1999, we sold approximately 4,500 units of our Intelligent Storage Routers and external RAID controllers.

     We intend to capitalize on our Fibre Channel technological expertise to address the growing SAN market. In addition, we will continue to focus on expanding and developing distribution relationships with leading computer and storage systems OEMs, as well as with value added resellers and systems integrators, to increase our geographic coverage and address new markets. We intend to continue to work closely with our strategic partners and participate in industry alliances to facilitate the widespread adoption of SANs and SAN applications.

     We were incorporated in January 1998 as Chaparral Technologies, Inc., a Delaware corporation. In July 1999, we changed our name to Chaparral Network Storage, Inc. to reflect our emphasis on providing network storage products. Our principal executive offices are located at 1951 S. Fordham Street, Longmont, Colorado 80503, and our telephone number is (303) 684-3200. The address of our Web site is www.chaparralnet.com. Information contained on our Web site should not be considered part of this prospectus.

     This prospectus contains trademarks and trade names of other companies.

                                  THE OFFERING

Common stock offered................               shares

Common stock outstanding after this
offering............................               shares

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering for working capital and
                                         other general corporate purposes,
                                         including expenditures for research and
                                         development, sales and marketing
                                         efforts and potential acquisitions of
                                         or investments in complementary
                                         businesses, technologies or products.

Proposed Nasdaq National Market
symbol..............................     CHAP

     The number of shares of common stock outstanding as of December 31, 1999 excludes:

     - 4,057,498 shares subject to outstanding options as of December 31, 1999, with a weighted average exercise price of $0.86 per share;

     - 658,693 shares subject to outstanding warrants as of December 31, 1999, with a weighted average exercise price of $0.83 per share; and

     - 13,381,501 shares reserved for future issuance under stock option, stock incentive and purchase plans.
                               ------------------

     Our fiscal year ends on March 31; thus, a reference to "fiscal 1999" or "fiscal year 1999," for example, is to the fiscal year ended March 31, 1999. In addition, except as otherwise indicated, information in this prospectus is based on the following assumptions:

     - our convertible preferred stock will convert to 15,128,853 shares of common stock upon completion of this offering;

     - the underwriters' over-allotment option will not be exercised; and

     - we will file our amended and restated certificate of incorporation.

                             SUMMARY FINANCIAL DATA

     The following tables summarize our financial data. For a more detailed explanation of our financial condition and operating results, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes to those statements included in this prospectus.

                                                               FISCAL YEAR      NINE MONTHS ENDED
                                                                  ENDED           DECEMBER 31,
                                                                MARCH 31,     ---------------------
                                                                  1999          1998        1999
                                                              -------------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................     $   237       $   143     $ 6,296
Cost of sales...............................................         107            39       2,927
Gross profit................................................         130           104       3,369
Loss from operations........................................      (3,623)       (2,021)     (4,425)
Net loss....................................................     $(3,695)      $(2,021)    $(4,710)
Net loss per share -- basic and diluted.....................     $ (1.40)      $ (2.02)    $ (0.50)
Weighted average shares.....................................       2,640           999       9,489
Pro forma net loss per share -- basic and diluted...........     $ (0.53)                  $ (0.20)
Pro forma weighted average shares...........................       6,907                    23,241

     Pro forma basic and diluted net loss per share is computed using the weighted average shares of common stock outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering as if the conversion occurred on April 1, 1998, or at the date the preferred stock was actually issued, if later.

     Per share and weighted average share amounts exclude shares of common stock that may be issued upon exercise of outstanding options and warrants or that may be issued under our various stock compensation plans. For additional information regarding these shares, see note 1 to the table in "Capitalization."

     The following table is a summary of our balance sheet as of December 31, 1999. The as adjusted column reflects our receipt of the estimated net proceeds
from the sale of the        shares of common stock we are selling in this
offering at an assumed initial public offering price of $     per share, after
deducting underwriting discounts and commissions and estimated offering expenses.

                                                              AS OF DECEMBER 31,
                                                                     1999
                                                              ------------------
                                                                           AS
                                                              ACTUAL    ADJUSTED
                                                              -------   --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $19,679
Working capital.............................................   21,688
Total assets................................................   24,900
Total stockholders' equity..................................   22,249

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock.

                     RISKS RELATED TO OUR FINANCIAL RESULTS

WE HAVE INCURRED SIGNIFICANT LOSSES SINCE OUR INCEPTION, WE EXPECT FUTURE LOSSES AND WE MAY NEVER BECOME PROFITABLE.

     We have incurred significant losses since our inception and expect to continue to incur losses on both a quarterly and annual basis for the foreseeable future. As of December 31, 1999, our accumulated deficit was approximately $8.4 million. For the fiscal year ended March 31, 1999, our net loss was approximately $3.7 million, and for the nine months ended December 31, 1999, our net loss was approximately $4.7 million. We expect to incur significant research and development, sales and marketing and administrative expenses and, as a result, we will need to realize increased revenue to achieve profitability. Further, even if we achieve profitability, given the competition in and the evolving nature of the SAN market, we may not be able to sustain or increase profitability on a quarterly or annual basis.

OUR LIMITED OPERATING HISTORY MAKES FORECASTING DIFFICULT AND PROVIDES LIMITED INFORMATION UPON WHICH TO EVALUATE OUR BUSINESS.

     We were incorporated in January 1998 and sold our first product in October 1998. To date, most of our revenue has been derived from the sale of our external RAID controllers. Our business is evolving, and we expect to derive an increasing portion of our future revenue from the sale of our Intelligent Storage Routers. The revenue and income potential of our products and businesses are unproven and the market that we are addressing is rapidly evolving, making the forecast of our future business difficult. In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short-term. Our limited operating history and our evolving business make it very difficult for us and for investors to evaluate or predict our future revenue or business prospects. For further financial information relating to our business, see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A HISTORY OF FLUCTUATIONS IN OUR REVENUE AND OPERATING RESULTS, AND EXPECT THESE FLUCTUATIONS TO CONTINUE, WHICH MAY RESULT IN VOLATILITY IN OUR STOCK PRICE.

     Our revenue and operating results have varied significantly in the past and are likely to vary significantly in the future due to a number of factors, many of which are outside of our control. The primary factors that may cause our quarterly revenue and operating results to fluctuate include the following:

     - fluctuations in demand for our Intelligent Storage Routers and external RAID controllers;

     - the size, timing, terms and fluctuations of customer orders and product implementations;

     - the rate of adoption of SANs as an alternative to existing server-attached storage architectures;

     - the mix of our Intelligent Storage Routers and external RAID controllers sold;

     - the mix of distribution channels through which our products are sold;

     - new product introductions by us or our competitors;

     - deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us, our OEMs, our competitors or from other providers of SAN products;

     - changes in our pricing policies or the pricing policies of our competitors;

     - our ability to develop, introduce, ship and support new products and product enhancements that meet customer requirements in a timely manner;

     - prototype expenses;

     - our ability to obtain sufficient supplies of components, including sole or limited source components;

     - increases in the prices of the components we purchase;

     - our ability to attain and maintain production volumes and quality levels;

     - the ability of our contract manufacturers to produce and distribute our products in a timely fashion;

     - the software enhancements embedded in our hardware platforms;

     - the additional software options incorporated in our products;

     - costs related to acquisitions of technology or businesses; and

     - general economic conditions as well as those specific to the SAN and related industries.

     Accordingly, you should not rely on the results of any past periods as an indication of our future performance. In future periods our operating results may be below expectations of public market analysts or investors.

IF WE CANNOT INCREASE OUR SALES VOLUMES, REDUCE OUR COSTS OR INTRODUCE HIGHER MARGIN PRODUCTS TO OFFSET ANTICIPATED REDUCTIONS IN THE AVERAGE SELLING PRICES OF OUR PRODUCTS, OUR OPERATING RESULTS MAY SUFFER.

     We anticipate that as products in the SAN market become widely available, the average selling prices of our products may decrease in response to changes in product mix, competitive pricing pressures, new product introductions by us or our competitors or other factors. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes, our revenue will decline. In addition, to maintain our gross margin, we must continue to reduce the manufacturing cost of our products and develop and introduce new, higher margin products and product enhancements. If we cannot maintain our gross margin, our business could be seriously harmed.

                         RISKS RELATED TO OUR INDUSTRY

THE SAN MARKET IN WHICH WE COMPETE IS NEW AND UNPREDICTABLE, AND IF THIS MARKET DOES NOT DEVELOP AND EXPAND AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

     Widespread adoption of SANs is critical to our future success. The market for SANs has only recently begun to develop and is rapidly evolving. Because the market for SAN products is relatively new, it is difficult to predict its potential size and evolution and, as a result, we may not be able to forecast accurately demand for our products. Furthermore, potential end users may be reluctant or slow to adopt new storage architectures. Our success in generating revenue in this emerging market will depend on, among other things, our ability to:

     - educate potential OEM customers, distribution channel partners and end users about the benefits of SANs, storage routers and external RAID controllers;

     - achieve interoperability between our products and those of other SAN vendors;

     - develop, maintain and build relationships with OEM customers, distributors, resellers, systems integrators and end-user organizations; and

     - develop products that are compliant with existing and evolving standard protocols.

     In addition, end users often implement SANs in connection with their deployment of new storage systems and servers. Accordingly, our future success is also substantially dependent on demand for new storage systems and servers.

WE EXPECT TO FACE COMPETITION FROM MANUFACTURERS OF STORAGE SYSTEMS THAT INCORPORATE FIBRE CHANNEL INTERFACES INTO THEIR PRODUCTS.

     We currently derive a substantial portion of our revenue from our Intelligent Storage Routers, which are used to connect SCSI-based storage systems with SANs. The introduction of storage systems that incorporate Fibre Channel interfaces would enable storage devices to communicate directly with SANs, without having to use storage routers. We expect that a number of manufacturers of storage systems will develop products with embedded Fibre Channel interfaces in the near future. If this occurs, demand for our Intelligent Storage Routers could be materially reduced and our revenue may decline.

THE SAN MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED.

     The SAN market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. In developing our products, we have made, and will continue to make, assumptions regarding which standards will be widely adopted. If the standards adopted are different from those we have chosen to support, market acceptance of our products may be significantly reduced or delayed, our competitive position may be compromised, our existing products may be rendered obsolete and our business may be seriously harmed. In addition, our research and development efforts associated with the technologies and standards that do not achieve widespread adoption would likely have no realizable value. Even if we are successful in predicting the adopted technologies and standards, any delay in our development of products based on these technologies and standards would likely result in lower revenue for our products than we anticipate.

                       RISKS ASSOCIATED WITH OUR BUSINESS

THE LOSS OF OR SIGNIFICANT REDUCTION IN SALES TO ANY OF OUR OEM CUSTOMERS, WHICH HAS HAPPENED IN THE PAST, COULD SIGNIFICANTLY REDUCE OUR REVENUE.

     Our revenues are currently derived primarily from a small number of OEM customers. For the nine months ended December 31, 1999, approximately 57% of our revenue came from three OEM customers, nStor, Quantum/ATL and Eurologics. We anticipate that our operating results will continue to depend on sales to a relatively small number of OEM customers. None of our current customers have any minimum purchase obligations, and they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. The loss of any of our OEM customers, or a significant reduction in sales to these customers, could significantly reduce our revenue.

     For example, during the quarter ended December 31, 1999, nStor, our largest customer in the nine months ended December 31, 1999, returned approximately $400,000 of our external RAID controllers following an order cancellation by one of its customers. Although we had shipped these products to nStor in the quarter ended December 31, 1999, pursuant to a noncancellable purchase order, we chose not to recognize this revenue. We have not waived any claims arising from nStor's cancellation of this order. Also, due to this cancellation, we did not ship additional product pursuant to other nStor noncancellable purchase orders for approximately $547,000. Primarily as a result of the cancellation of this order and our decision not to ship additional products to nStor, our revenue for the quarter ended December 31, 1999 decreased approximately 28% from the previous quarter. We are not currently shipping to nStor, have received no new purchase orders from nStor and may not ship to them in the future.

OUR STRATEGY DEPENDS ON DEVELOPING RELATIONSHIPS WITH NEW OEM CUSTOMERS, WHICH IS A LENGTHY PROCESS THAT MAY IMPEDE THE GROWTH OF OUR REVENUE.

     Our success depends on our ability to initiate, manage and expand our relationships with new OEM customers. OEMs typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new products. Based on our experience, their evaluation process can be lengthy and can take as long as one year. Additionally, some OEMs may complete the evaluation of our products but choose to delay implementation. The qualification process is also complex and may require significant sales, marketing and management efforts on our part. The complexity of this process increases if we must qualify our products with multiple customers concurrently. As a result, we may expend significant resources in developing customer relationships before recognizing revenue, if any.

OUR STRATEGY DEPENDS ON DEVELOPING RELATIONSHIPS WITH NEW DISTRIBUTORS.

     In addition to increasing sales to OEMs, we intend to develop and expand indirect distribution channels. Our failure to execute this strategy could limit our ability to grow or sustain revenue. Furthermore, as we expand our sales to distributors, we will increase our selling costs as these parties generally require a higher level of customer support than OEMs. Our distributors may not market our products effectively or devote the resources necessary to provide us with effective sales, marketing and technical support. Many of our distributors also sell products that compete with our products. Our failure to successfully manage our distributor relationships, or their failure to devote adequate resources to marketing and selling our products, could limit our ability to grow or sustain our revenue.

COMPETITION IN OUR MARKETS MAY ADVERSELY AFFECT OUR REVENUE, GROSS PROFIT AND MARKET SHARE.

     The market for our products is very competitive. In the external RAID controller market, our current competitors include CMD Technology, Inc., Infotrend Corporation and Mylex Corporation (acquired by IBM Corporation). As we start selling higher performance RAID products targeted at the enterprise market, we will face competition from larger and more established companies that offer more integrated solutions, such as Data General (acquired by EMC Corporation) and Symbios Logic (acquired by LSI Logic Corporation). In addition to these companies, we expect to see competition from existing internal RAID suppliers, such as American Megatrends Inc. and Distributed Processing Technology (recently acquired by Adaptec, Inc.). Our major competitors in the storage router market are ATTO Technology, Inc., CrossRoads Systems, Inc. and Pathlight Technology, Inc. In the future, we may also compete against large data networking companies that may develop SAN products. Furthermore, we may face competition from Fibre Channel switch and hub manufacturers that incorporate storage routing capabilities into their products. We also compete with providers of data storage solutions that employ traditional storage technologies, including SCSI-based technology, such as Emulex Corporation and QLogic Corporation.

     Increased competition could result in pricing pressures or reduced sales, margins, profits and market share. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels or substantially greater resources than we have. In addition, some of our current and potential competitors have already established supplier or joint development relationships with divisions of our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional products from us or persuade them to replace our products with their products. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Our inability to compete effectively against current or future competitors may significantly harm our business.

WE HAVE LIMITED PRODUCT OFFERINGS, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP NEW AND ENHANCED PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE.

     We derive a substantial portion of our revenue from a limited number of products, some of which have been introduced and shipped in volume only recently. Accordingly, market demand and acceptance of these products are uncertain. Our future success depends upon our ability to address the rapidly evolving SAN market by developing and introducing high-quality products, product enhancements and services on a timely basis. In addition, we must successfully manage the introduction of new or enhanced products to minimize disruption in our customers' ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet our customers' demands. Our revenue may be reduced if our current products do not obtain market acceptance or if we fail to develop new products or product enhancements that are broadly accepted.

     Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

     - growth and changing requirements of our markets;

     - successful development of products that meet customer requirements;

     - availability, price, quality and performance of competing products and technologies;

     - expansion of our relationships with existing and new OEM, distributor, reseller and systems integrator customers;

     - performance, quality, price and total cost of ownership of our products; and

     - our customer service and support capabilities and responsiveness.

PRODUCT DEVELOPMENT DELAYS COULD SIGNIFICANTLY HARM OUR BUSINESS.

     We may not be able to develop, manufacture and market new products or product enhancements in a timely manner. Product development delays may result from numerous factors, including:

     - unanticipated engineering complexities;

     - changing market or competitive product requirements;

     - changing OEM product specifications;

     - difficulties with independent contractors;

     - difficulties in hiring and retaining necessary personnel;

     - difficulties in overcoming resource limitations; and

     - inability to license third party technology.

Any delay or unanticipated difficulty associated with new product introductions or product enhancements could significantly harm our business, results of operations and financial condition.

BECAUSE WE DEPEND ON SOLE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS, WE ARE SUSCEPTIBLE TO SUPPLY SHORTAGES THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We depend on Adaptec for our Fibre Channel, SCSI and memory controller Application Specific Integrated Circuits, or ASICs. In addition, we have limited supply sources for several key components, including embedded microprocessors, optical transceivers and power supplies. We may in the future experience shortages of, or difficulties in acquiring, these components. If we are unable to buy these components in sufficient quantities, we will not be able to manufacture our products on a timely basis. We typically purchase three months of these components in advance and consign these parts to our outsourced manufacturers. If we are required to procure and qualify alternative sources of supply, we may face both cost increases and time to market delays resulting from the need to redesign our hardware platforms.

IF OUR CONTRACT MANUFACTURERS ARE UNABLE TO MEET OUR MANUFACTURING NEEDS, OUR REVENUE MAY SUFFER BECAUSE WE MAY NOT BE ABLE TO MEET OUR CUSTOMER DEMAND.

     We currently outsource manufacturing of our products to Surface Mount Technology Centre Inc. (SMTC) and Saturn Electronics & Engineering, Inc. (Saturn). We share our contract manufacturers' capacity with numerous companies whose manufacturing needs may conflict with ours. Our contract manufacturers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order that has been accepted by them. If either of our contract manufacturers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, then product shipments to our customers could be delayed, which could negatively impact our revenue, competitive position and reputation.

     Further, our business would be harmed if we fail to manage the manufacturing of our products effectively. We generally place firm orders with our contract manufacturers at least three months prior to scheduled delivery of products to our customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery requirements or we may accumulate excess inventories.

     We may in the future need or choose to select new contract manufacturers for volume, cost or quality considerations. We may not find a contract manufacturer that meets our requirements. Additionally, qualifying a new contract manufacturer and commencing volume production is expensive and time consuming.

IF WE ARE UNABLE TO FORECAST ACCURATELY OUR COMPONENT AND MATERIAL REQUIREMENTS, WE MAY INCUR ADDED COSTS OR BE UNABLE TO MEET CUSTOMER DEMANDS.

     We use rolling forecasts based on anticipated product orders from our customers to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors, such as specific supplier requirements, contract terms and current market demand for such components. As a result, we may not accurately forecast our component requirements. If we overestimate our component requirements, we could have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Either occurrence would negatively impact our business and operating results.

OUR PRODUCTS ARE COMPLEX AND MAY CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WHICH COULD LEAD TO AN INCREASE IN OUR COSTS OR A REDUCTION IN OUR REVENUE.

     Our products are complex, and we have, from time to time, found errors in our existing products. We also may in the future find errors in our existing, new or enhanced products. Because our products are also integrated with products from other vendors, it may be difficult to identify the source of any problem. Hardware and software errors, whether caused by our products or those of another vendor, could adversely affect sales of our products, cause us to incur significant warranty and repair costs, divert engineering resources from product development efforts and cause significant customer relations problems.

IF WE DO NOT HIRE, RETAIN AND INTEGRATE HIGHLY SKILLED PERSONNEL, OUR BUSINESS MAY SUFFER.

     Our success depends to a significant degree on our personnel, many of whom would be difficult to replace. Currently, we only have employment contracts with our three most senior executives and do not maintain key person life insurance on any of our personnel. The loss of any of our key personnel could have a negative impact on our business.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled personnel. Competition for these people is intense, and we may not be successful in attracting and retaining these individuals. If we are unable to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified engineers and sales personnel, our ability to develop, introduce and sell our products could be harmed. In addition, we may be subject to claims of unfair hiring practices as we pursue highly skilled personnel. Any claim of this nature could result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

     We also believe that our success depends significantly on the ability of our personnel to operate effectively, both individually and as a group. Many of our employees have only recently joined us. If we are unable to integrate new employees in a timely and cost-effective manner, our operating results may suffer.

IF WE ARE UNABLE TO MANAGE OUR GROWTH SUCCESSFULLY, OUR BUSINESS MAY SUFFER.

     We have grown to 61 employees as of December 31, 1999, from eight employees as of March 31, 1998. We plan to continue to expand our operations significantly to pursue existing and potential market opportunities. This growth will place a significant demand on our management and operational resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to manage our growth effectively or make mistakes in operating our business, we may experience fluctuations in our operating results or declines in our stock price or both.

WE MAY ENGAGE IN ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS' EQUITY AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

     We expect to review opportunities to buy other businesses or technologies that would complement our current products, expand our market opportunity or enhance our technical capabilities. We have no current agreements or negotiations underway. In the event of any future acquisitions, we could incur debt, assume liabilities or issue stock. The issuance of stock would dilute our current stockholders' percentage ownership.

     Acquisitions could also involve numerous risks, including:

     - problems integrating the purchased operations, technologies or products with our existing business and products;

     - unanticipated costs;

     - diversion of management's attention from our core business;

     - adverse effects on existing business relationships with our suppliers and customers;

     - incorrect estimates made in the accounting for acquisitions;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees within our company or any business we acquire.

     We may not be able to integrate successfully any businesses, products, technologies or personnel that we acquire.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY, OUR OPERATING RESULTS COULD SUFFER.

     Because our products rely on proprietary technology and will likely continue to rely on technological advancements for market acceptance, we believe that the protection of our intellectual property rights will be critical to the success of our business. To protect our intellectual property rights, we rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our software, documentation and other proprietary information.

     Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain any of our technology as trade secrets. We license the core technology that underlies our products from Adaptec, and we depend on Adaptec to enforce its patents and protect our proprietary rights. We cannot be certain that Adaptec will adequately enforce these patents. In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States or at all. For a more complete discussion of the protection of our intellectual property, see "Business -- Intellectual Property." Our failure to protect our intellectual property rights could adversely affect our business, results of operations and financial condition.

WE RELY HEAVILY ON OUR INTELLECTUAL PROPERTY, AND CHALLENGES TO OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN LITIGATION, INCREASED COSTS AND PRODUCT DELAYS.

     In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting litigation could subject us to significant liability for damages and could cause our proprietary rights to be invalidated. Regardless of the merits of the claim or outcome, litigation would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - stop using the challenged intellectual property or selling our products or services that incorporate it;

     - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

     - redesign those products or services that are based on or incorporate the challenged intellectual property.

     If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our products, and our business could be substantially harmed.

WE PLAN TO INCREASE OUR INTERNATIONAL SALES ACTIVITIES, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS.

     For the nine months ended December 31, 1999, approximately 22% of our revenue was from international sales. We plan to increase our international sales activities. Our international sales will be limited if we cannot establish relationships with international distributors, establish additional foreign operations, expand international sales channel management, hire additional personnel and develop relationships with international service providers. Even if we are able to successfully continue international operations, we may not be able to maintain or increase international market demand for our products. Our international operations are subject to a number of risks, including:

     - increased complexity and costs of managing international operations;

     - multiple protectionist, adverse and changing governmental laws and regulations;

     - reduced or limited protection of intellectual property rights;

     - potentially adverse tax consequences resulting from changes in tax laws;

     - longer sales cycles;

     - greater difficulty in accounts receivable collection and longer collection periods;

     - supporting multiple languages;

     - difficulty enforcing our legal rights; and

     - political and economic instability.

These factors and others could harm future sales of our products to international customers, which would negatively impact our business and operating results.

     To date, none of our international revenue and costs have been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which would subject us to risks associated with fluctuations in those foreign currencies.

TO MANAGE OUR GROWTH AND EXPANSION, WE PLAN TO RELOCATE TO NEW FACILITIES, WHICH MAY DISRUPT OUR BUSINESS.

     We plan to relocate our principal executive offices to a larger facility in the second calendar quarter of 2000. This relocation could be disruptive, time-consuming and expensive. If we experience delays or difficulties in relocating, our ability to effectively manage our operations may be compromised.

WE MAY BECOME INVOLVED IN COSTLY AND TIME-CONSUMING LITIGATION THAT MAY SUBSTANTIALLY INCREASE OUR COSTS AND HARM OUR BUSINESS.

     We may from time to time become involved in various lawsuits and legal proceedings that arise from actions taken in the ordinary course of our business. Litigation is subject to inherent uncertainties, and an adverse result in litigation matters that may arise from time-to-time may harm our business.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT ARE NOT IN THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     We anticipate that the executive officers and directors and the entities affiliated with them will, in the aggregate, beneficially own approximately
     % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, may be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations, which may not be in the interests of all stockholders. For a full presentation of the equity ownership of these stockholders, see "Principal Stockholders."

                         RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT CAN SPEND THE NET PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH OUR STOCKHOLDERS MAY NOT AGREE.

     Our management can spend the net proceeds from this offering in ways with which our stockholders may not agree. We cannot assure you that our investments and the use of the net proceeds of this offering will yield favorable returns or results. See "Use of Proceeds."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

     The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur
immediate dilution of approximately $     in the book value per share of our
common stock from the price you pay for our common stock. For additional information on this calculation, see "Dilution."

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our amended and restated certificate of incorporation or bylaws may discourage, delay or prevent a merger with, or acquisition of, us that a stockholder may consider favorable. These provisions include:

     - authorizing our board of directors to issue preferred stock without stockholder approval;

     - providing for a classified board of directors with staggered, three-year terms;

     - requiring super-majority voting to effect significant amendments to our certificate of incorporation and bylaws;

     - limiting the ability of stockholders to call special meetings; and

     - prohibiting stockholder actions by written consent.

     Certain provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline. For example, Delaware law prohibits cumulative voting in the election of directors unless specifically provided for in the certificate of incorporation.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

     - actual or anticipated fluctuations in our operating results;

     - changes in market valuations of other technology companies, particularly those that sell products used in SANs;

     - changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

     - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - losses of major OEM customers, value added resellers or distributors;

     - introduction of technologies or product enhancements that reduce the need for our Intelligent Storage Routers and external RAID controllers; and

     - additions or departures of key personnel.

     In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

     You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common stock.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

     Our current stockholders hold a substantial number of shares that they will be able to sell in the public market in the near future after the expiration of applicable lock-up agreements. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

     We expect to receive net proceeds of approximately $          from the sale
of the           shares of common stock (approximately $          if the
underwriters exercise their over-allotment option in full), at an assumed
initial public offering price of $     per share, after deducting the estimated
underwriting discount and estimated offering expenses.

     Our principal purposes for engaging in this offering are to:

     - increase our equity capital;

     - create a public market for our common stock; and

     - facilitate our future access to public equity markets.

     We expect to use the net proceeds from this offering primarily for working capital and other general corporate purposes, including expenditures for research and development and sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our current or future business and product lines. We are not currently negotiating any acquisitions, and we have no agreements with any third party for any acquisition. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock, and we do not intend to pay cash dividends on our common stock in the foreseeable future. We currently expect to retain any future earnings to fund the operation and expansion of our business. In addition, the terms of our credit agreement prohibit the payment of any dividends.

                                 CAPITALIZATION

     The following table sets forth our total capitalization as of December 31, 1999:

     - on an actual basis as of December 31, 1999;

     - on a pro forma basis to reflect the automatic conversion of all outstanding shares of preferred stock into 15,128,853 shares of common stock upon completion of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of           shares
       of common stock offered hereby at an assumed initial public offering
       price of $     per share in this offering, after deducting estimated
       underwriting discounts and commissions and estimated offering expenses to be paid by us.

     You should read the following table in conjunction with our financial statements and the notes to those statements, which are included in this prospectus.

                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                              --------   ----------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                          SHARE DATA)
Cash and cash equivalents...................................  $19,679     $19,679       $
                                                              =======     =======       =======
Long term obligations, net of current portion...............       --          --
                                                              -------     -------       -------
Stockholders' equity:
  Series A preferred stock, par value $.001 per share;
     18,600,000 shares authorized; 18,599,372 shares issued
     and outstanding; no shares issued and outstanding pro
     forma and pro forma as adjusted........................    3,102          --
  Series B preferred stock, par value $.001 per share;
     5,540,200 shares authorized, issued and outstanding; no
     shares issued and outstanding pro forma and pro forma
     as adjusted............................................    1,000          --
  Series C preferred stock, par value $.001 per share;
     5,000,000 shares authorized, issued and outstanding; no
     shares issued and outstanding pro forma and pro forma
     as adjusted............................................    2,167          --
  Common stock, $.001 par value, 52,000,000 shares
     authorized; 17,860,158 shares issued and outstanding;
     32,989,011 shares issued and outstanding pro forma;
               shares issued and outstanding pro forma as
     adjusted(1)............................................       18          33
  Additional paid-in capital................................   25,750      32,004
  Unearned stock option compensation........................     (678)       (678)
  Notes receivable for stock................................     (670)       (670)
  Accumulated deficit.......................................   (8,440)     (8,440)
                                                              -------     -------       -------
          Total stockholders' equity........................   22,249      22,249
                                                              -------     -------       -------
          Total capitalization..............................  $22,249     $22,249       $
                                                              =======     =======       =======

---------------

(1) Shares outstanding excludes the following:

      - 4,057,498 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999 with a weighted average exercise price of $0.86 per share; and

      - 658,693 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999 with a weighted average exercise price of $0.83 per share.

      - 13,381,501 shares reserved for future issuance under stock option, stock incentive and purchase plans.

                                    DILUTION

     Our pro forma net tangible book value at December 31, 1999 was $22.2 million, or $0.67 per share of common stock. Pro forma net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding as of December 31, 1999, after giving effect to the conversion of all outstanding shares of our preferred stock into 15,128,853 shares of common stock.

     Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving
effect to our sale of           shares of common stock in this offering at an
initial public offering price of $     per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value at December 31, 1999 would
have been $     million, or $     per share. This amount represents an immediate
increase in pro forma net tangible book value to our existing stockholders of
$     per share and an immediate dilution to new investors of $     per share.
The following table illustrates this per share dilution:

Initial public offering price per share.....................          $
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $0.67
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
                                                              -----
Adjusted pro forma net tangible book value per share after
  this offering.............................................
                                                                      --------
Dilution per share to new investors.........................          $
                                                                      ========

     If the underwriters exercise their over-allotment option in full, our adjusted pro forma net tangible book value at December 31, 1999 would have been
$     million, or $     per share, representing an immediate increase in pro
forma net tangible book value to our existing stockholders of $     per share
and an immediate dilution to new investors of $     per share.

     The following table summarizes, on a pro forma basis as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. These amounts assume conversion of all outstanding series of preferred stock into common stock. The information presented is based upon an assumed
initial public offering price of $     per share, before deducting estimated
underwriting discounts and commissions and estimated offering expenses.

                                           SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                       ------------------------   ------------------------     PRICE
                                         NUMBER      PERCENTAGE     AMOUNT      PERCENTAGE   PER SHARE
                                       -----------   ----------   -----------   ----------   ---------
Existing stockholders................   32,989,011         %      $29,544,580         %        $0.90
New investors........................
                                       -----------      ---       -----------      ---
          Total......................                   100%      $                100%
                                       ===========      ===       ===========      ===

     This discussion and table assume no exercise of any stock options or warrants outstanding at December 31, 1999 and no exercise of the underwriters' over-allotment option. At December 31, 1999, there were options outstanding to purchase a total of 4,057,498 shares of common stock with a weighted average exercise price of $0.86 per share. At December 31, 1999, there were warrants outstanding to purchase a total of 658,693 shares of common stock with a weighted average exercise price of $0.83 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following tables summarize our financial data. For a more detailed explanation of our financial condition and operating results, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes to those statements included in this prospectus. The balance sheet data at March 31, 1999 and the statement of operations data for the year ended March 31, 1999 have been derived from audited financial statements included in this prospectus. The balance sheet data at December 31, 1999 and the statement of operations data for the nine months ended December 31, 1998 and 1999 have been derived from unaudited financial statements included in this prospectus.

                                                               FISCAL YEAR      NINE MONTHS ENDED
                                                                  ENDED           DECEMBER 31,
                                                                MARCH 31,     ---------------------
                                                                  1999          1998        1999
                                                              -------------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................     $   237       $   143     $ 6,296
Cost of sales...............................................         107            39       2,927
Gross profit................................................         130           104       3,369
Loss from operations........................................      (3,623)       (2,021)     (4,425)
Net loss....................................................     $(3,695)      $(2,021)    $(4,710)
Net loss per share -- basic and diluted.....................     $ (1.40)      $ (2.02)    $ (0.50)
Weighted average shares.....................................       2,640           999       9,489
Pro forma net loss per share -- basic and diluted...........     $ (0.53)                  $ (0.20)
Pro forma weighted average shares...........................       6,907                    23,241

     Pro forma basic and diluted net loss per share is computed using the weighted average shares of common stock outstanding, including the pro forma effects of the automatic conversion of all outstanding series of preferred stock into common stock upon completion of this offering as if the conversion occurred on April 1, 1998, or at the date the preferred stock was actually issued, if later.

     Per share and weighted average share amounts exclude shares of common stock that may be issued upon exercise of outstanding options and warrants or that may be issued under our various stock compensation plans. For additional information regarding these shares, see note 1 to the table in "Capitalization."

     The following table is a summary of our balance sheet as of December 31, 1999. The as adjusted column reflects our receipt of the estimated net proceeds
from the sale of the        shares of common stock we are selling in this
offering at an assumed initial public offering price of $     per share, after
deducting underwriting discounts and commissions and estimated offering expenses.

                                                                          AS OF DECEMBER 31,
                                                                                 1999
                                                                          ------------------
                                                              MARCH 31,                AS
                                                                1999      ACTUAL    ADJUSTED
                                                              ---------   -------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   224    $19,679
Working capital (deficit)...................................    (1,272)    21,688
Total assets................................................       933     24,900
Total stockholders' equity (deficit)........................      (894)    22,249

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

OVERVIEW

     We are a leading provider of Intelligent Storage Routers and external RAID controllers for open systems network storage solutions. Our Intelligent Storage Routers facilitate the interconnection of SANs with existing SCSI-based servers and storage systems. Our external RAID controllers dynamically distribute data across multiple hard disk drives to increase data transfer speeds and deliver fault tolerance. Our products are designed to provide a high level of performance, availability and functionality.

     Our company was incorporated in January 1998 as Chaparral Technologies, Inc., a Delaware corporation. We initially focused our operating activities on the research and development of our Intelligent Storage Routers and on building our organization by hiring engineering, sales and administrative staff. In July 1999, we changed our name to Chaparral Network Storage, Inc. to more accurately reflect our emphasis on providing network storage products.

     In November 1998, we entered into a technology license agreement with Adaptec for their external Fibre Channel RAID controllers in exchange for a 19.9% equity interest in our company. As part of this technology license, we use Adaptec's hardware platform in our Intelligent Storage Routers and external RAID controllers. We began shipping our first external RAID controller products, the G Series, in November 1998. In March 1999, we completed the design of our next generation external RAID controllers, which served as the basis for developing our Intelligent Storage Routers. We began shipping our Intelligent Storage Routers in April 1999. In November 1999, we announced the next generation of both the external RAID controllers and Intelligent Storage Routers. Through December 31, 1999, we sold approximately 4,500 units of our Intelligent Storage Routers and external RAID controllers.

     Since our inception, we have incurred significant losses, and as of December 31, 1999, we had an accumulated deficit of approximately $8.4 million. For the nine months ended December 31, 1999, our loss from operations was approximately $4.4 million. We have not achieved profitability on a quarterly or annual basis and expect to incur significant losses for the foreseeable future.

     For the nine months ended December 31, 1999, approximately 74% of our revenue was from the sale of our external RAID controllers and the remaining 26% of revenue was from the sale of our Intelligent Storage Routers. As we continue to develop and ship Intelligent Storage Routers, we expect they will constitute an increasing percentage of our revenue, which in turn may result in a higher gross margin. Our Intelligent Storage Routers may not gain wide market acceptance.

     We sell our products to OEMs, distributors, resellers and systems integrators. Our OEM customers include Eurologic, MicroNet, nStor, Qualstar, Quantum/ATL, Trimm and Xyratex. During the nine months ended December 31, 1999, our three largest OEM customers, nStor, Quantum/ATL and Eurologic, accounted for 24.3%, 21.6% and 10.9% of our revenue, respectively. Although we anticipate the majority of our revenue will come from new and existing OEM customers, a key element of our growth strategy is to expand and diversify our distribution channels. To this end, we have established relationships with industrial distributors, including Arrow, Bell Microproducts and CONSAN, which resell our products to value added resellers (VARs) and systems integrators. During the nine months ended December 31, 1999, sales to CONSAN represented approximately 16% of our revenue. No other distribution channel customer accounted for more than 10% of our revenue in this period.

     We are seeking to diversify our customer base and expand our sales channel. However, we expect a significant portion of our revenue in the short term will be derived from a relatively small number of

OEMs and distribution channel partners. We may not be successful in diversifying our customer base, and the loss of one of our significant customers could reduce our total revenue. We do not have long term contracts with any of our customers.

     We generally recognize product revenue at the time of shipment. Estimated product returns are accrued in the period of sale. We recognize a warranty reserve based on a combination of historical experience and specifically identified potential warranty liabilities, if any. We warrant our products for up to three years, and we have had no significant warranty issues to date.

     We outsource our manufacturing, which allows us to focus on designing, developing and marketing our products. We believe the use of a high quality contract manufacturer, which has multiple manufacturing locations, allows us to deploy our resources and capital more efficiently. A significant portion of our cost of sales consists of payments for contract manufacturing. A less significant amount is spent on components, which we consign to our manufacturers, and for royalties on licensed technology. Our contract manufacturers build our products using quality assurance programs and standards that we establish and monitor. Manufacturing engineering as well as documentation control are conducted at our facility in Longmont, Colorado.

RESULTS OF OPERATIONS

     Because of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons are not meaningful and should not be relied upon as an indication of future performance. The following table presents our operating results for our fiscal year ended March 31, 1999, and the nine-month periods ended December 31, 1998 and December 31, 1999.

                                                            FISCAL YEAR        NINE MONTHS ENDED
                                                               ENDED             DECEMBER 31,
                                                             MARCH 31,    ---------------------------
                                                               1999           1998           1999
                                                            -----------   ------------   ------------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue...................................................    $   237       $   143        $ 6,296
Cost of sales.............................................        107            39          2,927
                                                              -------       -------        -------
  Gross profit............................................        130           104          3,369
                                                              -------       -------        -------
Operating expenses:
  Research and development................................      1,415           708          2,503
  Sales and marketing.....................................        387           196          1,462
  General and administrative..............................      1,951         1,221          2,209
  Stock option compensation...............................         --            --          1,620
                                                              -------       -------        -------
  Total operating expenses................................      3,753         2,125          7,794
                                                              -------       -------        -------
Loss from operations......................................     (3,623)       (2,021)        (4,425)
Interest expense, net.....................................         72            --            285
                                                              -------       -------        -------
  Net loss................................................    $(3,695)      $(2,021)       $(4,710)
                                                              =======       =======        =======

  NINE MONTHS ENDED DECEMBER 31, 1999 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1998

     Revenue

     Revenue was $6.3 million for the nine months ended December 31, 1999, compared to $143,000 for the comparable period in 1998. We commenced product sales in the quarter ended December 31, 1998. For the nine months ended December 31, 1999, sales of our Intelligent Storage Routers constituted $1.6 million, or 26% of our revenue, while for the comparable period in 1998, sales of our external RAID controllers constituted all of our revenue. For the nine months ended December 31, 1999, 26 customers accounted for all of our revenue, compared to three customers in the comparable period in 1998.

     Gross Profit

     Cost of sales includes the cost of our contract manufacturing, materials costs, warranty costs, manufacturing overhead, royalties and a reserve for inventory obsolescence.

     Gross profit increased to $3.4 million for the nine months ended December 31, 1999, from $104,000 for the comparable period in 1998. Gross profit as a percentage of revenue was 54% for the nine months ended December 31, 1999. Due to the small amount of revenue for the nine months ended December 31, 1998, we do not believe that a period-to-period comparison of gross profit is meaningful.

     Research and Development

     Research and development expense consists primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, non-recurring engineering charges and prototype costs related to the design, development, testing and enhancement of our products and software and systems development. We expense our research and development costs as they are incurred.

     Research and development expense was $2.5 million for the nine months ended December 31, 1999, an increase of $1.8 million over the comparable period in 1998. This increase was due primarily to costs associated with the addition of research and development personnel and increased prototype expenses, which included equipment, supplies and outside consultants. Research and development personnel increased to 31 at December 31, 1999, from 19 at December 31, 1998. We believe that strategic product development and other research and development initiatives are required to remain competitive. As a result, we expect our research and development expense to increase in absolute dollars in the future.

     Sales and Marketing

     Sales and marketing expense consists primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer engineering support functions, as well as costs associated with promotional and other marketing expenses.

     Sales and marketing expense was $1.5 million for the nine months ended December 31, 1999, an increase of $1.3 million over the comparable period in 1998. The increase was primarily due to the costs associated with the addition of sales and marketing personnel as well as trade show and advertising expenses. Sales and marketing personnel increased to 14 at December 31, 1999, from three at December 31, 1998. We expect sales and marketing expense will increase substantially in absolute dollars over the next year, as we hire additional sales and marketing personnel, expand our customer service and support organization, initiate additional marketing programs and establish sales offices in new domestic and international locations.

     General and Administrative

     General and administrative expense consists primarily of salaries and related expenses for executive, finance and accounting, facilities and human resources personnel, recruiting expenses, professional fees, reserves for doubtful accounts and other corporate expenses.

     General and administrative expense increased by $1.0 million to $2.2 million for the nine months ended December 31, 1999, from $1.2 million for the comparable period in 1998. This increase was due primarily to costs associated with the addition of general and administrative personnel, increased professional and consulting activities and a provision for doubtful accounts. General and administrative personnel increased to ten at December 31, 1999, from six at December 31, 1998. We expect general and administrative expense to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

     Stock Option Compensation

     We recognized stock option compensation expense of $1.6 million in the nine months ended December 31, 1999. Of this amount, $818,035, $58,279 and $743,791 relate to research and development, sales and marketing and general and administrative expenses, respectively. Unearned stock option compensation expense of $0.7 million will be recognized over the vesting periods of the associated stock options.

     Interest Expense, Net

     We had net interest expense of $284,000 for the nine months ended December 31, 1999, as a result of interest paid for financing fees and for debt outstanding during the period which was repaid as of December 31, 1999. We had no interest expense for the nine months ended December 31, 1998.

     Provision for Income Taxes

     There is no provision for income taxes, as we have incurred losses for all periods to date. As of March 31, 1999, we had approximately $3.6 million of U.S. federal and state net operating loss carryforwards available to offset future taxable income. Net operating loss carryforwards will expire in 2019 to the extent that they are not utilized. We believe the carryforwards may also be limited by Internal Revenue Code provisions.

  FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO THE PERIOD FROM INCEPTION TO MARCH 31, 1998

     We had no revenue during the first three months of operations and incurred only $35,000 of general and administrative expense during this period. For this reason, it is not meaningful to compare results between the fiscal year ended March 31, 1999, and the period from inception to March 31, 1998.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents historical unaudited quarterly information for our most recent five quarters. All quarters have been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments consisting only of normal recurring adjustments have been included to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and the related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                                  QUARTER ENDED
                                            ----------------------------------------------------------
                                            DEC. 31,    MAR. 31,     JUNE 30,    SEPT. 30,    DEC. 31,
                                              1998        1999         1999        1999         1999
                                            --------    ---------    --------    ---------    --------
                                                (IN THOUSANDS, EXCEPT AS A PERCENTAGE OF REVENUE)
STATEMENT OF OPERATIONS DATA:
Revenue...................................  $   142     $      94    $   960      $3,103      $ 2,233
Cost of sales.............................       39            68        527       1,408          992
                                            -------     ---------    -------      ------      -------
Gross profit..............................      103            26        433       1,695        1,241
                                            -------     ---------    -------      ------      -------
Operating expenses:
  Research and development................      496           708        650         797        1,056
  Sales and marketing.....................      116           190        305         403          754
  General and administrative..............      630           730        599         876          734
  Stock option compensation...............       --            --         --          --        1,620
                                            -------     ---------    -------      ------      -------
Total operating expenses..................    1,242         1,628      1,554       2,076        4,164
                                            -------     ---------    -------      ------      -------
Loss from operations......................   (1,139)       (1,602)    (1,121)       (381)      (2,923)
Interest expense, net.....................       --            72         15          63          206
                                            -------     ---------    -------      ------      -------
Net loss..................................  $(1,139)    $  (1,674)   $(1,136)     $ (444)     $(3,129)
                                            =======     =========    =======      ======      =======
AS A PERCENTAGE OF REVENUE:
Revenue...................................    100.0%        100.0%     100.0%      100.0%       100.0%
Cost of sales.............................     27.5          72.3       54.9        45.4         44.4
                                            -------     ---------    -------      ------      -------
Gross profit..............................     72.5          27.7       45.1        54.6         55.6
                                            -------     ---------    -------      ------      -------
Operating expenses:
  Research and development................    349.3         753.2       67.7        25.7         47.3
  Sales and marketing.....................     81.7         202.1       31.8        13.0         33.8
  General and administrative..............    443.7         776.6       62.4        28.2         32.9
  Stock option compensation...............       --            --         --          --         72.6
                                            -------     ---------    -------      ------      -------
Total operating expenses..................    874.7       1,731.9      161.9        66.9        186.6
                                            -------     ---------    -------      ------      -------
Loss from operations......................   (802.2)     (1,704.2)    (116.8)      (12.3)      (131.0)
Interest expense, net.....................       --          76.7        1.6         2.0          9.2
                                            -------     ---------    -------      ------      -------
Net loss..................................   (802.2)%    (1,780.9)%   (118.4)%     (14.3)%     (140.2)%
                                            =======     =========    =======      ======      =======

     Revenue decreased between the third and fourth calendar quarters of 1999 by $870,000. Revenue decreased primarily because our customer nStor returned approximately $400,000 of our external RAID controllers following an order cancellation by one of its customers. Although we had shipped this product to nStor in the quarter ended December 31, 1999, pursuant to a noncancellable purchase order, we chose not to recognize this revenue. We have not waived any claims arising from nStor's cancellation of this order. Also, due to this cancellation, we did not ship additional product pursuant to other nStor noncancellable purchase orders for approximately $547,000. For the quarter ended September 30, 1999, nStor accounted for $1.2 million of our revenue. Primarily as a result of the cancellation of this order and our decision not to ship additional products to nStor, our revenue for the quarter ended December 31, 1999 decreased approximately 28% from the previous quarter. We are not currently shipping to nStor, have received no new purchase orders from nStor and may not ship to them in the future.

     Since the introduction of our Intelligent Storage Routers in April 1999, our gross profit as a percentage of revenue has increased as a result of the higher margins earned by these products.

     We had net interest expense for the fourth calendar quarter of 1999 as a result of interest paid for financings fees and for debt outstanding during the period which was repaid as of December 31, 1999.

     Our revenue, gross profit and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, including those specifically discussed in the section captioned "Risk Factors." The primary factors that may cause our quarterly revenue and operating results to fluctuate include the following:

     - fluctuations in demand for our Intelligent Storage Routers and external RAID controllers;

     - the size, timing, terms and fluctuations of customer orders and product implementations;

     - the rate of adoption of SANs as an alternative to existing server-attached storage architectures;

     - the mix of our Intelligent Storage Routers and external RAID controllers sold;

     - the mix of distribution channels through which our products are sold;

     - new product introductions by us or our competitors;

     - deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us, our OEMs, our competitors or from other providers of SAN products;

     - changes in our pricing policies or the pricing policies of our competitors;

     - our ability to develop, introduce, ship and support new products and product enhancements that meet customer requirements in a timely manner;

     - prototype expenses;

     - our ability to obtain sufficient supplies of components, including sole or limited source components;

     - increases in the prices of the components we purchase;

     - our ability to attain and maintain production volumes and quality levels;

     - the ability of our contract manufacturers to produce and distribute our products in a timely fashion;

     - the software enhancements embedded in our hardware platforms;

     - the additional software options incorporated in our products; and

     - general economic conditions as well as those specific to the SAN and related industries.

     Our operating expense is largely based on anticipated revenue trends. A high percentage of our expenses are and will continue to be fixed in the short term. As a result, a delay in generating or recognizing revenue for these reasons could cause significant variations in our operating results from quarter to quarter.

     We expect to experience seasonality in our operating results. Our results of operations may be adversely affected in the third calendar quarter due to a slowdown of sales in Europe and other foreign areas in the summer months. We also expect that, generally in the first calendar quarter, our results may be adversely affected due to our customers' budgeting cycles.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through the sale of common and preferred stock, generating aggregate proceeds of $29.0 million, net of issuance costs. For the nine months ended December 31, 1999, cash flows from financing activities were $24.6 million. In the past, we also have financed a portion of our operations through loans from a bank and from individuals. We currently have no debt outstanding.

     We used $4.9 million in cash for operations during the nine months ended December 31, 1999, an increase of $3.2 million over the comparable period in 1998. This increase was primarily due to increases in our net loss, increases in trade receivables and inventory, partially offset by increases in accounts payable and accrued liabilities.

     For the nine months ended December 31, 1999, cash flows from investing activities consisted of $336,000 for capital expenditures. Cash flows from investing activities for the comparable period in 1998 totaled $395,000, including the non-cash acquisition of equipment from Adaptec.

     In July 1999, we obtained a $3.0 million line of credit from a bank, secured by our accounts receivable and other collateral, at a variable rate equal to the bank's prime rate plus 1.5% per annum. During the nine months ended December 31, 1999, the maximum outstanding balance on this line was $750,000. As of December 31, 1999, there was no outstanding balance. This line of credit was terminated and replaced in January 2000.

     In January 2000, we entered into a loan agreement with Norwest Bank Colorado N.A.-Boulder. Under the loan agreement, we can borrow and reborrow up to the lesser of $3.0 million or an amount equal to 90% of our U.S. issued debt instruments plus 80% of our investment grade commercial paper, with a maturity of one year or less and held in a Norwest account and pledged to Norwest. Borrowings bear interest at Norwest's prime rate. Interest is payable monthly in arrears on the last day of the month, and borrowings must be repaid on or before August 31, 2000. Under the loan agreement, we have agreed to provide Norwest with certain financial information about our business, to maintain at least $4.0 million in cash plus investment grade marketable securities, to maintain a minimum net worth and minimum ratio of debt to net worth as set forth in the agreement and to use Norwest as our principal depository for demand and savings business accounts. We also have agreed not to pay dividends on our stock, create liens on our properties or borrow under other credit arrangements. We have not borrowed under this loan agreement.

     At December 31, 1999, cash and cash equivalents totaled $19.7 million. Our capital requirements depend on numerous factors, including:

     - market acceptance of our products;

     - the resources we devote to developing, marketing, selling and supporting our products;

     - the timing and extent of establishing international operations; and

     - the timing and build-out of our new facility and related interoperability testing lab.

     We expect to devote substantial capital resources to continue our research and development efforts, to hire and expand our sales, support, marketing and product development organizations, to expand marketing programs, to establish additional facilities and for other general corporate activities. We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to fund our operations through at least the next 12 months. However, there can be no assurance that we will not require additional financing within this time period or that such additional funding, if needed, will be available on terms acceptable to us or at all.

                                    BUSINESS

OVERVIEW

     We are a leading provider of high performance products that facilitate the movement of data between networked storage devices. We are focused primarily on developing products for use in the emerging market for SANs. Our Intelligent Storage Routers facilitate the interconnection of SANs with existing SCSI-based servers and storage systems. Our external RAID controllers dynamically distribute data across multiple hard disk drives to increase data transfer speeds and deliver fault tolerance. Our products are designed to provide a high level of performance, availability and functionality. When used in conjunction with a SAN, our products enable organizations to take advantage of a wide range of SAN applications, such as LAN-free backup. Our Intelligent Storage Routers and external RAID controllers incorporate a common, high-performance hardware platform and foundation software layer, which enables us to quickly and cost-effectively introduce new products into the market. We sell our products through OEMs, including Eurologics, MicroNet, Qualstar and Quantum/ATL, as well as through distribution partners, including Arrow, Bell Microproducts and CONSAN.

INDUSTRY BACKGROUND

  GROWTH AND CHANGING NATURE OF ENTERPRISE DATA

     In the last decade, there has been a dramatic increase in the volume of data created, processed and accessed throughout the business enterprise. According to International Data Corporation (IDC), an independent industry research company, shipments of multi-user disk storage capacity grew from approximately 10,000 terabytes in 1994 to approximately 184,641 terabytes in 1999 and is forecasted to reach approximately 1.9 million terabytes in 2003. The near annual doubling of growth in the volume of enterprise data storage needs has been fueled by a number of factors, including:

     - the increase of Internet and e-commerce based businesses;

     - the rapid growth of Web hosting, digital video and other multimedia applications;

     - the rise of network computing;

     - the need for redundant repositories of data; and

     - advances in storage technology and the resulting decline in the cost of storage.

     In addition, organizations have recognized the increasing importance and value of enterprise data as mission-critical and as a strategic and competitive asset to their employees, customers and suppliers. These organizations are demanding rapid and reliable access to this data 24 hours a day, seven days a week. The increased use of open-systems computing environments, which link multiple applications, files and databases to networked computers, makes this task increasingly difficult. The continued deployment of mission-critical, client-server applications, coupled with the growth of enterprise data, has placed significant strain on current storage architectures.

LIMITATIONS OF EXISTING STORAGE INFRASTRUCTURE

     The growth of enterprise data has resulted in a corresponding challenge to backup, share and manage this data. This growth has traditionally been addressed by connecting individual high-performance computers, known as servers, to dedicated storage devices. Typically, storage devices are connected through SCSI technology to only one server and not to any of the other servers used by an enterprise which results in a "captive" storage architecture.

     The captive storage architecture can be depicted as follows:

    [Graphic depicting the captive storage architecture, including the SCSI connections between storage devices and servers and the connections between servers and network end-users through a Local Area Network.]

     Traditional captive storage architectures have several significant limitations, including:

  PERFORMANCE CONSTRAINTS

     Data storage, retrieval and backup using the traditional captive storage architecture results in a significant strain on servers and local area networks, or LANs. Storage-to-server data transmission speeds increased by approximately ten times in the 1990s when local and wide-area network transmission speeds increased by more than 100 times. In captive storage architectures, client data is transferred across the LAN to servers and their dedicated storage devices, causing an I/O bottleneck. Because LANs were not designed to efficiently transfer data in large blocks, data backup has been a major contributor to performance constraints.

  LIMITED AVAILABILITY AND ACCESSIBILITY OF DATA

     In traditional server-attached architectures, the loss of a server causes data on its connected storage devices to become inaccessible. In addition, the critical data backup function in the traditional server-attached storage architecture is a lengthy process and often requires the network to be powered down. Because many networks need to be accessible 24 hours a day, seven days a week, the time available to accomplish data backup has been reduced considerably or eliminated entirely, while the amount of data requiring backup has increased dramatically.

  LIMITED FAULT AND DISASTER TOLERANCE

     Because SCSI-connected devices are limited to a maximum of 25 meters of transmission distance, redundant storage devices in remote locations are generally not practical or cost effective. As a result, sustained data availability in a captive storage architecture following a system failure or disaster is difficult to achieve.

  SCALABILITY CONSTRAINTS

     The SCSI protocol can only support a maximum of 15 individual storage devices on a single bus or channel, which is the dedicated circuit that carries information to and from data storage devices. Because servers have limited space for additional SCSI adapter cards, businesses that wish to add storage capacity generally must add additional servers, increasing the total cost of storing data. Additionally, the distance limitation of the SCSI protocol constrains the amount of storage that can be attached to a single server.

  LACK OF MANAGEABILITY

     The traditional server-attached storage architecture has made it difficult to network storage devices and realize the benefits of managing a centralized data repository. As a result, isolated islands of information are stored throughout the enterprise, each of which must be administered and managed locally.

DEVELOPMENT OF STORAGE AREA NETWORKS BASED ON FIBRE CHANNEL TECHNOLOGY

     In recent years, demand has increased for a faster, more efficient and manageable interconnection of servers, storage devices and LANs. SANs are rapidly gaining acceptance as a means of addressing this demand through the support of a transmission protocol known as Fibre Channel. Fibre Channel is an open standard technology designed specifically for high performance, I/O intensive applications, with the ability to attach storage in shared network environments. Fibre Channel is capable of supporting up to 15.5 million devices and transferring data across distances of ten kilometers at speeds of up to 200 megabytes per second. Similar to LANs and wide area networks, or WANs, the SAN applies the networked approach to computer storage and servers, enabling businesses to create a pool of shared data storage devices that can be accessed by multiple servers and network users.

     The following graphic depicts a basic SAN architecture.

  [Graphic depicting a basic SAN arcitecture, including the major SAN network elements, such as Switches, Routers and Hubs, the Servers, and the various types of storage devices, such as disk arrays and tape systems.]

     SANs offer the following benefits:

     - improved performance by decreasing storage traffic on the LAN and increasing the speed of a dedicated network for storage;

     - higher accessibility and availability of data through any-to-any connectivity, which creates redundancies and improves fault-tolerance;

     - greater scalability by significantly increasing the distance between and number of devices that can be connected;

     - ease of management facilitated by the networked architecture and centralization of storage; and

     - lower cost of ownership from improved efficiencies, reduced management requirements and shared storage resources.

     While in its early stages of development, the open systems SAN market is expected to grow rapidly. According to the Gartner Group, an independent industry research company, more than 70% of shared storage in network environments is projected to be reorganized into SANs by the year 2002. IDC has estimated that worldwide SAN storage systems revenues will grow from less than $3.8 billion in 1999 to over $11.5 billion in 2002, representing a compound annual growth rate of 45%.

OPEN SYSTEMS SAN EVOLUTION

     To date, SANs have been deployed in an evolutionary fashion. Initial SAN implementations of Fibre Channel devices focused simply on connectivity and interoperability of devices, including hubs, switches and host bus adapters. Because most organizations had made significant investments in SCSI storage devices and servers, companies were unwilling to move to SANs unless they were able to connect to these devices. Products such as storage routers were introduced to provide this connectivity between SCSI storage devices and Fibre Channel SANs. Additionally, because Fibre Channel storage devices are network-attached in SANs, vendors needed to ensure interoperability among these devices. As a result, vendors originally focused on providing connectivity between SCSI and Fibre Channel protocols and ensuring interoperability.

     While SANs are being successfully implemented and connectivity and interoperability issues are being addressed, many of the benefits offered by the SAN, including enhanced data transfer rates, improved reliability and accessibility and more robust features, have yet to be fully realized. Because data will now be shared by and accessible to multiple servers and networked users, enterprises will require not only high performance but also high availability of mission-critical data. For widespread adoption of SANs to occur, these requirements must be addressed.

THE CHAPARRAL SOLUTION

     We have developed Fibre Channel-based SAN solutions that provide both high performance and high availability. We are the only independent provider of both storage routers and external RAID controllers. Our Fibre Channel-to-SCSI routers and external RAID controllers enable organizations to realize the full benefits of Fibre Channel SANs, such as increased bandwidth performance, improved scalability and centralized storage management efficiencies, while preserving their investments in new and existing SCSI storage devices. This is a key requirement because organizations have already made, and are expected to continue to make, significant investments in SCSI-based servers and storage systems. IDC estimates that SCSI is currently the most popular interconnect for high-performance disk drives, representing more than 90% of units in 1999, and will still represent approximately two-thirds of units in 2002.

     Key benefits of our solutions include the following:

  INCREASED PERFORMANCE

     We believe our products provide industry-leading performance and functionality to facilitate the interconnection of SANs and SCSI-based storage devices. Both our Intelligent Storage Routers and external RAID controllers are designed using our architecture, which includes embedded software and a high speed ASIC. This ASIC has a dual internal data path that is completely independent of the computer processor. This ASIC also enables our products to move data at high speeds and with minimal interruption between the Fibre Channel connections to the servers and the SCSI connections to the storage devices. As a result, we are able to deliver market-leading I/O performance.

  HIGH AVAILABILITY AND RELIABILITY

     We believe that our products provide the highest level of availability and reliability. Our external RAID controllers dynamically distribute data across multiple hard disk drives with a special error correction and detection algorithm designed to ensure the immediate availability of data, even in the event of a partial or complete disk drive failure. Our external RAID controllers also utilize sophisticated algorithms to recreate lost data in any one disk drive. In addition, our external RAID controllers provide an active-active failover capability. This feature enables two external RAID controllers to be actively working in tandem because they are connected to the disk drives as well as to each other. In the event one of these external RAID controllers fails, the other external RAID controller takes over the entire workload, maintaining accessibility to the stored data. Because two active external RAID controllers share the workload of distributing and accessing data on the disk drives, throughput is effectively doubled. This active-active failover capability permits higher availability of data and protects the enterprise against both disk drive and controller failure and the resulting inaccessibility and potential loss of mission-critical data.

     We have leveraged our external RAID controller expertise to develop what we believe will be the industry's first and only active-active failover functionality for storage routers. We are currently in Beta evaluation with OEM customers for storage routers with this functionality. We believe this functionality will be a key differentiator and a mandatory requirement for the effective implementation and widespread deployment of SANs for mission-critical applications. In addition, our Intelligent Storage Routers incorporate our real-time operating system. This operating system has been designed to provide both high performance and high availability, which we believe will be required for the next wave of SAN implementations.

     We have incorporated diagnostics and monitoring software into both our Intelligent Storage Routers and our external RAID controllers to provide early warning and failure notification, as well as the ability to remotely monitor and manage these controllers.

  IMPROVED SAN PERFORMANCE WITH NEW APPLICATIONS

     Because we have designed our products using a highly flexible and modular embedded software architecture, we can quickly and cost-effectively implement new software agents that enable SAN applications such as server-free backup. Server-free backup enables automated data movement between storage systems directly across the SAN, allowing data backup to be performed while using a very small percentage of the server's internal data processing capacity. As a result, organizations no longer need to identify lengthy time periods, or "backup windows," for disconnecting servers from the network in order to perform backup.

     We were the first company to successfully publicly demonstrate server-free backup. Our Intelligent Storage Routers enable server-free backup in connection with software anticipated to be released by Legato and other companies in the near future. Although our competitors have recently developed this capability, we believe the higher speeds with which our products operate will provide us with a competitive advantage in the market for server-free backup.

  DIFFERENTIATION AND MANAGEABILITY

     We have developed a robust, well-defined user interface, which we call CAPI, to enable our customers to incorporate their proprietary functionality into our products for differentiation in the market. In addition, our customers can design their own GUI to manage our equipment in conjunction with their solutions.

     We also work closely with leading independent software vendors, such as Legato Systems, Inc., Veritas Software Corporation and Computer Associates International, Inc., to help ensure that our Intelligent Storage Routers can be managed through their network management software applications. Our Intelligent Storage Routers are also designed with features that enable organizations to conduct systems diagnostics and management, as well as real-time application monitoring, from remote locations.

STRATEGY

  LEVERAGE COMMON HARDWARE AND SOFTWARE ARCHITECTURE

     Our Intelligent Storage Routers and external RAID controllers share a common hardware and embedded software architecture. We intend to continue to use this common architecture to quickly and cost-effectively introduce next-generation products into the market. We utilize a modular hardware architecture that includes a separate snap-on card, called a daughter card, for the Fibre Channel interface.

We believe this daughter card will allow us to introduce higher performance, next-generation products without changing the basic architecture of our hardware platforms. For example, when two gigabit Fibre Channel integrated circuits become commercially available, we believe we will be able to quickly introduce new products with the improved transfer rates that these chips provide without redesigning the entire hardware platform. We expect our daughter card architecture will give us a time-to-market competitive advantage, reduce our development costs and allow us to leverage our interoperability with existing products.

     We plan to leverage our common embedded software architecture to introduce the server-free backup capability into our external RAID controllers for fast disk-to-disk copy capability. We also intend to leverage our modular embedded software architecture to facilitate the development of future SAN applications, such as data replication, non-stop unattended backup and continuous remote mirroring.

  ACTIVELY PURSUE NEW STRATEGIC ALLIANCES TO ENABLE NEW APPLICATIONS

     We plan to partner with leading independent software vendors to integrate value-added functionality into our products to meet the evolving needs of our customers. By incorporating embedded software agents into our products, we expect to rapidly expand the capabilities we are able to offer and, in doing so, increase the market for our solutions. For example, we were the first to have the capability to incorporate an Extended Copy embedded software agent into our Intelligent Storage Routers. By incorporating this software agent, we were able to extend the functionality of our Intelligent Storage Routers to enable server-free backup. We publicly demonstrated server-free backup with Legato and Quantum/ATL at the Networld/Interop trade show in May 1999 and expect to ship products with this function in connection with software anticipated to be released by Legato and other companies in the near future.

     As the SAN market evolves, we intend to work with leading independent software vendors to jointly define embedded software agents that integrate management functionality into our products. By establishing strategic relationships with independent software vendors, we believe we will be able to significantly increase the value of our product offerings and ensure a product migration path in line with the needs of our customers.

  DRIVE EMERGING I/O MARKET OPPORTUNITIES

     We plan to leverage our significant technological expertise in storage routing to drive emerging I/O market opportunities. As part of these efforts, we are currently working on the development of an Intelligent Storage Router that would extend the capabilities of the SAN over the WAN. While Fibre Channel SANs can currently transfer data over distances of up to ten kilometers, we can provide access to storage devices over virtually unlimited distances by bridging Fibre Channel with WAN protocols, such as asynchronous transfer mode, or ATM. We also are focusing our development efforts on a number of other emerging I/O technologies including Peripheral Control Interface-X (PCI-X), Transfer Control Protocol/ Internet Protocol (TCP/IP) and gigabit Ethernet, as well as future I/O technologies, such as the InfiniBand protocol. We will continue to contribute to the development of these and other I/O interfaces as these technologies gain market acceptance. We believe that this participation will help us to define improved ways of building intelligent I/O interconnections, influence relevant standards, quickly implement and deliver products to OEMs and other customers.

  EXPAND RELATIONSHIPS WITH OEMS

     We intend to continue to focus on developing relationships with OEMs. We believe that working with OEMs enables us to effectively distribute our products, anticipate the needs of the market, introduce new products to meet those needs and target new markets. We intend to continue to offer high-value, easily integrated products that can be quickly brought to market. We believe that these products will help us expand our OEM customer base. For example, the small size of our controller board is attractive to OEMs because they can easily integrate it internally into their tape libraries and subsystem products. Additionally, we plan to enhance our CAPI functionality to incorporate new SAN applications that will be attractive to OEMs.

     As new disk and tape technologies with significantly higher transfer rates emerge, we intend to leverage the high performance features of our Intelligent Storage Routers and external RAID controllers to take advantage of each new OEM qualification and sourcing cycle. We believe our technology will enable us to continue to capture OEMs that require high performance and high availability in their storage solutions.

  EXPAND DISTRIBUTION CHANNELS

     While sales to our OEM customers have accounted for the majority of our revenue, we believe that our success depends in part on the successful creation of an open systems market channel through both subsystem vendors and distributors. We have established relationships with several distributors, including Arrow, Bell Microproducts and CONSAN in the United States, and CPI, Hammer Distributing, Infodip and United Digital in Europe. We intend to enter into additional agreements, both domestically and internationally, to increase our geographic coverage and address new markets. We also intend to develop relationships with key SAN systems integrators. We expect that sales through these distribution channels will constitute an increasing portion of our total sales in the future.

  WORK CLOSELY WITH STRATEGIC PARTNERS AND INDUSTRY ALLIANCES TO FACILITATE WIDESPREAD ADOPTION OF SANS

     We intend to continue working closely with leaders in the storage, networking and computing industries to develop new and enhanced SAN products. We believe that establishing strategic relationships with technology partners is essential in facilitating the efficient and reliable integration of their capabilities into our SAN solutions. We are developing strategic relationships and industry alliances with leading technology companies, including the following:

Adaptec
  (Supplier of integrated circuits)
Ancor
  (Fibre Channel switches)
Brocade
  (Fibre Channel switches)
CI Designs
  (Supplier of power and packaging)
Emulex
  (Fibre Channel hubs)
Gadzoox Networks
  (Fibre Channel hubs and switches)
Highground
  (Storage management applications)
IBM Corporation
  (Storage device interface technologies)
JMR
  (Supplier of power and packaging)
JNI
 (Supplier of Fibre Channel integrated circuits)
Kingston Technology
  (Supplier of power and packaging)
Legato
  (Data backup applications)
McData
  (Fibre Channel switches)
Qualstar
 (Supplier of Advantage Intelligent Tape technologies)
Quantum/ATL
 (Supplier of Digital Linear Tape technologies)
Seagate
  (Storage device interface technologies)
Trimm
  (Supplier of power and packaging)
Veritas
 (Storage management and data backup applications)
Vixel
  (Fibre Channel hubs and switches)

     We are also active in industry associations and standards-setting organizations including the Storage Networking Industry Association, the Fibre Channel Industry Association, the Fibre Alliance and the RAID Advisory Board. By promoting the role and capabilities of SANs through work with industry-standard organizations, partners and OEMs, we believe we can facilitate adoption of SANs and create a broader and more robust market for our products.

PRODUCTS

     We currently offer two product lines: Intelligent Storage Routers and external RAID controllers. Our products are designed to provide high-performance data storage and Fibre Channel SAN solutions in an open systems computing environment. These products share a common hardware and embedded software architecture. Our embedded software agents are also offered separately as optional features for each of our products.

  INTELLIGENT STORAGE ROUTERS

     Our Intelligent Storage Routers enable seamless bi-directional connectivity between SCSI devices and Fibre Channel networks, allowing companies to take advantage of the benefits of Fibre Channel technology while protecting their investment in new and legacy SCSI storage devices. Our Intelligent Storage Routers utilize our external RAID controller platform but are configured with different embedded software for SCSI peripherals including tape drives, automated robotic tape libraries and optical storage devices. Our Intelligent Storage Routers meet the performance and availability requirements of both departmental and enterprise server needs as well as advanced applications for SANs. Our Intelligent Storage Routers also have the ability to offer high-speed backup over Fibre Channel in connection with software anticipated to be released by Legato and other companies in the near future. Server-free backup allows users to perform backup operations directly from disk to tape without first copying data to the host computer. Server-free backup accelerates the backup operation as well as off-loading the operations from the LAN and host computer.

     F Series. Our F Series of Intelligent Storage Routers is an integral component of our SAN solutions and are critical to enabling organizations to attain the benefits of these solutions within their existing computer network infrastructures. We believe these products offer the highest performance available in the market today. These products are available as an individual board or in an enclosed 1.7-inch high rack. All of these products also offer the optional Celestra Extended Copy embedded software agent to provide server-free backup. In November 1999, we announced our third generation products (FS2420x). These products incorporate a dual-loop Fibre Channel interface as well as the industry's first Ultra 3 SCSI with 160 megabyte per second performance per channel, providing both higher availability and higher performance.

                          INTELLIGENT STORAGE ROUTERS

PRODUCT    FIRST
 NAME    SHIPMENT           PRODUCT DESCRIPTION                    PRODUCT BENEFITS
-------  ---------          -------------------                    ----------------
FS1310x  B: 3/99     - One Fibre Channel port and three   - First router for new LVD tape
         C: 7/99       80 MB/sec LVD SCSI device ports    drives such as AIT2, DIT8000 and
         R: 12/99+                                          Mammoth 2
                     - 90 MB/sec overall throughput       - Offers over twice the throughput
                                                          of competitive routers
                     - Serial port and CAPI               - Facilitate easy integration with
                                                            existing storage management
                                                            software
                     - Optional Extended Copy embedded    - High-performance server-free
                       software agent                       backup
                     - B: 5inches X 7inches size board    - Smaller size facilitates
                                                          mounting inside tape libraries and
                                                            storage subsystems
                     - C: 5.25inches CD-ROM size          - SCSI cable-ready canister
                     canister                             product
                     - R: 1.7inches X 17inches X          - 1U form factor and GBIC
                     9.5inches Rack mount enclosure (1U   interface allow for easy mounting
                       form factor) with GBIC Fibre         into existing communications
                       Channel connection                   racks and tape libraries

FS2420x  B: 6/00*    - Two Fibre Channel ports (dual      - Dual loop Fibre Channel and
         R: 6/00*      loop) and four ULTRA 3 SCSI 160    first ULTRA 3 160 SCSI router
                       MB/sec
                     - 180 MB/sec overall throughput      - Offers over twice the throughput
                                                          of competitive routers
                     - Serial port and CAPI               - Facilitate easy integration with
                                                            existing storage management
                                                            software
                     - Optional Extended Copy embedded    - High-performance server-free
                       software agent                       backup
                     - B: 4.24inches X 9inches size       - Smaller size facilitates
                     board                                mounting inside tape libraries and
                                                            storage subsystems
                                                          - 1U form factor and GBIC
                     - R: 1.7inches X 7inches X           interface allow for easy mounting
                     9.5inches Rackmount enclosure (1U      into existing communications
                       form factor) with GBIC Fibre         racks and tape libraries
                       Channel connection

---------------

B = Board
C = Canister
R = Rack

+ We are currently in Beta evaluation with several key OEMs. We expect to begin commercial shipments of this product in March 2000. However, commercial shipments may not begin in this time frame.

* We expect to ship Beta evaluation units to OEMs during the first half of 2000.

  EXTERNAL RAID CONTROLLERS

     Our external RAID controllers offer many fault-tolerance features for mission-critical computing, such as high performance, redundancy, security and protection. These products target the external storage business in the open systems server market as well as the SAN marketplace.

     G Series. Our G Series of products consists of external RAID controller boards that are typically sold to OEMs for integration into their external storage subsystems. The first generation of these products targeted department-level users and feature performance that is rated at either 55 megabytes per second for image-intensive applications or 5,000 I/Os per second for transaction processing and database applications. In November 1999, we announced our third generation of external RAID controllers, which feature two Fibre Channel ports and four Ultra 3 SCSI 160 megabyte per second storage device channels.

     The third generation products feature performance that is rated at either 180 megabytes per second or 15,000 I/Os per second. These RAID controllers offer the active-active failover feature for maximum availability.

     K Series. Our K Series of products uses our second generation external RAID controller board and features a higher level of integration, including battery, control panel and SCSI cable-ready connectors. Our second generation external RAID controllers feature performance that is rated at either 90 megabytes per second or 8,500 I/Os per second. Unlike our G Series, which is designed at the board level, our K Series is designed into a canister the size of a typical CD-ROM and fits into a standard 5.25-inch device bay. We sell our K Series primarily through our distributors to VARs, who desire an integrated product that can be readily incorporated into a subsystem solution.

     In addition, both series of our RAID controllers include an on-line expansion capability that allows capacity to be added without taking the external RAID controller off-line for reconfiguration. Our external RAID controllers are operating system independent and can be deployed without having to purchase additional software drivers.

                           EXTERNAL RAID CONTROLLERS

PRODUCT   FIRST
 NAME    SHIPMENT           PRODUCT DESCRIPTION                      PRODUCT BENEFITS
-------  --------           -------------------                      ----------------
G7313    10/98      - Our first generation product
                    - One Fibre Channel port and three     - Up to 45 SCSI devices can be
                      ULTRA 2 SCSI 80 MB/sec device          attached to a Fibre Channel
                      ports
                    - 55 MB/sec bandwidth throughput       - High bandwidth performance for
                                                             image-intensive applications
                    - 5,000+ I/Os per second               - High transaction throughput
                    - Online capacity expansion            - Can dynamically add disk capacity
                                                             without having to power down
                    - Serial port and CAPI                 - Facilitate easy integration with
                                                           existing storage management software

K7413    4/99       - Our second generation product
                    - One Fibre Channel port and three     - Up to 45 SCSI devices can be
                      ULTRA 2 SCSI 80 MB/sec device          attached to a Fibre Channel
                      ports
                    - 90 MB/sec bandwidth throughput       - Maximum performance with a single
                                                             Fibre Channel port
                    - 8,500+ I/Os per second               - Higher throughput for heavy
                                                             transaction processing workloads
                    - Online capacity expansion            - Can dynamically add disk capacity
                                                             without having to power down
                    - Serial port and CAPI                 - Facilitate easy integration with
                                                           existing storage management software

G7324    3/00*      - Our third generation product
                    - Two Fibre Channel ports and four     - Ability to support dual loop Fibre
                      ULTRA 3 SCSI 160 MB/sec device         Channel networks as well as new
                      ports                                  ULTRA 3 disk storage devices
                    - 180 MB/sec bandwidth throughput      - Maximum sustained performance with
                                                             two Fibre Channel ports
                    - 15,000+ I/Os per second              - Approximately three times the
                                                             performance of first generation
                                                             and almost double the performance
                                                             of second generation products
                    - Online capacity expansion            - Can dynamically add disk capacity
                                                             without having to power down
                    - Serial port and CAPI                 - Facilitate easy integration with
                                                           existing storage management software

---------------

* This represents the date we shipped Beta evaluation units to OEMs.

  EMBEDDED SOFTWARE

     In 2000, we expect to ship our embedded software products as separately-priced, value-added features for both our Intelligent Storage Routers and external RAID controllers. These products can be provided electronically so that installed Intelligent Storage Routers and external RAID controllers can be remotely upgraded at the customer's site. Our embedded software agent is anticipated to provide server-free backup capability in connection with Legato's Celestra Networker backup software. We plan to implement this as an optional feature for our external RAID controllers in the second half of 2000.

     In addition, we have developed embedded software that permits our customers to prevent access to selected storage devices on a server-by-server basis. This feature provides greater data security by restricting access to shared data on the SAN only to authorized users. We expect to offer this as an optional feature for our Intelligent Storage Routers in the first half of 2000.

CUSTOMERS

     We sell our products to OEMs and distribution channel partners.

  OEM CUSTOMERS

     Our OEM customers accounted for 75.4% of our revenue for the nine months ended December 31, 1999 and included Eurologics, MicroNet, nStor, Qualstar, Quantum/ATL, Trimm, and Xyratex.

     For the nine months ended December 31, 1999, our three largest OEM customers were nStor, Quantum/ATL Products and Eurologics, which accounted for 24.3%, 21.6% and 10.9% of revenue, respectively. We believe we can expand our current base of OEM customers by offering high-performance, easily integrated products that can be quickly brought to market.

  DISTRIBUTION CHANNEL PARTNERS

     Our distribution channel partners accounted for the remaining 24.6% of our revenue during the nine months ended December 31, 1999. These partners are comprised of distributors and resellers. Our current distribution channel partners include Arrow, Bell Microproducts and CONSAN.

     During the nine months ended December 31, 1999, CONSAN represented 16.1% of our revenue. No other distribution channel partner represented more than 10% of our revenue. We are currently directing significant marketing and development efforts towards educating and expanding our network of distribution channel partners.

SALES AND MARKETING

     Our sales and marketing strategy focuses on an indirect sales model executed through OEMs, distributors, resellers and systems integrators. We have focused primarily on developing OEM relationships with storage subsystem suppliers, tape library manufacturers and computer system manufacturers. We believe the strong market position of these customers will shorten our sales cycle and further increase sales productivity. Our experienced OEM sales professionals are supported by application engineers who work in conjunction with the OEM's engineering team during the qualification process.

     We have established relationships with three industrial distributors in the United States: Arrow, Bell Microproducts and CONSAN. We have also established relationships with industrial distributors in Europe, including CPI, Hammer Distributing, Infodip and United Digital. Industrial distributors resell our products with other complementary products, such as Fibre Channel switches or hubs to VARs. This channel is serviced by our regional distribution sales representatives and inside sales representatives, who provide training and sales support to distributors. We plan to add additional distributors, including commercial distributors, that will bundle our products with their storage and server solutions.

     We are in the process of expanding our international sales channels. We have established relationships with distributors in England, France and Germany. In the future, we intend to expand our sales efforts to Asia, Australia and South America.

     Our marketing efforts focus on product marketing, marketing communications, business development and partnership marketing. We have dedicated significant marketing efforts towards:

     - establishing relationships with OEMs, distributors, resellers and systems integrators;

     - participating in trade shows to promote and launch our products; and

     - identifying new business opportunities.

     Our initial partnership marketing efforts have focused on cooperative marketing with complementary vendors in the markets for tape backup software and Fibre Channel switches and hubs. In order to support and develop opportunities for our indirect distribution channels, we plan to expand our field sales and support staff significantly.

     We have developed the Chaparral Partners Program to ensure that our solutions are interoperable with products from multiple vendors. We are working to provide certified SAN solutions for key systems integrators to offer to their customers. We believe this program is important both for reference purposes and to accelerate the acceptance of SANs. We have established a relationship with Legato to introduce the server-free backup Celestra application worldwide. To further support our marketing efforts, we intend to establish relationships with key partners to provide vertical market applications.

CUSTOMER SERVICE AND SUPPORT

     We believe that a broad range of support services is essential to the successful installation and ongoing support of our Intelligent Storage Routers and external RAID controllers. Our support engineers have a broad range of storage and networking experience. Our customer service and support organization provides comprehensive training programs and telephone, e-mail and Web-based direct post sales support to our OEM and distributor customers. We believe these programs allow us to minimize the need for a large end-user support organization by enabling our OEM and distributor customers to provide installation, service and primary technical support to their customers, while we focus on high-level secondary support. In the future, we intend to significantly expand our pre-sales and post-sales service and support efforts as well as pursue opportunities to partner with third party support organizations.

TECHNOLOGY

     We develop and market Intelligent Storage Routers and external RAID controllers. These products combine a number of hardware and software technologies. Our primary areas of expertise include embedded software and platform architecture.

     Embedded software. Our Intelligent Storage Routers and external RAID controllers contain a significant amount of common software. Our embedded software is designed to enable the high speed capabilities of the ASICs we license from Adaptec. We utilize the C++ programming language, a highly modular software architecture, which allows us to use and reuse many of our software elements in both our Intelligent Storage Routers and external RAID controllers. Our embedded software provides the following:

     - a real-time operating system, or RTOS, specifically designed for high performance;

     - data caching and buffering functionality, I/O drivers, configuration utilities and system monitoring;

     - an embedded multiplex user interface, or MUI, which provides a feature-rich management tool that is accessible either in-band over the SCSI/Fibre Channel ports or out-of-band via a serial port;

     - a CAPI, which enables our customers to implement GUI applications for management, configuration and monitoring purposes; and

     - the ability to add new features such as active-active failover.

     Platform Architecture. Our products are small form-factor, high performance "single-board computers" that perform specialized functions such as data routing or RAID operations. We have developed a proprietary architecture that addresses important customer requirements, such as:

     - high performance, both in terms of sustained throughput and I/Os per second;

     - multiple I/O channels;

     - high reliability;

     - small physical size;

     - configuration flexibility;

     - low power dissipation;

     - manageability; and

     - cost effectiveness.

     Our designs incorporate custom ASICs and dual internal data buses, greatly increasing data processing speed and throughput capability. Our platform architecture includes a separate snap-on card, called a daughter card, for the Fibre Channel interface. This daughter card architecture provides us with a cost effective means to quickly implement next generation Fibre Channel integrated circuits as well as configuration and manufacturing flexibility.

     Our hardware platforms use x86-based microprocessors, such as the Pentium and Pentium II, and associated integrated circuits and memory modules, all of which are widely used in the PC industry. As a result, we are able to develop multiple generations of products that leverage the scalability, performance and cost advantages of the high volume PC industry with minimal change to our architecture.

RESEARCH AND DEVELOPMENT

     Our research and development expenses were approximately $1.4 million for the year ended March 31, 1999, and $2.5 million for the nine months ended December 31, 1999, excluding stock option compensation expense. We believe our research and development efforts are essential to our ability to deliver innovative products that address the needs of the market and influence the evolving capabilities of the SAN. As of December 31, 1999, our staff included 31 people in our engineering, product development department and testing and technical support departments. Our core hardware and software engineering teams have worked together for approximately four years, including two years at Adaptec prior to joining Chaparral.

     We possess a high level of multi-disciplinary technological expertise, which we use in designing our products. This expertise includes the following core competencies:

     - computer systems architecture and design;

     - embedded software design using advanced methodologies;

     - storage systems;

     - high-speed, high-density circuit design;

     - Fibre Channel and SCSI interface technologies; and

     - ASIC architecture and design.

     We believe that our expertise in these technologies provides us with competitive advantages in time-to-market, price/performance, interoperability and product capabilities. We focus our research and development efforts on developing products that meet the evolving network storage needs of our customers. For example, we are leveraging our expertise and technology from our external RAID controllers to incorporate high-availability features, such as active-active failover, into our future Intelligent Storage Routers to meet the need for fault tolerance.

     In addition to the development of our core technologies, we plan to continue to partner with other leading providers of network storage products and services to jointly develop high-performance network storage solutions.

     Both our Intelligent Storage Routers and external RAID controllers have been designed using a common modular architecture. This common architecture facilitates a relatively short product design and development cycle and reduces the time to market for our new products and features. We intend to continue to leverage our common architecture to develop and introduce additional products and embedded software enhancements in the future.

INTELLECTUAL PROPERTY

     Our success depends on our proprietary technology. We rely on a combination of patents, trademarks and trade secrets, as well as confidentiality agreements and other contractual restrictions with employees and third parties, to establish and protect our proprietary rights. In November 1998, Adaptec granted us a perpetual, worldwide license to the core technology that underlies our products. The Adaptec license is exclusive to us except for the rights retained by Adaptec to use this technology in non-competing products as described in the license. Adaptec currently holds two United States patents with respect to this core technology. Adaptec also has pending patent applications in the United States with respect to certain aspects of the core technology and is seeking patent protection for certain aspects of the technology in selected international locations. However, it is possible that patents may not be issued for these applications. Despite these precautions, third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. The measures we undertake may not be adequate to protect our proprietary technology, and these measures may not preclude competitors from independently developing products with functionality or features similar to our products. There can be no assurance that we can prevent misappropriation or infringement of our technology.

     Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any intellectual property litigation could result in substantial costs and diversion of our resources and could significantly harm our business. We may receive notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and possible past or future assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time-consuming, result in costly development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could significantly harm our business.

COMPETITION

     The markets for our products are becoming increasingly competitive and are characterized by evolving standards and rapid technological change. We are currently the only independent provider of both storage routers and external RAID controllers. Our principal competitors in the storage router market are ATTO, CrossRoads and Pathlight. We compete in the external RAID controller market primarily with CMD, Infotrend and Mylex (acquired by IBM).

     We believe the primary competitive factors in the storage router and external RAID controller markets are the following:

     - product performance, features and form factor;

     - product reliability and interoperability;

     - customer service and technical support;

     - price;

     - ability to meet delivery schedules;

     - OEM endorsement; and

     - strength of distribution channel.

     As the market for our products continues to grow, we may face competition from traditional networking companies and other manufacturers of networking equipment. These networking companies may enter the market by introducing their own products or by acquiring or entering into an alliance with an existing storage router or RAID controller provider. Our OEM customers could also develop and introduce products that are competitive with our product offerings.

     Some of our current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger installed base of customers. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly to new or emerging technologies and changes in customer requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing additional products from us or persuade them to replace our products with their products. Increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance.

     We may not have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. Additionally, we may not be able to compete successfully against current or future competitors and competitive pressures may significantly harm our business.

MANUFACTURING

     We outsource our manufacturing, which reduces our need to make costly investments in capital equipment and manufacturing facilities. SMTC and Saturn currently manufacture our products and are responsible for nearly all material procurement, assembly and testing, including in-circuit testing and functional testing. We develop the architecture and drawings for our products and design functional tests. Once our product passes all initial testing, it is shipped to our facility, where we load all necessary microcode, perform final testing, package and ship the product. As our product volume grows, we plan to outsource all aspects of the manufacturing and shipping process.

     SMTC manufactures approximately 80% of our product volume in both its San Jose, California, and Thornton, Colorado, facilities. Saturn manufactures our products in Fremont, California. In addition, SMTC offers European distribution capabilities. We place purchase orders with SMTC and Saturn based on periodic forecasts. In the future, we may need to add new manufacturing partners to achieve higher production volumes or lower costs or to secure second source product availability.

     While our contract manufacturers are responsible for most facets of the manufacturing process, we are directly involved in qualifying vendors and the key components used in our products. While most of the materials used in our products are standard and can be obtained from multiple qualified manufacturers, some of our key components are proprietary or sole sourced and require extended lead times. For example, we depend upon single sources for our Fibre Channel, SCSI and memory controller ASICs. If we were required to find new vendors for these sole-sourced components, we would have to qualify replacement components and possibly reconfigure our hardware. This qualification or reconfiguration process could result in product shipment delays. Our supply management team works closely with strategically important suppliers who offer proprietary or sole-sourced products. In addition, our operations team is focused on developing production test equipment, designing for manufacturability, transferring products effectively from development to production and monitoring supplier performance and quality.

BACKLOG

     As of December 31, 1999, the backlog for our products was approximately $794,000, all of which is scheduled for shipment to customers during the quarter ended March 31, 2000. We had no significant backlog at March 31, 1999. All orders are subject to cancellation or delay by customers with limited or no penalty. Therefore, our backlog is not necessarily indicative of actual sales for any succeeding period.

     Typically, our OEM customers forecast expected purchases on a three to six-month rolling basis, as compared to distributor customers that order as required with minimal order fulfillment time. OEM forecasts are not binding and are subject to change.

EMPLOYEES

     As of December 31, 1999, we had 61 employees, all but two of whom are full time and all but seven of whom were located at our principal offices in Longmont, Colorado. Of the total number of employees, 31 employees were engaged in research and development, 14 were in sales and marketing, six were in manufacturing and ten were in finance, administration and information services. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

     Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel. We only have employment agreements requiring service for any defined period of time with three of our executive officers. The loss of services of one or more of our key employees could significantly harm our business, financial condition and results of operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may not be able to retain our key personnel in the future.

LITIGATION

     We may from time to time become involved in various lawsuits and legal proceedings that arise from actions taken in the ordinary course of our business. As of the date of this prospectus, we are not a party to any legal proceedings.

FACILITIES

     Our principal executive offices consist of approximately 20,000 square feet located in Longmont, Colorado. We have a license, granted by Adaptec to occupy our corporate headquarters facility on a month-to-month basis pursuant to a license agreement that may be terminated by either Adaptec or us upon 30 days' written notice. The monthly license fee is $25,439. We also have a license granted by Adaptec to occupy approximately 1,325 square feet in Foothill Ranch, California, pursuant to a license agreement that expires in May 2004. The license is on a month-to-month basis, with a monthly license fee of $3,000.

     In response to our need for additional space to accommodate our growth plans, we have signed an agreement to lease 40,000 square feet in Longmont, Colorado from BTC Development, LLC, with an option to lease up to an additional 20,000 square feet. This lease will commence on March 15, 2000 and expire on March 31, 2005, with options to renew. We have issued 42,000 shares of our common stock to BTC Development, LLC in lieu of payment for approximately five months rent, or $126,000. We plan to relocate our principal executive offices to this facility in the second calendar quarter of 2000. We believe this facility will be adequate to meet our needs for the foreseeable future.

     We have the exclusive use of two furnished private offices located in Irvine, California pursuant to an office services agreement dated October 22, 1999 with VANTAS, Inc. The monthly charge for the use of these two offices is $3,600. After the initial term expires on May 1, 2000, the office services agreement will renew automatically every six months with a 5% increase in the monthly charge upon each renewal.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Gary L. Allison............................  59    Chairman of the Board and Chief Executive
                                                     Officer
Michael J. Gluck...........................  53    President and Chief Operating Officer,
                                                   Director
Jerry L. Walker............................  57    Executive Vice President for Engineering
                                                   and Operations, Director
Douglas J. Lehrmann........................  54    Vice President, Finance and Chief Financial
                                                     Officer
F. Grant Saviers(1)........................  55    Director

---------------

(1) Member of the compensation committee

     Set forth below is certain additional information with respect to the directors and executive officers.

     Gary L. Allison is a co-founder of Chaparral and serves as our Chairman of the board of directors and Chief Executive Officer. He has served in both of these capacities for Chaparral since its inception in 1998. Mr. Allison was also the founder and served as Chairman of the board of directors and Chief Executive Officer of Breece Hill Technologies, Inc. from 1993 to 1997. From 1965 to 1989, Mr. Allison was employed in various capacities by IBM Corporation, Xytex Corporation, Wheelabrator Technologies, Jabobs Engineering, Seagate Technology and other companies. Mr. Allison received his B.S. in mechanical engineering from the University of California, Los Angeles, and an M.S. in mechanical engineering from the University of Southern California. Mr. Allison has over 30 years of experience in the computer industry.

     Michael J. Gluck is a co-founder of Chaparral and serves as a Director and our President and Chief Operating Officer. He has served in both of these capacities for Chaparral since its inception in 1998. Mr. Gluck was also the Chairman of the Board, Chief Executive Officer and President of Vangard Technology, Inc. from 1996 to 1997. Mr. Gluck served as an Executive Vice President and Director of Fujitsu America, Inc. from 1984 to 1995. From 1968 to 1983, he was with Control Data Corporation. Mr. Gluck received his B.S. in metallurgical engineering from the University of Wisconsin and his M.B.A. from the University of Chicago. Mr. Gluck has over 30 years of experience in the computer industry.

     Jerry L. Walker is a co-founder of Chaparral and serves as a Director and our Executive Vice President for Engineering and Operations. He has served in this capacity since its inception in 1998. Mr. Walker was also Vice President, Engineering for Colorado Micro Display from 1996 to 1997. Mr. Walker served as Vice President, Engineering for Exabyte Corporation from 1990 to 1996. From 1985 to 1990, Mr. Walker served as Vice President, Engineering for Cipher Data Products, Inc. Mr. Walker was employed in various capacities by Storage Technology Corporation from 1978 to 1984 and IBM from 1971 to 1978. Mr. Walker received his B.S. and M.S. in electrical engineering from the University of Houston. Mr. Walker has 29 years of experience in the computer industry.

     Douglas J. Lehrmann is our Vice President, Finance and Chief Financial Officer. Mr. Lehrmann has served in this capacity since September 1998. Prior to joining Chaparral, Mr. Lehrmann served as Vice President, Finance and Administration for Sitera Inc. from 1997 to 1998. Mr. Lehrmann served as President of Rainbow Display Devices from 1995 to 1997. Mr. Lehrmann served as Vice President, Finance and Administration for Microelectronics and Computer Technology Corporation (MCC) from 1993 to 1995. From 1972 to 1993, Mr. Lehrmann served in similar capacities for other companies, including Microchip, Advantage Production Technology, Benzing Technologies and Computer Devices International. Mr. Lehrmann received a B.A. in history from St. Mary's College of California and an

M.B.A. -- Finance from the University of California, Berkeley, and he is a certified public accountant. Mr. Lehrmann has 25 years of experience in the computer industry.

     F. Grant Saviers is a Director. He has served as a Director for Chaparral since September 1998. From 1992 until he retired in August 1998, Mr. Saviers served as a member of the board of directors of Adaptec and in various executive officer positions at Adaptec, including Chairman of the Board and Chief Executive Officer from August 1997 through August 1998, Chief Executive Officer from July 1995 through August 1997 and President and Chief Operating Officer from August 1992 through July 1995. Prior to joining Adaptec, Mr. Saviers was employed in various positions by Digital Equipment Corporation from 1968 to 1992. Mr. Saviers presently serves on the board of directors of Analog Devices, Inc. and NetSilicon. Mr. Saviers received a B.S. in engineering from Case Institute of Technology and an M.S. in engineering from Case Western Reserve University. Mr. Saviers has over 32 years of experience in the computer industry.

OTHER KEY EMPLOYEES

     The following individuals are among the key employees of Chaparral who are not executive officers, but hold important positions and have an important role in Chaparral's success.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Brian J. Allison...........................  34    Vice President for Sales
Michael V. Hardy...........................  41    Vice President for Business Development
Robert N. Morris...........................  41    Vice President for Marketing
M. Katherine Sills.........................  53    Vice President for Administration

     Brian J. Allison is our Vice President for Sales. Brian Allison has served in this capacity since April 1998. Prior to joining Chaparral, he served as Vice President, Sales of Breece Hill from 1997 to 1998, and as Sales Manager and Director of North American Sales for Breece Hill from 1995 to 1997. Brian Allison served as an Electronic Commerce Analyst and Systems Engineer for Electronic Data Systems from 1989 to 1993. Brian Allison received his B.A. in economics from the University of San Diego and his M.B.A. from the Cox School of Business, Southern Methodist University. Brian Allison has nine years of experience in the computer industry. Gary Allison and Brian Allison are father and son.

     Michael V. Hardy is our Vice President for Business Development. He has served in this capacity since October 1999. Prior to joining Chaparral, Mr. Hardy served as Senior Product Marketing Manager for TeraStor Corporation from 1997 to 1999. Mr. Hardy served as Market Development Manager for Silicon Graphics Corporation from 1996 to 1997. From 1995 to 1996, Mr. Hardy served as a product manager for Vangard Technology. Prior to 1995, Mr. Hardy was employed as Product Manager for ATL. Mr. Hardy received his B.A. in computer science from the University of California, San Diego. Mr. Hardy has 13 years of experience in the computer industry.

     Robert N. Morris is our Vice President for Marketing. He has served in this capacity for Chaparral since October 1999. Prior to joining Chaparral, Mr. Morris served as President and Chief Operating Officer of Gambit, Inc. from 1998 to 1999. Mr. Morris served as Vice President of Marketing for Vangard Technology from 1996 to 1998. Mr. Morris has also served as Vice President of Marketing for ATG Cygnet, Inc., from 1995 to 1996, and Conner Peripherals, from 1994 to 1995. Mr. Morris served as a General Manager for Fujitsu Computer Products, Inc. from 1985 to 1994. Mr. Morris has attended Cal Poly Pomona, New Hampshire College, Pasadena City College and Phoenix University. Mr. Morris has over 20 years of experience in the computer industry.

     M. Katherine Sills is our Vice President for Administration. She has served in this capacity since its inception in 1998. Prior to joining Chaparral, Ms. Sills served as Corporate Administration Manager for Breece Hill from 1991 to 1997. Ms. Sills also served as Office Manager for Ferrotec, Inc. from 1986 to 1991. From 1971 to 1986, Ms. Sills was employed in various capacities by Xytex Corporation, Storage

Tech and N.S. Machining and Engineering. Ms. Sills received her B.S. from the University of Colorado. Ms. Sills has over 25 years of experience in the computer industry.

STRATEGIC TECHNICAL ADVISORY COUNCIL

     The Strategic Technical Advisory Council, or STAC, was formed to provide independent insight into the strategic product opportunities available to us. The STAC assists our management in determining appropriate corporate strategies and current and future product and application initiatives. The STAC meets quarterly. In 1999, each member of our STAC received options to purchase 10,000 shares of our common stock, except that Mr. Trimmer received options for an aggregate of 9,167 shares because he served less than a full year. For 2000, each member of our STAC will receive an option to purchase 4,000 shares of our common stock at an exercise price of $8.50 per share, which option vests in equal quarterly installments commencing April 1, 2000. The STAC currently consists of three members: Michael Peterson, F. Grant Saviers (see above) and Don Trimmer.

     Michael Peterson has served on our STAC since January 1999. He has served as President and Senior Analyst for Strategic Research Corporation since 1988. Mr. Peterson was employed by Applied Magnetics from 1980 to 1988, by Sloan Technology from 1978 to 1980 and by Information Magnetics from 1972 to 1978. Mr. Peterson received his B.S. in mechanical engineering from the University of California at Santa Barbara. Mr. Peterson is the founder of the Storage Networking Industry Association. Mr. Peterson has over 28 years of experience in the computer industry.

     Don Trimmer has served on our STAC since February 1999. He has served as Senior Technical Strategist for Legato Systems since 1999. From 1987 to 1999 he served in various executive capacities for Intelliguard Software and Delta Microsystems including President and Co-Chairman. Prior to his experience with Delta Microsystems, Mr. Trimmer was employed by Lawrence Livermore National Laboratory from 1974 to 1987 in the areas of systems management, software development for data acquisition and systems programming. Mr. Trimmer received his B.S. in nuclear chemistry from San Jose State University. Mr. Trimmer has over 16 years of experience in the computer industry.

CLASSIFIED BOARD OF DIRECTORS

     Following this initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, to serve staggered three-year terms:

     - Class I, whose term will expire at the annual meeting of stockholders to be held in fiscal 2001;

     - Class II, whose term will expire at the annual meeting of stockholders to be held in fiscal 2002; and

     - Class III, whose term will expire at the annual meeting of stockholders to be held in fiscal 2003.

     Each director's term will end on the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has established an audit committee and a compensation committee.

     The Audit Committee makes recommendations to our board of directors regarding the selection of our independent auditors, reviews the results and scope of our annual audits, reviews the fees to be paid to the auditors and their performance, evaluates the compliance with our accounting and financial policies and monitors management's procedures and policies relating to the adequacy of our internal accounting controls. The members of the audit committee
are           ,           and           .

     The Compensation Committee reviews and makes recommendations to our board of directors regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other employees. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee also administers our stock option and employee stock purchase plan. The members of
the compensation committee are Mr. Saviers and           .

DIRECTORS COMPENSATION

     Directors currently do not receive any fees from us for their services as directors, although by resolution of the board, they may receive a fixed sum and reimbursement for expenses in connection with their attendance at board and committee meetings. In the past, we have granted our outside director, Mr. Saviers, options in lieu of cash compensation for his services as a director. During the year ended March 31, 1999, we granted Mr. Saviers 50,000 shares of common stock and an option to purchase 125,000 shares of our common stock at an exercise price of $0.12 per share. During the nine months ended December 31, 1999, we granted Mr. Saviers an option to purchase 50,000 shares of our common stock at a price of $3.19 per share, which option vests 25% after 12 months and 1/48th per month thereafter.

     Effective following this offering, each outside director will receive an initial option to purchase 30,000 shares of our common stock upon being elected to our board of directors under the 2000 stock incentive plan. In addition, each outside director will receive an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders, provided that he or she has served as a director for at least six months. Each option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option that are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 30,000-share automatic option grant will vest in a series of three successive annual installments upon the optionee's completion of each year of board service over the three-year period measured from the grant date. The shares subject to each annual 10,000-share automatic grant will vest upon the optionee's completion of one year of service measured from the grant date. The shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while serving as a board member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee is comprised of Mr. Saviers and           . No
member of our compensation committee currently serves, or has ever served, as an officer or employee of Chaparral, and no executive officer or director of Chaparral has ever served as a member of the compensation committee or board of directors of an entity that had an executive officer who was also a member of our compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

     - any transaction from which the director derived an improper personal benefit.

     Our bylaws require that we indemnify our directors and officers to the extent permitted by Delaware law. We may, in our discretion, indemnify other employees and agents to the extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation and bylaws cover at least negligence and gross negligence on the part of indemnified parties. Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any of our officers, directors, employees or other agents for any liability incurred in that capacity or arising out of that status, regardless of whether indemnification is permitted under Delaware law.

     We have also entered into agreements to indemnify our directors and officers. These agreements indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of our company, arising out of their services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, we have obtained directors' and officers' insurance providing indemnification for some of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Moreover, a stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table provides the total compensation paid to our chief executive officer and our other executive officers whose compensation (salary and bonus) exceeded $100,000 in fiscal 1999. In addition to salary, Messrs. Allison, Gluck and Walker did not receive personal benefits in excess of the lesser of $50,000 or 10% of their respective annual salaries. Messrs. Gluck and Walker did not receive salaries until May 1998. For fiscal year 2000, the board of directors has established the salaries for Messrs. Allison, Gluck and Walker at $180,000. The amounts listed under "All Other Compensation" represent employer contributions to our 401(k) plan.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL       LONG-TERM
                                                       COMPENSATION   COMPENSATION
                                                       ------------   ------------
                                                                       SECURITIES
                                              FISCAL                   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR     SALARY($)      OPTIONS(1)    COMPENSATION ($)
---------------------------                   ------   ------------   ------------   ----------------
Gary L. Allison.............................   1999      158,248              --          2,500
  Chief Executive Officer                      1998       42,500(2)    1,000,000             --
Michael J. Gluck............................   1999      140,148       1,000,000          2,500
  President and Chief Operating Officer
Jerry L. Walker.............................   1999      140,327       1,000,000          2,500
  Executive Vice President for Engineering
  and Operations

---------------

(1) Refer to "Option Grants in Last Fiscal Year" table for more information.

(2) Amount includes $22,500 paid to Chaparral Systems, Inc., a corporation of which Gary Allison is the sole stockholder, for consulting fees. These fees were paid by the issuance to Chaparral Systems of 225,000 shares of Series A preferred stock, which were subsequently assigned to Mr. Allison.

EMPLOYMENT AGREEMENTS

     We entered into a two-year employment agreement with Gary Allison, which expired on February 28, 2000. Under the employment agreement, Mr. Allison agreed to serve as our Chairman and Chief Executive Officer. Mr. Allison received as compensation an option to purchase 1,000,000 shares at an exercise price of $0.10 per share. Although the employment agreement provided for an annual salary of $120,000 and quarterly bonus payments of $4,500, Mr. Allison was paid a reduced salary for a portion of the year and a higher salary for the last half of the year.

     We entered into two-year executive employment and noncompetition agreements effective April 1, 2000 with Messrs. Allison, Gluck and Walker. Under these agreements, Mr. Allison agrees to serve as Chairman of the Board and Chief Executive Officer, Mr. Gluck agrees to serve as President and Chief Operating Officer and Mr. Walker agrees to serve as Executive Vice President for Engineering and Operations. The executive employment agreements are automatically renewed for successive one-year periods unless terminated by either party. The executive employment agreements provide for a minimum base salary of $180,000 per year and a discretionary quarterly cash bonus of up to 25% of base salary for the period and/or additional stock options. Under the executive employment agreements, the executive is entitled to participate in company benefit plans.

     Our executive employment agreements provide for payments in the event of termination of the executive's employment due to incapacity, death, cause and other than for cause. In the event of termination due to incapacity or death, the executive or his heirs will receive amounts equal to the executive's base salary and bonus (at the rates in effect at the time of the termination) for one year, which are reduced, in the case of incapacity, by amounts paid to him under our long-term disability plans. Termination other than for cause also includes termination by the executive for "good reason" in the event we:

     - assign them to duties that are inconsistent with or substantially diminished from their current responsibilities;

     - materially reduce their compensation and benefits;

     - relocate our offices to a location outside a 50-mile radius of Longmont, Colorado; or

     - breach the employment agreements in any material respect.

In the event of termination other than for cause, Messrs. Allison, Gluck and Walker would be entitled to receive base salary and bonus and to continue to participate in our employee benefit plans for one year. In addition, all stock options held by them would immediately vest and remain exercisable for one year, and restrictions imposed by us on any restricted stock would immediately lapse.

     Our executive employment agreements also provide benefits to Messrs. Allison, Gluck and Walker in the event their employment is terminated within 180 days after a change in control of Chaparral, or if they choose to terminate their own employment for good reason within that period. A change in control of Chaparral is defined in the agreement to occur if:

     - any person or group were to become the beneficial owner of more than 50% of the then outstanding stock of Chaparral;

     - at any time during three consecutive years individuals who at the beginning of that period constitute the board of directors and others they elect ceased for any reason to constitute a majority of the board of directors; or

     - our stockholders approved a merger or consolidation of Chaparral with any other company in which our stockholders would have less than 80% of the combined voting power in the surviving entity or an agreement for the sale of substantially all of our assets.

For 180 days following a change in control, our executives may terminate their employment with us for good reason if we or our successor company take any of the actions described in the preceding paragraph as termination other than for cause, or if the surviving company fails to assume their executive employment agreements. In the event Messrs. Allison, Gluck or Walker is terminated after a change of control or terminates his employment for good reason, he will be entitled to receive a lump sum payment from us equal to two years base salary and bonus and to continue to participate in our benefit plans for two years. Each stock option not vested at the time of a change in control will be accelerated by 12 months. An executive's options will be 100% vested if he is terminated following a change in control or if the successor company does not adopt our stock option plan in its entirety or convert to a plan of equivalent value.

     Under our executive employment agreements, Messrs. Allison, Gluck and Walker have agreed that during their employment and for a period of two years following termination of their employment, they will not disclose our confidential information and materials. Each of them also has agreed that he will not solicit our customers or suppliers, attempt to hire away any of our employees or knowingly engage in any activity that would harm our company or our business relationships for a period of one year following termination of his employment.

     We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. In addition, the agreements generally provide that upon termination, the employee will not solicit our employees for a period of 12 months. At the time of commencement of employment, our employees also generally sign offer letters specifying certain basic terms and conditions of employment. Other than as described above, our employees are not subject to written employment agreements.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning individual grants of stock options made during fiscal 1999 to our chief executive officer and our two other most highly compensated executive officers. We have never granted any stock appreciation rights.

     The exercise prices represent our board's estimate of the fair market value of the common stock on the grant date. In establishing these prices, our board considered many factors, including our financial condition and operating results, recent transactions and the market for comparable stocks.

     The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the fair market value of our common stock on the date of grant and assumes that the value appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The options shown in the table have been exercised, and the potential realizable values reflected in the table were not achieved.

     We granted these options under our 1998 stock option plan. These options were exercised in November 1998. We have the right to repurchase, at the exercise price as adjusted, any shares as to which the repurchase right has not lapsed at the time the optionee terminates employment with us. At the date of exercise, we had the right to repurchase two-thirds of the shares acquired on exercise, and the repurchase right lapses with respect to 1/24th of the remaining shares each month thereafter. Our repurchase right terminates upon completion of our initial public offering. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 5,851,000 shares of common stock granted during fiscal 1999. The following table sets forth information concerning the individual grants of stock options to our Chief Executive Officer and our two other most highly compensated executive officers in fiscal 1999 and option values at March 31, 1999, assuming the options remained unexercised.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
                             ---------------------------                               VALUE OF ASSUMED
                             NUMBER OF      PERCENT OF                               ANNUAL RATES OF STOCK
                             SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION FOR
                             UNDERLYING     GRANTED TO     EXERCISE                     OPTION TERM($)
                              OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------
NAME                         GRANTED(#)   FISCAL 1999(%)   SHARE($)       DATE          5%          10%
----                         ----------   --------------   ---------   ----------   ----------   ----------
Gary L. Allison............         --           --            --             --           --           --
Michael J. Gluck...........  1,000,000         17.1          0.10       11/25/08     $162,889     $259,374
Jerry L. Walker............  1,000,000         17.1          0.10       11/25/08     $162,889     $259,374

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information about stock options exercised during fiscal year 1999 and held as of March 31, 1999 by our Chief Executive Officer and our two other most highly compensated executive officers. The value realized is based on a value of $0.12 per share, the fair market value of our common stock on the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. As of March 31, 1999, none of these executive officers held any unexercised options.

                      OPTION EXERCISES IN LAST FISCAL YEAR

                                                          SHARES
                                                         ACQUIRED        VALUE
NAME                                                    ON EXERCISE   REALIZED($)
----                                                    -----------   -----------
Gary L. Allison.......................................   1,000,000      20,000
Michael J. Gluck......................................   1,000,000      20,000
Jerry L. Walker.......................................   1,000,000      20,000

1998 STOCK OPTION PLAN

     On November 20, 1998, our board of directors and our stockholders approved the 1998 stock option plan. Our board of directors amended the 1998 stock option plan, effective June 1999 and September 1999, to increase the number of shares of our common stock authorized for issuance under the plan. The purpose of the 1998 stock option plan is to strengthen our company by providing an incentive to our employees, officers, consultants and directors through the granting or awarding of incentive and nonqualified stock options, thereby encouraging them to devote their abilities and energies to our success.

     The 1998 stock option plan is administered by our board of directors. Under the 1998 stock option plan, our board of directors has the authority to delegate administration of the 1998 stock option plan to a committee acting under the authority of our board of directors. Our board of directors, or a committee delegated administration of the 1998 stock option plan, has authority to, among other things, grant options, select persons to whom awards will be granted, determine the type, size and the terms and conditions of awards.

     Under the 1998 stock option plan, 14,000,000 shares of common stock are authorized and reserved for the grant of awards to eligible individuals. Awards granted under the 1998 stock option plan are exercisable over a ten-year period. As of December 31, 1999, options to purchase 10,488,163 shares of common stock have been granted, of which options to purchase 6,788,332 shares of common stock have been exercised. The 1998 stock option plan will terminate on November 19, 2008. Our board of directors may at any time and from time to time amend or terminate the 1998 stock option plan; provided, however, that no amendment will be effective without the approval of a majority of the stockholders if the amendment will increase the number of shares which may be granted or expand the class of persons who can receive incentive stock options.

2000 STOCK INCENTIVE PLAN

     The 2000 stock incentive plan will become effective upon completion of our initial public offering. The 2000 stock incentive plan was approved by our board
of directors on February 21, 2000 and by our stockholders on             , 2000.

     Share reserve. We have authorized           shares of our common stock for
issuance under the incentive plan, which amount includes           shares of
common stock authorized but unissued under our 1998 stock option plan. The share reserve under the incentive plan will automatically increase on the first trading day in January of each calendar year, beginning with calendar year 2001, by an amount equal to 4.5% of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 4,000,000 shares.

     Programs. The incentive plan has five separate programs:

     - the discretionary option grant program, under which eligible employees may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     - the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones, the completion of a specified period of service or as a bonus for past services;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of stock option grants with an exercise price between 85% and 100% of the fair market value of a share of common stock;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any director fee otherwise payable to them in cash each year to the acquisition of option grants.

     Eligibility. The individuals eligible to participate in the incentive plan include our officers and other employees, our non-employee board members and any consultants we hire.

     Administration. The discretionary option grant and stock issuance programs will be administered by our board of directors, but the board may delegate such authority in whole or in part to a primary committee. The board or the primary committee will determine:

     - the eligible individuals who are to receive option grants or stock issuances under those programs;

     - the time or times when the grants or issuances are to be made;

     - the number of shares subject to each grant or issuance;

     - the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws;

     - the vesting schedule to be in effect for the option grant or stock issuance; and

     - the maximum term for which any granted option is to remain outstanding.

The board of directors or the primary committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     Change in control. The incentive plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances. A change in control of Chaparral is defined in the incentive plan to occur if:

     - any person or group were to become the beneficial owner of more than 50% of the then outstanding voting stock of Chaparral;

     - at any time during three consecutive years individuals who at the beginning of that period constitute the board of directors and others they elect ceased for any reason to constitute a majority of the board of directors; or

     - our stockholders approved a merger or consolidation of Chaparral with any other company in which our stockholders would have less than 80% of the combined voting power in the surviving entity or an agreement for the sale of substantially all of our assets.

     Discretionary option grant program. Under this program, eligible persons (employees, non-employee members of our board of directors and consultants) may receive options to purchase shares of common stock at the discretion of our board of directors. The exercise price per share is fixed by the plan administrator and may be less than, equal to or greater than fair market value. No option granted under this program shall have an exercise term greater than ten years. Incentive stock options may be granted to employees under the program at an exercise price not less than the fair market value per share. Chaparral may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of employment.

     Stock issuance program. In the event our board of directors decides to put this program into effect, our employees, non-employee members of our board of directors and consultants may receive shares of common stock or share right awards at the discretion of our board. The purchase price per share is fixed by the plan administrator and may be less than, equal to or greater than the fair market value per share. The plan administrator may issue shares of common stock that fully and immediately vest or that vest in one or more installments over the participant's employment period or upon attainment of specific performance objectives.

     Salary investment option grant program. In the event our board of directors decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $5,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined pursuant to a formula contained in the plan. Each option will have an exercise price per share that may range from 85% to 100% of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Automatic option grant program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive a non-qualified option grant to purchase 30,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock; provided such individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination upon the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 30,000-share automatic option grant will vest in a series of three successive annual installments upon the optionee's completion of each year of board service over the three-year period measured from the grant date. The shares subject to each annual 10,000-share automatic grant will vest upon the optionee's completion of one year of service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while then serving as a board member.

     Director fee option grant program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January of the calendar year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share ranging from 85% to 100% of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined pursuant to a certain formula contained in the incentive plan. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while then serving as a board member.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Introduction. Our employee stock purchase plan was adopted by our board of directors on February 21, 2000 and was approved by our stockholders on
            , 2000. The purchase plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries, if any, to purchase shares of common stock at semi-annual intervals with their accumulated payroll deductions. The purchase plan will become effective on completion of our initial public offering.

     Share reserve. We have initially reserved 6,000,000 shares of our common stock for issuance under the purchase plan. The reserve will automatically increase on the first trading day of January in each calendar year, beginning in calendar year 2001, by an amount equal to 2% of the total number of outstanding shares of our common stock on that date or a lesser amount determined by our board of directors. In no event will any such annual increase exceed 1,000,000 shares.

     Offering periods. The purchase plan has a series of successive offering periods, each continuing until terminated by our board of directors. The initial offering period will begin when the Securities and Exchange Commission declares our registration statement effective and will end on the last trading day on or before July 31, 2000. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by our board of directors.

     Eligible employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period after they have been with us for six months. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     Payroll deductions. A participant may contribute up to 10% of his or her base salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of May and November each year.

     Change in control. In the event of a change in control, which is defined in the purchase plan in the same way it is defined in the incentive plan, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the change in control. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     Termination and amendment of purchase plan. The purchase plan will terminate no later than February 21, 2010. The board may at any time amend, suspend or discontinue the purchase plan. Some amendments, however, may require stockholder approval.

401(K) PLAN

     Our profit sharing plan allows employees to defer up to 15% of their compensation, up to a maximum of $10,500 in the year 2000. We will match these funds with a percentage to be determined by our board of directors on a quarterly basis. We may contribute an additional amount at the end of the fiscal year at the discretion of our board of directors. Mr. Lehrmann serves as trustee of the profit sharing plan. Our 401(k) profit sharing plan was adopted in November 1998.

                           RELATED PARTY TRANSACTIONS

     Since our inception in January 1998, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of them, had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described above under the caption "Management," and (2) the transactions described below.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     Common Stock. On June 16, 1998, we issued the following shares of common stock at a price of $0.002 per share to our founders, all of which were purchased with cash.

                                                   SHARES OF
PURCHASER                                         COMMON STOCK
---------                                         ------------
Gary Allison....................................    500,000
Michael Gluck...................................    500,000
Jerry Walker....................................    500,000
Brian Allison...................................    100,000

     On November 25, 1998, each of the founders named above agreed to rescind their shares in exchange for a promissory note from Chaparral in an amount equal to the purchase price of the founder shares. The promissory note was then contributed by each founder to Chaparral in exchange for the issuance of the same number of shares to the founders pursuant to a Contribution Agreement, dated November 25, 1998.

     Woodcarvers Limited, LLC, a greater than 5% stockholder, purchased shares of our common stock as follows:

                                                     SHARES OF                  PRICE PER
PURCHASER                                           COMMON STOCK      DATE      SHARE($)
---------                                           ------------   ----------   ---------
Woodcarvers.......................................     300,000     08/09/1999     1.00
Woodcarvers.......................................     153,846     08/12/1999     1.30
Woodcarvers.......................................     266,667     11/05/1999     3.00
Woodcarvers.......................................      64,286     11/22/1999     3.50

     We issued 27,857 shares of common stock valued at $3.50 per share to Sentinel Consulting, LLC, a greater than 5% stockholder, in November 1999 in payment for $97,500 in commissions for its assistance in raising approximately $1.5 million from another investor.

     Pursuant to the exercise of pre-emptive rights associated with shares of preferred stock, the following shares of common stock were purchased:

                                                     SHARES OF                  PRICE PER
PURCHASER                                           COMMON STOCK      DATE      SHARE($)
---------                                           ------------   ----------   ---------
Gary Allison......................................     20,252      12/16/1999     1.00
Gary Allison......................................     10,385      12/16/1999     1.30
Gary Allison......................................        840      01/10/2000     1.00
Gary Allison......................................        448      01/10/2000     1.30
Grant Saviers.....................................     51,550      12/17/1999     1.00
Grant Saviers.....................................     26,436      12/17/1999     1.30
Grant Saviers.....................................      2,139      02/04/2000     1.00
Grant Saviers.....................................      1,140      02/04/2000     1.30
Adaptec ..........................................    101,998      12/21/1999     1.00
Adaptec ..........................................     52,307      12/21/1999     1.30
Adaptec ..........................................      4,233      01/05/2000     1.00
Adaptec ..........................................      2,256      01/05/2000     1.30

                                                     SHARES OF                  PRICE PER
PURCHASER                                           COMMON STOCK      DATE      SHARE($)
---------                                           ------------   ----------   ---------
William Childs....................................    110,463      12/11/1999     1.00
William Childs....................................     56,648      12/11/1999     1.30
William Childs....................................      4,587      01/08/2000     1.00
William Childs....................................      2,444      01/08/2000     1.30
Harvest Storage Technology........................     17,740      12/06/1999     3.00
Harvest Storage Technology........................     33,629      12/06/1999     3.50
Harvest Storage Technology........................     13,975      12/06/1999     3.74
Harvest Storage Technology........................     34,875      12/06/1999     4.00
Harvest Storage Technology........................     34,648      12/12/1999     3.00
Harvest Storage Technology........................     86,769      12/12/1999     3.50
Harvest Storage Technology........................     12,274      12/17/1999     1.00
Harvest Storage Technology........................      6,294      12/17/1999     1.30
Harvest Storage Technology........................        510      02/11/2000     1.00
Harvest Storage Technology........................        272      02/11/2000     1.30
Woodcarvers.......................................    194,494      12/06/1999     3.00
Woodcarvers.......................................    368,705      12/06/1999     3.50
Woodcarvers.......................................    153,217      12/06/1999     3.74
Woodcarvers.......................................    382,361      12/06/1999     4.00
Woodcarvers.......................................    379,871      12/12/1999     3.00
Woodcarvers.......................................    951,313      12/12/1999     3.50
Woodcarvers.......................................    134,176      12/17/1999     1.00
Woodcarvers.......................................     68,808      12/17/1999     1.30
Woodcarvers.......................................      5,570      02/11/2000     1.00
Woodcarvers.......................................      2,968      02/11/2000     1.30

     Series A Preferred Stock. We issued shares of our Series A preferred stock at various times from November 1998 through June 1999. The purchasers of the Series A preferred stock included, among others, the following officer, director and greater than 5% stockholders:

                                                        SHARES OF
                                                        SERIES A                  PRICE PER
PURCHASER                                            PREFERRED STOCK     DATE     SHARE($)
---------                                            ---------------   --------   ---------
Gary Allison.......................................     1,100,000      11/24/98     0.10
Grant Saviers......................................     2,500,000      11/27/98     0.10
Grant Saviers......................................       300,000       2/10/99     0.25
Haim Brill.........................................     2,000,000      11/25/98     0.10
William Childs.....................................     6,000,000      11/25/98     0.10
Harvest Storage Technology.........................       666,667      12/15/98     0.18
Woodcarvers........................................       800,000      01/13/99     0.25
Woodcarvers........................................       400,000      02/02/99     0.25
Woodcarvers........................................       300,000      02/27/99     0.25
Woodcarvers........................................       555,556      03/31/99     0.36
Woodcarvers........................................       526,316      04/15/99     0.38
Woodcarvers........................................       375,000      05/18/99     0.40
Woodcarvers........................................        62,500      05/24/99     0.40
Woodcarvers........................................        62,500      05/28/99     0.40
Woodcarvers........................................       325,000      06/11/99     0.40
Woodcarvers........................................       200,000      06/15/99     0.40
Woodcarvers........................................        17,500      06/16/99     0.40

     By letter agreement dated November 1998, Mr. Saviers, a director, agreed to purchase up to 2,500,000 shares of Series A preferred stock at a price of $0.10 per share. Mr. Saviers conditioned his purchase on the following:

     - the sale by Adaptec of certain assets;

     - the rights, preferences, privileges and restrictions of the Series A preferred stock being as stated in the amended and restated certificate of incorporation;

     - the issuance of the Series A preferred stock being on terms and conditions not inferior to the terms and conditions of the Series B preferred stock issued to Adaptec; and

     - his continued service as a member of the board of directors.

Mr. Saviers purchased 2,500,000 shares on Series A preferred stock on November 27, 1998.

     Mr. Childs, a greater than 5% stockholder, purchased 400,000 shares at $0.50 per share, on July 10, 1998. Those shares were subsequently repriced on October 19, 1998, at $0.10 per share for a total purchase of 2,000,000 shares. In addition, we issued 2,500,000 shares of Series A preferred stock to Mr. Childs pursuant to a $250,000 convertible debenture dated August 5, 1998. The convertible debenture was due February 5, 1999, accrued interest at 8% per year and was unsecured. We also issued 1,500,000 shares to Mr. Childs at $0.10 per share.

     Series B Preferred Stock. On November 25, 1998, we issued 5,540,200 shares of our Series B preferred stock to Adaptec in connection with our purchase of certain assets from Adaptec. See "-- Agreements with Adaptec."

     Series C Preferred Stock. Effective October 15, 1999, we issued Woodcarvers 1,763,637 shares of our Series C preferred stock at $0.44 per share and 1,900,000 shares at $0.50 per share.

     Warrants. Pursuant to a financial consulting agreement, we issued warrants to purchase shares of our common stock to Sentinel Consulting Corporation, a greater than 5% stockholder, as payment of financing fees in connection with the private placement of shares of our common stock and preferred stock. We also issued warrants to Harvest Storage Technology Group, LLC, an affiliate of Sentinel, as payment for financing fees. The warrants granted to Sentinel and Harvest were granted and exercised as follows:

                                                          SHARES                 PRICE
                                              DATE OF    ISSUED ON   DATE OF      PER
               WARRANT HOLDER                  ISSUE     EXERCISE    EXERCISE   SHARE($)
               --------------                 --------   ---------   --------   --------
Sentinel Consulting.........................  02/08/99    75,000     01/13/00     0.50
Sentinel Consulting.........................  03/31/99    27,778     01/13/00     0.72
Sentinel Consulting.........................  04/28/99    26,316     01/13/00     0.76
Sentinel Consulting.........................  05/28/99    52,125     01/13/00     0.80
Sentinel Consulting.........................  07/07/99    88,182     01/13/00     0.88
Sentinel Consulting.........................  07/20/99    95,000     01/13/00     1.00
Sentinel Consulting.........................  08/09/99    30,000     01/13/00     1.00
Sentinel Consulting.........................  08/12/99    15,384     01/13/00     1.30
Sentinel Consulting.........................  11/04/99    26,667     01/13/00     3.00
Harvest Storage Technology..................  12/15/98    55,555     12/15/99     0.002

     We also issued warrants to purchase an aggregate of 117,500 shares of our common stock to Mr. Childs as payment of financing fees for loans Mr. Childs made to us. These loans are discussed below under the caption "-- Loans." Mr. Childs exercised his warrants in full on January 25, 2000.

     On August 19, 1999, we granted each of Messrs. Allison and Gluck a warrant to purchase up to 10,000 shares of common stock at an exercise price of $0.25 per share. These warrants were granted in lieu of cash payment for fees due on loans from Messrs. Allison and Gluck to us. These warrants expire to the extent they are not exercised on the earlier of August 18, 2004 or commencement of our initial public offering.

     Pursuant to the warrant agreements by which we granted most of the warrants discussed above, we also granted certain registration rights with respect to 524,507 shares of common stock issued upon exercise of the warrants. See "Description of Capital Stock -- Summary of Registration Rights" for details of these registration rights.

     When we signed a three-year Integrated Circuit Agreement with Adaptec on March 1, 2000, we issued a warrant to Adaptec to purchase 300,000 shares of our common stock at an exercise price of $20 per share. This warrant is not exercisable for a period of nine months and terminates to the extent unexercised after 15 months.

  Loans.

     During January and February 1998, Chaparral Systems, Inc., an entity whose sole stockholder is Mr. Allison, loaned us the following amounts:

                                                                       INTEREST
DATE                                                    AMOUNT($)      RATE(%)
----                                                    ---------      --------
01/20/98..............................................    6,000          10.5
02/10/98..............................................    7,000          10.5
02/17/98..............................................    6,000          10.5
02/24/98..............................................   10,000          10.5

These loans were evidenced by promissory notes that were payable on demand. The $29,000 in principal and $350 of interest due on these notes was paid in cash on March 24, 1998.

     In April and June 1998, Chaparral Systems loaned us additional amounts, as follows:

                                                      INTEREST    SHARES OF SERIES A
DATE                                     AMOUNT($)    RATE(%)      ISSUED AS PAYMENT
----                                     ---------    --------    -------------------
04/03/98...............................   30,000        10.5            300,000
04/15/98...............................   20,000        10.5            200,000
04/20/98...............................   15,000        10.5            150,000
06/23/98...............................   22,500        10.5            225,000

These loans were evidenced by promissory notes that were payable on demand. The principal amounts on these notes were repaid as of November 24, 1998 by our issuing to Mr. Allison 875,000 shares of Series A preferred stock.

     On February 3, 1999, Messrs. Allison and Gluck each loaned us $25,000. Each note is unsecured and accrues interest at the rate of 8% per year. The note also stated a fee of 10% payable in cash or in the form of a warrant to purchase 10,000 shares of common stock at $0.25 per share. These notes were repaid by us on August 19, 1999, and each of Messrs. Allison and Gluck took his fee in the form of warrants.

     On February 3, 1999, Mr. Saviers loaned us $75,000, evidenced by a promissory note. The note is unsecured and accrued interest at the rate of 8% per year, compounded. The note also stated a fee of 10% ($7,500) payable in cash or in the form of a warrant to purchase shares of common stock at a price per share equal to 50% of the price per share paid by investors in our subsequent private placement. This note was originally due on March 31, 1999, but was subsequently extended to June 30, 1999. The note was repaid by our issuance to him of 300,000 shares of Series A preferred stock at $0.25 per share, effective as of February 3, 1999. No payment was made for interest or the 10% financing fee.

     During 1999, Mr. Childs loaned us the following amounts, evidenced by promissory notes payable on demand:

                                                                         FEE IN WARRANTS
                                                                           TO PURCHASE
                                                                           COMMON STOCK
                                                                        ------------------
                                                                        NUMBER
                                             INTEREST        DUE          OF      EXERCISE
            DATE              AMOUNT($)      RATE(%)         DATE       SHARES    PRICE($)
            ----              ---------      --------      --------     ------    --------
01/27/99....................    50,000(1)      8.00        04/27/99     5,000       1.00
03/01/99....................   400,000(1)     11.75(2)     06/01/99     40,000      1.00
03/18/99....................   200,000(1)     11.75(2)     06/18/99     20,000      1.00
04/01/99....................   200,000(1)     11.75(2)     07/01/99     20,000      1.00
04/14/99....................   200,000(1)     11.75(2)     07/15/99     20,000      1.00
06/04/99....................   250,000(3)     11.75        09/03/99     12,500      1.00

---------------

(1) The aggregate principal amount of $1,050,000 and interest of $10,882 were paid on December 13, 1999.

(2) Interest was paid directly to Silicon Valley Bank, from whom Mr. Childs had borrowed the funds that he lent to us, in an amount equal to the prime rate plus 1% and additional interest of 1% or $7,375 was paid to Mr. Childs.

(3) Principal of $250,000 and interest of $4,741 were paid on August 13, 1999.

     On November 25, 1998, we made loans to each of our executive officers and to Brian Allison, our Vice President of Sales and Mr. Allison's son, in connection with the purchase by each of them of shares of our common stock upon early exercise of options. Each loan is evidenced by a promissory note, which is unsecured and accrues interest at the rate of 6% per year, compounded annually. Each note is repayable upon the earliest of the resale of the shares of our common stock, a change in control of Chaparral, within 90 days following the individual's termination of employment or November 25, 2008. These loans are summarized below:

                                                                  SHARES OF    EXERCISE
                                                      DATE OF      COMMON      PRICE PER
NAME                                     AMOUNT($)    EXERCISE      STOCK      SHARE($)
----                                     ---------    --------    ---------    ---------
Gary Allison...........................   98,000      11/25/98    1,000,000      0.10
Michael Gluck..........................   98,000      11/25/98    1,000,000      0.10
Jerry Walker...........................   98,000      11/25/98    1,000,000      0.10
Douglas Lehrmann.......................   29,500      12/04/98      250,000      0.12
Douglas Lehrmann.......................   11,800      03/25/99      100,000      0.12
Brian Allison..........................   24,500      11/25/98      250,000      0.12

     From January 1999 through August 1999, Woodcarvers issued 21 promissory notes payable to us in the aggregate amount of $2,743,000 as payment of the purchase for shares of our Series A preferred stock, Series C preferred stock and common stock. The notes bore interest at the rate of 8%, were payable on demand and had stated maturities of two months or less. The last promissory note was paid on October 18, 1999.

     On July 5, 1999, we entered into a Support Agreement with each of Messrs. Allison and Lehrmann for the benefit of Wells Fargo Business Credit, Inc. as part of the Credit and Security Agreement entered into on the same day between us and Wells Fargo. Pursuant to each Support Agreement, we and the executive officer agreed that if Wells Fargo came into possession of any of the collateral securing the Credit and Security Agreement because of an event of default on the Credit Agreement, then we and the executive officer would incur certain obligations. If the executive officer were still employed by us, we would cause him to exert his best efforts to obtain sales of the collateral at the best commercially obtainable prices and collect the accounts. If the executive officer ceased to be employed by us, he was required to assist Wells Fargo as its independent contractor, for a period not to exceed 150 days, for the purpose of disposing of the collateral and collecting the accounts. In the latter circumstance, Wells Fargo was required to pay the executive officer a weekly salary at 115% of the average salary paid to him by us in the 12 months preceding the commencement of such services. If the executive officer failed to fulfill his obligations, he was required to pay Wells Fargo $50,000 in liquidated damages, as well as costs and expenses incurred in enforcing the liquidated damages provision. If the executive officer died, became mentally or physically incapacitated or ceased to be employed by us, we were required to replace him and use our best efforts to cause his replacement to execute a support agreement. Both Support Agreements terminated when we terminated the Credit and Security Agreement in January 2000.

     Also on July 5, 1999, Mr. Childs entered into a Subordination Agreement for the benefit of Wells Fargo. Pursuant to the Subordination Agreement, Mr. Childs agreed to subordinate promissory notes for an aggregate principal amount of $1,050,000, payable by us to Mr. Childs, to each debt, liability and obligation that we would owe to Wells Fargo under the credit agreement. This Subordination Agreement was terminated when we terminated our Credit Agreement with Wells Fargo in January 2000.

  Agreements with Adaptec

     Initial Agreements. We entered into a Memorandum of Understanding with Adaptec in December 1997. The agreement was amended in March 1999, under which Chaparral was granted a license to modify the Adaptec External Fibre Channel RAID controller and adapt it to the storage router market. Adaptec agreed to provide up to $200,000 of funding in exchange for a 19.9% equity interest in Chaparral in the form of a one year convertible debenture at 5% interest. In July 1998 Adaptec decided to divest its Fibre Channel technology, and in September 1998 we entered into a Memorandum of Understanding to license and to purchase certain Fibre Channel RAID controller technology and assets. In conjunction with this Memorandum of Understanding, Adaptec provided an additional $550,000 loan advance on similar terms to the original loans. The $550,000 loan was repaid by Chaparral on November 25, 1998 in connection with the Adaptec Asset Transfer Agreement and Contribution Agreement discussed below.

     Asset Transfer Agreement. On November 25, 1998, we entered into an Asset Transfer Agreement with Adaptec. Pursuant to the Asset Transfer Agreement, we received certain tangible assets and inventory, copies of Adaptec's marketing and sales information and a license to use certain assets of Adaptec. In return, we issued to Adaptec 5,540,200 shares of our Series B preferred stock. As a result of this transaction, Adaptec owns 100% of the outstanding Series B preferred stock. In connection with the Asset Transfer Agreement and on the same date, we entered into an Investors' Rights Agreement, a Contribution Agreement, a Technology Cross-License Agreement, a Board Manufacturing and Transition Agreement and an Occupancy License Agreement, all of which are summarized below.

     Fourth Amended Investors' Rights Agreement. Under the Fourth Amended Investors' Rights Agreement entered into as of March 1, 2000, Adaptec and holders of our Series A preferred stock, Series B preferred stock and Series C preferred stock received information rights, the registration rights described in "Description of Capital Stock -- Registration Rights" and a right of first refusal to purchase, in some specified circumstances, a pro-rata share of certain securities that we may issue from time to time (pre-emptive rights). In addition, Adaptec was permitted to have one representative attend all meetings of our board of directors in a non-voting, observer capacity.

     Pre-emptive rights are not applicable to certain stock issuances, including, among others:

     - up to 8,000,000 shares of our common stock issued to employees, officers, directors or consultants pursuant to incentive agreements or plans;

     - securities offered to the public pursuant to a registration statement;

     - securities issued in a merger or acquisition; and

     - up to 3,000,000 shares of our common stock (and/or options or warrants therefor) issued or issuable in connection with strategic alliances or partnering arrangements approved by our board of directors.

Preemptive rights terminate immediately before the closing of our initial public offering.

     Contribution Agreement. Under the Contribution Agreement with Adaptec and certain of our stockholders, we issued 5,540,200 shares of our Series B preferred stock to Adaptec in exchange for the transfer by Adaptec of the assets set forth in the Asset Transfer Agreement and in exchange for the cancellation of debt owed by us to Adaptec. In addition, we issued an aggregate of 1,875,000 shares of our common stock and an aggregate of 1,150,000 shares of our Series A preferred stock to certain of our stockholders, including 250,000 shares of Series A preferred stock and 1,000,000 shares of common stock to Mr. Allison, and 900,000 shares of Series A preferred stock to Mr. Childs, in exchange for their agreement to cancel debt owed by us to each of them. The debt owed to Adaptec and to each stockholder was evidenced by various promissory notes, all of which were delivered to us and canceled. All parties to the Contribution Agreement that received our stock agreed that upon our request or the request of the underwriters managing any public offering of our securities under the Securities Act, they will not sell or otherwise dispose of the shares acquired for a period of 180 days without our consent or the managing underwriters' consent.

     Technology Cross-License Agreement. Under the Technology Cross-License Agreement, Adaptec granted us an irrevocable and perpetual worldwide license to use certain technology related to Adaptec's business. In addition, we granted Adaptec an irrevocable, worldwide and nonexclusive license to use, copy and modify certain software. Each party agreed to indemnify the other for any claims arising from the infringement on any third party's intellectual property rights licensed under the agreement.

     Board Manufacturing and Transition Agreement. Under the Manufacturing Agreement, Adaptec agreed to purchase, assemble and manufacture certain of the products the technology for which was transferred to us under the Asset Purchase Agreement during a transition period not to extend beyond April 30, 1999. Adaptec, however, continued manufacturing our products until August 31, 1999.

     Occupancy License Agreements. On March 15, 1998, we entered into an Occupancy License Agreement with Adaptec, under which Adaptec granted us a nonassignable, non-transferable right and revocable license for the use of approximately 7,573 square feet of space in Longmont, Colorado, on a month-to-month basis at a monthly license fee of $7,573. On October 1, 1998, we entered into a new Occupancy License Agreement with Adaptec pursuant to which we licensed additional space at the same location for a total of approximately 20,000 square feet. This license was for a period of nine months at a monthly license fee of $25,440. The original term of the license was nine months, but the parties amended the agreement on July 15, 1999 to extend the term on a month-to-month basis. We also entered into a similar agreement with Adaptec on May 10, 1999 to occupy 1,325 square feet of space located in Foothill Ranch, California. The license for the California property is for a period of 60 months, with a monthly license fee of $2,700 for the first 30 months, and $2,850 for months 31-60. Upon commencement of our occupancy under this license, an Occupancy License Agreement with Adaptec that we entered into on October 1, 1998 to occupy approximately 1,000 square feet of space in Irvine, California at a monthly license fee of $3,000 was terminated.

     Integrated Circuit Agreement. On March 1, 2000, we signed an Integrated Circuit Agreement with Adaptec. Pursuant to this agreement, Adaptec agreed to sell and we agreed to buy ASICs for a term of three years. The agreement also provides that in certain circumstances, including the bankruptcy of Adaptec or breach by Adaptec of the agreement, we have certain backup rights to the technology for the ASIC. These backup rights enable us to purchase ASICs directly from Adaptec's manufacturer or to select our own manufacturer to produce the ASIC for us using the technology from Adaptec. As part of the Integrated Circuit Agreement, we issued to Adaptec a warrant to purchase 300,000 shares of our common stock at a purchase price of $20 per share.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See
"-- Limitation of Liability and Indemnification."

CONFLICT OF INTEREST POLICY

     We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2000 and after giving effect to this offering, but without giving effect to the exercise of the underwriters' over-allotment option, by:

     - each person known by us to beneficially own more than 5% of our common stock;

     - each executive officer named in the Summary Compensation Table on page
       51;

     - each of our directors; and

     - all of our executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of this offering. The percentage of ownership is based on 33,843,504 shares, consisting of 18,714,651 shares of common stock outstanding as of March 1, 2000 and 15,128,853 shares issuable upon the conversion of preferred stock, and assumes no exercise of underwriters' over-allotment option.

                                                                                PERCENTAGE OF
                                                                                   SHARES
                                                               NUMBER OF       OUTSTANDING(%)
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                         OWNED       OFFERING   OFFERING
------------------------                                      ------------   --------   --------
Directors and Executive Officers:
  Gary L. Allison(1)........................................   2,114,782        6.2
  Michael J. Gluck(2).......................................   1,691,833        5.0
  Jerry L. Walker(3)........................................   1,681,833        5.0
  F. Grant Saviers(4).......................................   1,633,718        4.8
  All directors and executive officers as a group (5
     persons)...............................................   7,652,999       22.2
Other 5% Stockholders:
  Adaptec, Inc.(5)..........................................   3,089,335        9.1
     691 South Milpitas Blvd.
     Milpitas, California 95035
  William R. Childs(6)......................................   3,416,319       10.1
     390 Union Boulevard, Suite 260
     Lakewood, Colorado 80228
  Harvest Storage Technology Group, LLC(7)..................   8,264,132       24.4
     7700 Irvine Center Drive, Suite 245
     Irvine, California 92618
  Robert T. Harvey(7).......................................   8,264,132       24.4
     7700 Irvine Center Drive, Suite 245
     Irvine, California 92618
  Sentinel Consulting Corporation, LLC(7)...................   8,264,132       24.4
     7700 Irvine Center Drive, Suite 245
     Irvine, California 92618

                                                                                PERCENTAGE OF
                                                                                   SHARES
                                                               NUMBER OF       OUTSTANDING(%)
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                         OWNED       OFFERING   OFFERING
------------------------                                      ------------   --------   --------
  Woodcarvers Limited, LLC(7)...............................   8,264,132       24.4
     7700 Irvine Center Drive, Suite 245
     Irvine, California 92618

---------------

(1) Gary L. Allison. These shares include 572,857 shares issuable upon the conversion of our Series A preferred stock, 10,000 shares that are subject to an exercisable warrant and 1,531,925 shares of our common stock.

(2) Michael J. Gluck. These shares include 166,833 shares subject to stock options exercisable within 60 days, 10,000 shares issuable upon exercise of warrants and 1,515,000 shares of our common stock.

(3) Jerry L. Walker. These shares include 166,833 shares subject to stock options exercisable within 60 days, and 1,515,000 shares of our common stock.

(4) F. Grant Saviers. These shares include 1,458,182 shares issuable upon the conversion of our Series A preferred stock, 44,271 shares subject to stock options exercisable within 60 days and 131,265 shares of our common stock.

(5) Adaptec, Inc. These shares include 2,928,361 shares issuable upon conversion of our Series B preferred stock and 160,794 shares of our common stock.

(6) William F. Childs. These shares include 3,124,677 shares issuable upon conversion of our Series A preferred stock and 291,642 shares of our common stock.

(7) Harvest Storage Technology Group, LLC, Robert T. Harvey, Sentinel Consulting Corporation, LLC and Woodcarvers Limited, LLC. These shares include:

     - 1,887,499 shares issuable upon conversion of our Series A preferred stock, 1,842,315 shares issuable upon conversion of our Series C preferred stock and 3,426,282 shares of our common stock held by Woodcarvers Limited, LLC;

     - 347,186 shares issuable upon conversion of our Series A preferred stock and 296,541 shares of our common stock held by Harvest Storage Technology Partners, LLC; and

     - 464,309 shares of our common stock held by Sentinel Consulting Corporation, LLC.

     These stockholders may be deemed to beneficially own each other's shares, because Mr. Harvey is the Operating Manager of each of Woodcarvers Limited, LLC, Harvest Storage Technology Group, LLC and Sentinel Consulting Corporation, LLC. Each of these stockholders, however, disclaims beneficial ownership of the other's shares, except for Mr. Harvey, who disclaims beneficial ownership of the shares of the other entities except to the extent of his pecuniary interest.

                          DESCRIPTION OF CAPITAL STOCK

     Currently, our authorized capital stock consists of 52,000,000 shares of common stock, par value $0.001 per share, and 29,140,200 shares of preferred stock, par value $0.001 per share. Upon completion of this offering, our authorized capital stock will consist of 120,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share. The following summary is qualified by reference to our certificate of incorporation and our bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of December 31, 1999, there were 17,860,158 shares of common stock outstanding that were held of record by 60 stockholders. Holders of our common stock are entitled to one vote for each share held on all matters to be voted upon by stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone.

     Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably dividends or other distributions, if any, that may be declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. Our common stock has no preemptive, conversion or other rights to subscribe for additional securities of Chaparral. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     As of December 31, 1999, there were 18,599,372 shares of Series A preferred stock outstanding, 5,540,200 shares of Series B preferred stock outstanding and 5,000,000 shares of Series C preferred stock outstanding. Upon the closing of this offering, all outstanding shares of Series A, Series B and Series C preferred stock will automatically convert into 15,128,853 shares of common stock.

     Our board of directors will have the authority, without further approval of the stockholders, to issue up to 10,859,800 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions of the authorized preferred stock and to issue shares of each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of restricting dividends on the common stock, diluting the voting power for the common stock, impairing the liquidation rights of the common stock, delaying or preventing a change in control of our company, discouraging bids for our common stock at a premium or otherwise adversely affecting the market price of our common stock.

WARRANTS

     Other than the warrants granted to directors, executive officers and greater than 5% stockholders described in "Certain Transactions -- Warrants," there were outstanding as of March 1, 2000 warrants to purchase up to an aggregate of 84,741 shares of our common stock held by two people. These warrants may be exercised at prices ranging from $0.01 per share to $0.80 per share. Warrants to purchase 1,250 shares terminate on September 8, 2001, 63,491 shares terminate on November 8, 2004, and 20,000 shares terminate on December 13, 2004. These warrants automatically terminate if they are not exercised prior to our initial public offering.

REGISTRATION RIGHTS

     Holders of all shares of our preferred stock and certain shares of our common stock have registration rights.

  Fourth Amended Investors' Rights Agreement

     Pursuant to the Fourth Amended Investors' Rights Agreement, dated March 1, 2000, certain of our investors have registration rights. These rights include demand registration rights, piggyback registration rights and Form S-3 registration rights.

     Demand Registration Rights. If we receive a written request from the holders of at least two-thirds of the registrable securities (as defined in the agreement) after six months of our initial public offering that we file a registration covering the registrable securities, then we will give notice to all holders of registrable securities of the request within 20 days, and file a registration statement as soon as practicable covering the shares of all holders who request such registration. Our obligation is contingent on at least 25% of all registrable securities then outstanding requesting to have their shares included in the registration statement.

     Piggyback Registration Rights. If we file a registration statement we must notify all holders of registrable securities 30 days prior to the filing of such registration statement. Each holder then has an opportunity to include his or her shares in the registration provided that he or she notifies us within 20 business days of receiving notice from us.

     Form S-3 Registration Rights. If we receive a written request from holders of at least 25% of the then outstanding registrable securities to file a Form S-3 with respect to the registrable securities, then we will promptly give notice to each holder, effect such registration as soon as practicable and pay all registration expenses. We are not obligated to effect such registration, however, if:

     - the aggregate offering price of all shares included in the proposed registration is less than $1.0 million;

     - we determine in good faith that such registration would be seriously detrimental to us and our stockholders (in which case we can defer such registration for 120 days); or

     - we have already effected two registrations on Form S-3 in the last 12 months.

  Warrant Agreements

     Pursuant to the terms of various warrant agreements, Harvest Storage Technology, Mr. Gluck, Mr. Allison, Mr. Childs and Sentinel Consulting each have demand registration rights and piggyback registration rights with respect to 524,508 shares of our common stock.

     Demand Registration Rights. If we receive a written request from Harvest Storage Technology, Mr. Gluck, Mr. Allison, Mr. Childs or Sentinel Consulting within six months of an initial public offering that we file a registration statement covering registrable securities (defined as shares of common stock issued upon exercise of the warrants) having a value of at least $1.0 million, we are required to use our best efforts to file promptly a registration statement covering all of the shares requested to be included. Each warrant agreement grants each of Harvest Storage Technology, Mr. Gluck, Mr. Allison, Mr. Childs and Sentinel Consulting one such demand registration, and such demand may not be made during the period starting 60 days prior to the estimated date of filing our initial registration statement and ending on the date six months following our initial public offering.

     Piggyback Registration Rights. If we file a registration statement, other than on Form S-8 or other similar form or in connection with a Rule 145 transaction, we must promptly notify Harvest Storage Technology, Mr. Gluck, Mr. Allison, Mr. Childs and Sentinel Consulting prior to the filing of such registration statement. Harvest Storage Technology, Sentinel Consulting and Messrs. Gluck, Allison and Childs then each have an opportunity to include their shares in the registration statement; provided that each notifies us within 20 business days of receiving our notice. Each warrant agreement grants each of Harvest Storage Technology, Sentinel Consulting, Mr. Gluck, Mr. Allison and Mr. Childs three such piggyback registration rights.

PROVISIONS IN OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND IN DELAWARE LAW THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     Our certificate of incorporation and bylaws will be amended and restated as of the date of completion of this offering. Our amended and restated certificate of incorporation and bylaws will contain certain provisions that may have the effect of delaying, deferring or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders.

     Our amended and restated certificate of incorporation and bylaws provide that our board of directors shall consist of three classes of directors, each serving for a three-year term ending in successive years. This provision may make it more difficult to effect a takeover because it would generally take more than one annual meeting of our stockholders for an acquiring party to elect a majority of the board of directors. As a result, a classified board of directors may discourage proxy contests for the election of directors or purchases of a substantial block of our stock because it could operate to prevent a potential acquiror from obtaining control of our board of directors in a relatively short period of time.

     In addition, our amended and restated certificate of incorporation and bylaws will provide that stockholders may take action only at a duly called and held meeting and may not take action by written consent. This provision may make it more difficult to effect a takeover through various types of transactions, such as a merger or sale of assets, by requiring a potential acquiror to hold a stockholders' meeting before such a transaction could be consummated.

     Our amended and restated certificate of incorporation and bylaws also will provide that the "staggered board" provision and the provisions concerning voting rights of stockholders may be amended only by a vote of two-thirds of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting as a single class.

     Finally, we are subject to Section 203 of the Delaware General Corporation Law, which imposes restrictions on certain business combinations with interested persons. That section defines an "interested person" as any person who acquires 15% or more of our outstanding voting stock. In general, we are prohibited from engaging in business combinations with an interested person for a period of three years from the date that person becomes an interested person, subject to certain exceptions. By restricting our ability to engage in business combinations with an interested person, the application of Section 203 may provide a barrier to takeovers not approved in advance by our board of directors.

DIVIDENDS

     We have not paid any cash dividends on our common stock or preferred stock and intend to retain future earnings to finance our business. We are subject to restrictions on paying dividends under state law and our revolving credit agreement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, and its address is 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

NASDAQ NATIONAL MARKET LISTING

     We have applied to have our common stock approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, under the trading symbol "CHAP."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering and based on shares outstanding at March
1, 2000, we will have outstanding           shares of common stock assuming no
exercise of the underwriters' over-allotment option and no exercise of any outstanding options or warrants. All the shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

     The remaining           shares of common stock outstanding are "restricted
securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

     Our directors, officers and stockholders have entered into lock-up agreements with the underwriters of this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our shares of common stock or any securities exercisable for or convertible into our common stock owned by them prior to this offering for a period of 180 days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of Credit Suisse First Boston Corporation. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by Credit Suisse First Boston Corporation. Taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements prior to the expiration of the 180 day lock-up period, the following shares will be eligible for sale in the public market at the following times:

     - beginning on the effective date of the registration statement, the
                 shares sold in this offering, and           additional shares,
       will be immediately available for sale in the public market;

     - beginning 180 days following the date of this prospectus, additional shares will become eligible for sale under Rule 144 subject to volume restrictions as described below; and

     - the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Chaparral. Under Rule 144(k), a person who is not deemed to have been our "affiliate," as defined in the Securities Act, at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling
such shares. However,           Rule 701 shares are subject to lock-up
agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Credit Suisse First Boston Corporation.

     Following the effectiveness of this offering, we intend to file a
registration statement on Form S-8 registering           shares of common stock,
the shares of common stock reserved for issuance under our 1998 stock option plan, the 2000 equity incentive plan and the 2000 employee stock purchase plan. Upon the filing of the registration statement on Form S-8, common stock issued upon exercise of outstanding vested options or issued under our purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2000 we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and Needham & Company, Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                Number
                        Underwriter                            of Shares
                        -----------                            ---------
Credit Suisse First Boston Corporation......................
Salomon Smith Barney Inc. ..................................
Bear, Stearns & Co. Inc. ...................................
Needham & Company, Inc. ....................................

                                                               --------
          Total ............................................
                                                               ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to        additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The underwriters
and selling group members may allow a discount of $   per share on sales to
other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                        Per Share                           Total
                                             -------------------------------   -------------------------------
                                                Without            With           Without            With
                                             Over-allotment   Over-allotment   Over-allotment   Over-allotment
                                             --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions paid
  by us....................................     $                $                $                $
Expenses payable by us.....................     $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or securities convertible into or exchangeable or exercisable for any common stock, or publicly disclose the intention to make an offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     Our officers and directors and all of our security holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to    shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market subject to official notice of issuance, under the symbol "CHAP."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include:

     - the information in this prospectus and otherwise available to the underwriters;

     - the history and the prospects for the industry in which we compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under the securities laws; (ii) where required by law, that such purchaser is purchasing as principal and not as agent; and
(iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of Chaparral Network Storage, Inc. (formerly Chaparral Technologies, Inc.) as of March 31, 1998 and 1999 and for the period from inception (January 22, 1998) to March 31, 1998 and the year ended March 31, 1999 have been included in this prospectus and the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

           WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT CHAPARRAL

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement and the exhibits thereto. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form S-1.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1800SEC0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you without charge at the Securities and Exchange Commission's Web site, http://www.sec.gov.

     Upon the completion of this offering, we will be subject to the information and reporting requirements of the Exchange Act and will file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy any reports, statements or other information on file at the public reference rooms or at the Securities and Exchange Commission's web site referred to above. You can also request copies of these documents, for a copying fee, by writing to the Commission.

     Our web site is www.chaparralnet.com. The information contained on our web site is not incorporated by reference into this prospectus.

                        CHAPARRAL NETWORK STORAGE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-2
Balance Sheets as of March 31, 1998 and 1999 and December
  31, 1999 (unaudited)......................................   F-3
Statements of Operations for the period from inception
  (January 22, 1998) to March 31, 1998, the year ended March
  31, 1999 and the nine months ended December 31, 1998 and
  1999 (unaudited)..........................................   F-4
Statements of Stockholders' Equity (Deficit) for the period
  from inception (January 22, 1998) to March 31, 1998, the
  year ended March 31, 1999 and the nine months ended
  December 31, 1999 (unaudited).............................   F-5
Statements of Cash Flows for the period from inception
  (January 22, 1998) to March 31, 1998, the year ended March
  31, 1999 and the nine months ended December 31, 1998 and
  1999 (unaudited)..........................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chaparral Network Storage, Inc.:

     We have audited the accompanying balance sheets of Chaparral Network Storage, Inc. (formerly Chaparral Technologies, Inc.) (Company) as of March 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (January 22, 1998) to March 31, 1998 and the year ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chaparral Network Storage, Inc. as of March 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (January 22, 1998) to March 31, 1998 and the year ended March 31, 1999, in conformity with generally accepted accounting principles.

Boulder, Colorado
December 17, 1999

                        CHAPARRAL NETWORK STORAGE, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                          MARCH 31,    MARCH 31,    DECEMBER 31,
                                                            1998         1999           1999
                                                          ---------   -----------   ------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.............................  $ 21,405    $   224,097   $19,679,152
  Trade receivables, net of allowance of $75,000 at
     December 31, 1999..................................        --        103,624     2,006,857
  Inventory.............................................        --        183,022     2,507,411
  Prepaid expenses......................................        --         45,000       145,200
                                                          --------    -----------   -----------
          Total current assets..........................    21,405        555,743    24,338,620
Furniture, fixtures and equipment, net..................     3,488        377,618       561,033
                                                          --------    -----------   -----------
          Total assets..................................  $ 24,893    $   933,361   $24,899,653
                                                          ========    ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Notes payable.........................................  $ 60,000    $   900,000   $        --
  Accounts payable......................................        --        367,436     1,506,306
  Accrued liabilities...................................        --        509,866     1,144,103
  Deferred revenue......................................        --         50,000            --
                                                          --------    -----------   -----------
          Total current liabilities.....................    60,000      1,827,302     2,650,409
                                                          --------    -----------   -----------
Stockholders' equity (deficit):
  Series A preferred stock, par value $.001 per share;
     18,600,000 shares authorized; 0, 15,655,556 and
     18,599,372 shares issued and outstanding,
     respectively; liquidation preference of $0,
     $1,565,556 and $1,859,937, respectively............        --      2,085,617     3,102,167
  Series B preferred stock, par value $.001 per share;
     0, 5,540,200 and 5,540,200 shares authorized,
     issued and outstanding, respectively; liquidation
     preference of $0, $1,000,000 and $1,000,000,
     respectively.......................................        --      1,000,000     1,000,000
  Series C preferred stock, par value $.001 per share;
     0, 0 and 5,000,000 shares authorized, issued and
     outstanding; liquidation preference of $0, $0 and
     $2,200,000, respectively...........................        --             --     2,166,770
  Common stock, par value $.001 per share; 52,000,000
     shares authorized; 0, 7,995,000 and 17,860,158
     shares issued and outstanding, respectively........        --          7,995        17,860
  Additional paid-in capital............................        --        652,718    25,750,301
  Unearned stock option compensation....................        --             --      (677,877)
  Notes receivable for preferred and common stock.......        --       (909,860)     (669,860)
  Accumulated deficit...................................   (35,107)    (3,730,411)   (8,440,117)
                                                          --------    -----------   -----------
          Total stockholders' equity (deficit)..........   (35,107)      (893,941)   22,249,244
                                                          --------    -----------   -----------
Commitments and contingencies
          Total liabilities and stockholders' equity
            (deficit)...................................  $ 24,893    $   933,361   $24,899,653
                                                          ========    ===========   ===========

                See accompanying notes to financial statements.

                        CHAPARRAL NETWORK STORAGE, INC.

                            STATEMENTS OF OPERATIONS

                                            PERIOD FROM
                                             INCEPTION
                                            (JANUARY 22,                     NINE MONTHS ENDED
                                              1998) TO     YEAR ENDED          DECEMBER 31,
                                             MARCH 31,      MARCH 31,    -------------------------
                                                1998          1999          1998          1999
                                            ------------   -----------   -----------   -----------
                                                                                (UNAUDITED)
Revenue...................................    $     --     $   236,855   $   142,899   $ 6,296,214
Cost of sales.............................          --         107,177        39,348     2,927,371
                                              --------     -----------   -----------   -----------
          Gross profit....................          --         129,678       103,551     3,368,843
Operating expenses:
  Research and development, excluding
     $818,035 of stock option compensation
     for the nine months ended December
     31, 1999.............................          --       1,415,349       707,844     2,502,936
  Sales and marketing, excluding $58,279
     of stock option compensation for the
     nine months ended December 31,
     1999.................................          --         386,468       196,472     1,461,833
  General and administrative, excluding
     $743,791 of stock option compensation
     for the nine months ended December
     31, 1999.............................      35,107       1,950,929     1,220,714     2,209,382
  Stock option compensation...............          --              --            --     1,620,105
                                              --------     -----------   -----------   -----------
          Loss from operations............     (35,107)     (3,623,068)   (2,021,479)   (4,425,413)
Interest expense..........................          --         (72,236)           --      (389,932)
Interest income...........................          --              --            --       105,639
                                              --------     -----------   -----------   -----------
          Net loss........................    $(35,107)    $(3,695,304)  $(2,021,479)  $(4,709,706)
                                              ========     ===========   ===========   ===========
Net loss per share -- basic and diluted...    $     --     $     (1.40)  $     (2.02)  $     (0.50)
                                              ========     ===========   ===========   ===========
Weighted average number of common shares
  outstanding -- basic and diluted........          --       2,640,123       998,700     9,488,703
                                              ========     ===========   ===========   ===========

                See accompanying notes to financial statements.

                        CHAPARRAL NETWORK STORAGE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                              SERIES A                  SERIES B                 SERIES C
                                           PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK
                                       -----------------------   ----------------------   ----------------------
                                         SHARES       AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
                                       ----------   ----------   ---------   ----------   ---------   ----------
Balances at inception (January 22,
  1998)..............................          --   $       --          --   $       --          --   $       --
Net loss.............................          --           --          --           --          --           --
                                       ----------   ----------   ---------   ----------   ---------   ----------
Balances at March 31, 1998...........          --           --          --           --          --           --
Issuance of common stock for cash and
  notes receivable...................          --           --          --           --          --           --
Issuance of common stock warrants for
  services...........................          --           --          --           --          --           --
Issuance of common stock for
  services...........................          --           --          --           --          --           --
Issuance of Series A preferred stock
  for cash and notes receivable, net
  of issuance costs of $34,500.......  15,655,556    2,095,500          --           --          --           --
Issuance of common stock warrants for
  issuance costs of preferred
  stock..............................          --       (9,883)         --           --          --           --
Issuance of Series B preferred stock
  for assets and repayment of note
  payable............................          --           --   5,540,200    1,000,000          --           --
Net loss.............................          --           --          --           --          --           --
                                       ----------   ----------   ---------   ----------   ---------   ----------
Balances at March 31, 1999...........  15,655,556    2,085,617   5,540,200    1,000,000          --           --
Issuance of common stock for cash,
  less issuance costs consisting of
  $37,440 cash, warrants for 90,158
  common shares and 1,527,857 shares
  of common stock....................          --           --          --           --          --           --
Issuance of common stock options and
  warrants for services..............          --           --          --           --          --           --
Issuance of Series A preferred stock
  for cash, less issuance costs of
  $42,020............................   2,943,816    1,119,700          --           --          --           --
Issuance of common stock warrants for
  issuance costs of preferred
  stock..............................          --      (99,584)         --           --          --      (35,133)
Issuance of common stock for
  services...........................          --           --          --           --          --           --
Issuance of common stock warrants for
  interest expense...................          --           --          --           --          --           --
Issuance of Series C preferred stock
  for cash, less issuance costs of
  $103,559...........................          --           --          --           --   5,000,000    2,216,441
Collection of notes receivable.......          --           --          --           --          --           --
Issuance of common stock for issuance
  costs of preferred stock...........          --       (3,566)         --           --          --      (14,538)
Issuance of common stock options at
  less than fair value...............          --           --          --           --          --           --
Amortization of unearned stock option
  compensation.......................          --           --          --           --          --           --
Net loss.............................          --           --          --           --          --           --
                                       ----------   ----------   ---------   ----------   ---------   ----------
Balances at December 31, 1999
  (unaudited)........................  18,599,372   $3,102,167   5,540,200   $1,000,000   5,000,000   $2,166,770
                                       ==========   ==========   =========   ==========   =========   ==========

                                                                                              NOTES
                                                                                           RECEIVABLE
                                           COMMON STOCK       ADDITIONAL      UNEARNED    FOR PREFERRED
                                       --------------------     PAID-IN     STOCK OPTION   AND COMMON     ACCUMULATED
                                         SHARES     AMOUNT      CAPITAL     COMPENSATION      STOCK         DEFICIT        TOTAL
                                       ----------   -------   -----------   ------------  -------------   -----------   -----------
Balances at inception (January 22,
  1998)..............................          --   $    --   $        --   $        --     $      --     $        --   $        --
Net loss.............................          --        --            --            --            --         (35,107)      (35,107)
                                       ----------   -------   -----------   -----------     ---------     -----------   -----------
Balances at March 31, 1998...........          --        --            --            --            --         (35,107)      (35,107)
Issuance of common stock for cash and
  notes receivable...................   7,945,000     7,945       622,805            --      (614,860)             --        15,890
Issuance of common stock warrants for
  services...........................          --        --        14,080            --            --              --        14,080
Issuance of common stock for
  services...........................      50,000        50         5,950            --            --              --         6,000
Issuance of Series A preferred stock
  for cash and notes receivable, net
  of issuance costs of $34,500.......          --        --            --            --      (295,000)             --     1,800,500
Issuance of common stock warrants for
  issuance costs of preferred
  stock..............................          --        --         9,883            --            --              --            --
Issuance of Series B preferred stock
  for assets and repayment of note
  payable............................          --        --            --            --            --              --     1,000,000
Net loss.............................          --        --            --            --            --      (3,695,304)   (3,695,304)
                                       ----------   -------   -----------   -----------     ---------     -----------   -----------
Balances at March 31, 1999...........   7,995,000     7,995       652,718            --      (909,860)     (3,730,411)     (893,941)
Issuance of common stock for cash,
  less issuance costs consisting of
  $37,440 cash, warrants for 90,158
  common shares and 1,527,857 shares
  of common stock....................   9,502,082     9,502    21,933,449            --       (30,000)             --    21,912,951
Issuance of common stock options and
  warrants for services..............          --        --       140,170            --            --              --       140,170
Issuance of Series A preferred stock
  for cash, less issuance costs of
  $42,020............................          --        --            --            --            --              --     1,119,700
Issuance of common stock warrants for
  issuance costs of preferred
  stock..............................          --        --       134,717            --            --              --            --
Issuance of common stock for
  services...........................     212,208       212       315,507            --       (25,000)             --       290,719
Issuance of common stock warrants for
  interest expense...................          --        --       257,805            --            --              --       257,805
Issuance of Series C preferred stock
  for cash, less issuance costs of
  $103,559...........................          --        --            --            --            --              --     2,216,441
Collection of notes receivable.......          --        --            --            --       295,000              --       295,000
Issuance of common stock for issuance
  costs of preferred stock...........     150,868       151        17,953            --            --              --            --
Issuance of common stock options at
  less than fair value...............          --        --     2,297,982    (2,297,982)           --              --            --
Amortization of unearned stock option
  compensation.......................          --        --            --     1,620,105            --              --     1,620,105
Net loss.............................          --        --            --            --            --      (4,709,706)   (4,709,706)
                                       ----------   -------   -----------   -----------     ---------     -----------   -----------
Balances at December 31, 1999
  (unaudited)........................  17,860,158   $17,860   $25,750,301   $  (677,877)    $(669,860)    $(8,440,117)  $22,249,244
                                       ==========   =======   ===========   ===========     =========     ===========   ===========

                See accompanying notes to financial statements.

                        CHAPARRAL NETWORK STORAGE, INC.

                            STATEMENTS OF CASH FLOWS

                                            PERIOD FROM
                                             INCEPTION
                                            (JANUARY 22,      YEAR           NINE MONTHS ENDED
                                              1998) TO        ENDED            DECEMBER 31,
                                             MARCH 31,      MARCH 31,    -------------------------
                                                1998          1999          1998          1999
                                            ------------   -----------   -----------   -----------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss................................    $(35,107)    $(3,695,304)  $(2,021,479)  $(4,709,706)
  Adjustments to reconcile net loss to net
     cash used by operating activities:
     Depreciation and amortization........         100          69,421        27,176       152,314
     Common stock and common stock options
       and warrants issued for services
       and interest expense...............          --          20,080        19,600       688,694
     Amortization of unearned stock option
       compensation.......................          --              --            --     1,620,105
  Changes in operating assets and
     liabilities:
     Trade receivables....................          --        (103,624)      (49,820)   (1,903,233)
     Inventory............................          --         (87,199)      (28,019)   (2,324,389)
     Prepaid expenses.....................          --         (45,000)           --      (100,200)
     Accounts payable.....................          --         367,436       326,496     1,138,870
     Accrued liabilities..................          --         509,866        30,000       634,237
     Deferred revenue.....................          --          50,000            --       (50,000)
                                              --------     -----------   -----------   -----------
          Net cash used by operating
            activities....................     (35,007)     (2,914,324)   (1,696,046)   (4,853,308)
                                              --------     -----------   -----------   -----------
Cash flows from investing activities --
  expenditures for furniture, fixtures and
  equipment...............................      (3,588)        (89,374)      (41,319)     (335,729)
                                              --------     -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from sale of preferred stock...          --       1,800,500     1,410,000     3,336,141
  Proceeds from sale of common stock......          --          15,890        15,690    21,912,951
  Collection of notes receivable for
     preferred stock......................          --              --            --       295,000
  Proceeds from notes payable.............      60,000       1,450,000       550,000       798,508
  Repayments of notes payable.............          --         (60,000)      (60,000)   (1,698,508)
                                              --------     -----------   -----------   -----------
          Net cash provided by financing
            activities....................      60,000       3,206,390     1,915,690    24,644,092
                                              --------     -----------   -----------   -----------
          Net increase in cash and cash
            equivalents...................      21,405         202,692       178,325    19,455,055
Cash and cash equivalents at beginning of
  period..................................          --          21,405        21,405       224,097
                                              --------     -----------   -----------   -----------
Cash and cash equivalents at end of
  period..................................    $ 21,405     $   224,097   $   199,730   $19,679,152
                                              ========     ===========   ===========   ===========
Supplemental disclosures of cash flows
  information -- cash paid for interest...    $     --     $     8,445   $     7,317   $   103,393
                                              ========     ===========   ===========   ===========
Supplemental disclosures of non-cash
  investing and financing activities:
  Notes payable converted to preferred
     stock................................    $     --     $   550,000   $   550,000   $        --
                                              ========     ===========   ===========   ===========
  Assets acquired in exchange for
     preferred stock:
     Inventory............................    $     --     $    95,823   $    95,823   $        --
                                              ========     ===========   ===========   ===========
     Furniture, fixtures and equipment....    $     --     $   354,177   $   354,177   $        --
                                              ========     ===========   ===========   ===========

                See accompanying notes to financial statements.

                        CHAPARRAL NETWORK STORAGE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 1998 AND 1999
          (INFORMATION AS OF DECEMBER 31, 1999 AND FOR THE NINE-MONTH
             PERIODS ENDED DECEMBER 31, 1998 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) ORGANIZATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

     Chaparral Network Storage, Inc. (formerly Chaparral Technologies, Inc.) (Chaparral or the Company) was incorporated on January 22, 1998. The Company operates in one industry segment, developing and marketing storage networking solutions for data intensive enterprise applications.

     The accompanying unaudited financial information as of December 31, 1999 and for the nine-month periods ended December 31, 1998 and 1999 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the nine-month periods ended December 31, 1998 and 1999 have been included. Operating results for the nine-month periods ending December 31, 1998 and 1999 are not necessarily indicative of the results that may be expected for the full year.

  (b) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

  (c) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

  (d) INVENTORY

     Inventory is recorded at the lower of standard cost (which approximates average cost) or market.

  (e) FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which are generally three years.

  (f) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). SFAS No. 121 requires impairment losses to be recognized on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amounts. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell. No impairment has been recognized.

                        CHAPARRAL NETWORK STORAGE, INC.

  (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of certain of the Company's financial instruments, including accounts receivable, accrued liabilities and notes receivable for stock approximate fair value because of their short maturities.

  (h) REVENUE RECOGNITION

     Revenue from product sales is recognized upon shipment of the product to customers. Costs of products shipped for customer evaluation are expensed at shipment. Revenue is reduced for estimated customer returns and allowances. Provision for estimated warranty costs, including estimated costs of support for embedded software, is recorded at the time of sale based upon expected failure rates and costs of repair. This provision is periodically adjusted to reflect actual experience.

  (i) RESEARCH AND DEVELOPMENT

     Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The Company capitalizes certain software development costs subsequent to the establishment of technological feasibility. To date, costs incurred following technological feasibility, but prior to general release, have been insignificant.

  (j) INCOME TAXES

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No.
109). Under SFAS No. 109, deferred income taxes are recognized for the future tax consequences of differences between the tax bases of assets and liabilities and their financial statement carrying amounts based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded to the extent deferred tax assets may not be realizable.

  (k) STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (APB No. 25). The Company provides pro forma disclosure of net loss as if the fair value based method of accounting for the plan, as prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), had been applied. Pro forma disclosures include the effects of employee stock options granted. Equity instruments granted to non-employees are accounted for in accordance with SFAS No. 123.

  (l) ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising costs amounted to $80,000 and $252,000 for the year ended March 31, 1999 and the nine-month period ended December 31, 1999.

     In addition to its own advertising activities, the Company accrues a percentage of sales over certain contractual minimums to reimburse distributors for a portion of their advertising costs. Any unused allowance expires if not used during the six months following the date of sale. Cooperative advertising expense for the nine-month period ended December 31, 1999 totaled $37,000 and is included in sales and marketing expense.

  (m) LOSS PER SHARE

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No. 128, basic earnings (loss) per share (EPS) excludes dilution for potential common stock and is computed by dividing income or loss

                        CHAPARRAL NETWORK STORAGE, INC.

available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS are the same for all periods presented, as all potential common stock instruments are antidilutive.

(2) INVENTORY

     The Company generally contracts for the manufacture of inventory. Certain components are purchased by the Company and supplied to the contract manufacturers. Inventory consists of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                1999          1999
                                                              ---------   ------------
                                                                          (UNAUDITED)
Finished goods..............................................  $136,263     $  948,865
Raw materials...............................................    46,759      1,558,546
                                                              --------     ----------
          Total.............................................  $183,022     $2,507,411
                                                              ========     ==========

(3) FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following:

                                                            MARCH 31,
                                                      ----------------------   DECEMBER 31,
                                                        1998         1999          1999
                                                      ---------   ----------   ------------
                                                                               (UNAUDITED)
Equipment...........................................   $3,588      $443,755     $ 602,788
Purchased software..................................       --            --       176,696
Furniture and fixtures..............................       --         3,384         3,384
                                                       ------      --------     ---------
                                                        3,588       447,139       782,868
Less accumulated depreciation and amortization......     (100)      (69,521)     (221,835)
                                                       ------      --------     ---------
                                                       $3,488      $377,618     $ 561,033
                                                       ======      ========     =========

(4) NOTES PAYABLE

     In July 1999, the Company obtained a $3.0 million line of credit from a bank, secured by accounts receivable and other collateral, at a variable rate equal to the bank's prime rate plus 1.5% per annum. As of December 31, 1999, there was no outstanding balance. This line of credit was terminated in January 2000.

     In January 2000, the Company entered into a loan agreement with a bank. Under the loan agreement, the Company can borrow and reborrow up to the lesser of $3.0 million or an amount equal to 90% of the Company's U.S. government debt securities plus 80% of the Company's investment grade commercial paper, with a maturity of one year or less and held on deposit at the bank. Borrowings bear interest at the prime rate. Interest is payable monthly, and borrowings must be repaid on or before August 31, 2000. Under the loan agreement, the Company agreed to provide certain financial information, maintain at least $4.0 million in cash plus investment grade marketable securities, maintain a minimum net worth and minimum ratio of debt to net worth. The Company has also agreed not to pay dividends on its stock, create liens on its properties or borrow under other credit arrangements. The Company has not borrowed under this loan agreement.

                        CHAPARRAL NETWORK STORAGE, INC.

(5) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) REVERSE STOCK SPLIT

     In October 1999, the Company's board of directors authorized a one-for-two reverse stock split. All share and per share amounts disclosed herein reflect the effect of this reverse split.

  (b) SERIES A PREFERRED STOCK

     Series A preferred shares are convertible into 9,686,168 shares of common stock as of December 31, 1999, subject to adjustment for dilution that may occur from future equity transactions, and have voting rights on an as-converted basis. The Series A preferred shares are entitled to receive dividends equal to $.008 per share on an annual basis when and if declared by the Board of Directors. In the event of liquidation of the Company, holders of the Series A preferred shares are entitled to receive an amount equal to $.10 per share, plus any declared and unpaid dividends. The Series A preferred shares are convertible at any time, at the option of the holder, and convert automatically upon consummation of a public offering of common stock resulting in proceeds to the Company of not less than $15.0 million and at an offering price per share equal to at least $2.20.

  (c) SERIES B PREFERRED STOCK

     Series B preferred shares are convertible into 2,928,361 shares of common stock as of December 31, 1999, subject to adjustment for dilution that may occur from future equity transactions, and have voting rights on an as-converted basis. The Series B preferred shares are entitled to receive dividends equal to $.009 per share on an annual basis when and if declared by the Board of Directors. In the event of liquidation of the Company, the holder of the Series B preferred shares is entitled to receive an amount equal to $.18 per share, plus any declared and unpaid dividends. The Series B preferred shares are convertible at any time, at the option of the holder, and convert automatically upon consummation of a public offering of common stock resulting in proceeds to the Company of not less than $15.0 million and at an offering price per share equal to at least $2.20.

  (d) SERIES C PREFERRED STOCK

     Series C preferred shares are convertible into 2,514,324 shares of common stock as of December 31, 1999, subject to adjustment for dilution that may occur from future equity transactions, and have voting rights on an as-converted basis. The Series C preferred shares are entitled to receive dividends equal to $.0352 per share on an annual basis when and if declared by the Board of Directors. In the event of liquidation of the Company, holders of the Series C preferred shares are entitled to receive an amount equal to $.44 per share, plus any declared and unpaid dividends. The Series C preferred shares are convertible at any time, at the option of the holder and are subject to mandatory conversion upon consummation of a public offering of common stock resulting in proceeds to the Company of not less than $15.0 million and at an offering price per share equal to at least $2.20.

  (e) NOTES RECEIVABLE FOR PREFERRED AND COMMON STOCK

     Notes receivable due from stockholders from the sale of Series A preferred and common stock bear interest at 8% and are due at various dates through 2003 and are shown as a reduction of stockholders' equity.

  (f) STOCK OPTIONS

     The Company has a stock option plan pursuant to which the Company's Board of Directors may grant stock options to officers, employees and consultants of the Company. The stock option plan authorizes grants to purchase up to 14,000,000 shares of authorized but unissued common stock. At December 31,

                        CHAPARRAL NETWORK STORAGE, INC.

1999, 4,381,501 shares were available for grant under the stock option plan. Options vest over periods of up to four years and generally expire ten years from the date of grant. The weighted average remaining contractual term of outstanding options was approximately 9.4 years at March 31, 1999. The Company has also granted options outside the stock option plan to employees and directors to purchase 1,222,331 shares of common stock with similar terms. Those options are included in the disclosures below.

     The following table summarizes activity for options issued to employees and directors from inception (January 22, 1998) to December 31, 1999:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                               OPTIONS     EXERCISE PRICE
                                                              ----------   --------------
Options outstanding at inception (January 22, 1998).........          --        $ --
  Granted...................................................   1,400,000         .10
                                                              ----------
Options outstanding at March 31, 1998.......................   1,400,000         .10
  Granted...................................................   5,851,000         .11
  Exercised.................................................  (5,970,000)        .10
  Forfeited.................................................     (35,000)        .12
                                                              ----------
Options outstanding at March 31, 1999.......................   1,246,000         .11
  Granted...................................................   4,300,327         .83
  Exercised.................................................    (713,332)        .16
  Forfeited.................................................    (834,664)        .16
                                                              ----------
Options outstanding at December 31, 1999 (unaudited)........   3,998,331         .87
                                                              ==========

     The Company generally grants stock options with exercise prices equal to fair value at the date of grant, and accordingly, generally does not recognize compensation expense relating to employee option grants. In November 1999, a total of 1,222,331 stock options were granted with exercise prices less than fair value, resulting in total compensation expense to be recognized over the vesting period of $2,297,982, of which $1,620,105 was recognized in the nine months ended December 31, 1999.

     During the period from inception (January 22, 1998) to March 31, 1998, the year ended March 31, 1999 and the nine-month period ended December 31, 1999, the per share weighted-average fair value of stock options granted with exercise prices equal to the fair value at the grant date was $0.05, $0.06 and $0.44, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: no dividends; 75% volatility; risk-free interest rate of 6.5%; and expected life of four years. If the Company had recorded the options at the grant date under SFAS No. 123, net loss would have been approximately $37,168, $3,765,142 and $5,305,851 and the net loss per share would have been approximately $0, $1.43 and $.56 for the period from inception (January 22, 1998) to March 31, 1998, the year ended March 31, 1999 and the nine-month period ended December 31, 1999, respectively.

                        CHAPARRAL NETWORK STORAGE, INC.

     The following table summarizes information about stock options issued to employees and directors outstanding at December 31, 1999 (unaudited):

                    OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
------------------------------------------------------------   ------------------------------
                         WEIGHTED AVERAGE
EXERCISE     NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICE     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------   -----------   ----------------   ----------------   -----------   ----------------
 $ .10        375,000          8.5               $ .10            312,500         $ .10
   .12      1,334,750          9.0                 .12            587,500           .12
  1.12      1,981,081          9.8                1.12            883,581          1.12
  3.19        272,500          9.9                3.19                 --          3.19
  5.25         35,000          9.9                5.25                 --          5.25
            ---------                                           ---------
            3,998,331          9.4                              1,783,581           .61
            =========                                           =========

     Included in options exercisable at December 31, 1999 are 887,500 options which were exercisable at the date of grant; however, the shares issued upon exercise will be restricted and subject to repurchase at the exercise price if employees terminate prior to the vesting of their shares, which is generally over four years from the grant date of the options. At December 31, 1999, restricted shares issued for options exercised which are subject to repurchase totaled 3,078,244 shares, with a weighted average repurchase price of $.10. All of the restricted shares become fully vested upon an initial public offering.

     In addition to options issued to employees and directors, the Company issued 106,667 and 57,500 common stock options to consultants for services during the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively. These options have exercise prices ranging from $.10 to $.12 per share, are exercisable at the date of grant and expire at various dates from November 2008 to August 2009. The fair value of these options was determined to be $14,080 and $37,658 for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively, and was recognized as general and administrative expense. The fair value was calculated using the Black Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%; contractual lives of ten years; no dividend yield; and 75% volatility. As of December 31, 1999, 105,000 of these options have been exercised.

  (g) WARRANTS

     In return for services performed during the nine months ended December 31, 1999, the Company granted warrants to purchase 20,000 common shares at $.01 per share. These warrants are exercisable at any time and expire in December 2003. The fair value of these warrants was determined to be $104,840 and was recognized as general and administrative expense. The fair value was calculated using the Black Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%; contractual life of four years; no dividend yield; and 75% volatility.

     In connection with issuances of Series A preferred stock and Series C preferred stock, during the year ended March 31, 1999 and the nine months ended December 31, 1999, the Company granted warrants to purchase 158,333 and 433,257 shares of common stock, respectively, at prices ranging from $.01 to $1.30 per share. These warrants are exercisable at any time and expire at various dates from December 2002 to September 2003. The fair value of these warrants was determined to be $9,883 and $134,717 for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively, and was separately recorded as warrants for the purchase of common stock and as a reduction to the Series A and Series C preferred stock. The fair value was calculated using the Black Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%; contractual lives of four years; no dividend yield; and 75% volatility. As of December 31, 1999, 180,555 of these warrants have been exercised.

                        CHAPARRAL NETWORK STORAGE, INC.

     In connection with issuances of notes payable, during the nine months ended December 31, 1999, the Company granted warrants to purchase 137,500 shares of common stock at prices ranging from $.25 to $1.00 per share, 20,000 of which were issued to officers of the Company with exercise prices of $0.25. The fair value of these warrants was determined to be $257,805 and was recognized as interest expense. These warrants are exercisable at any time and expire at various dates through August 2003. The fair value was calculated using the Black Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%; contractual lives of four years; no dividend yield; and 75% volatility.

     In connection with issuances of common stock, during the nine months ended December 31, 1999, the Company granted warrants to purchase 90,158 shares of common stock at prices ranging from $.01 to $3.00 per share. These warrants are exercisable at any time and expire in November 2003. The fair value of these warrants was determined to be $269,925 and was recorded in additional paid in capital. The fair value was calculated using the Black Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%; contractual lives of four years; no dividend yield; and 75% volatility.

     In connection with the execution of an integrated circuit supply agreement in March 2000, the Company granted warrants to purchase 300,000 shares of common stock at $20.00 per share. These warrants are exercisable from December 1, 2000 to May 31, 2001. The fair value of these warrants was determined to be $440,000 and will be included in cost of sales at the date of grant. The fair value was calculated using the Black Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.5%; contractual life of 15 months; no dividend yield; and 75% volatility.

(6) INCOME TAXES

     Income tax benefit relating to losses for the period from inception (January 22, 1998) to March 31, 1998, the year ended March 31, 1999 and the nine months ended December 31, 1999 differs from the amounts that would result from applying the federal statutory rate of 15% in 1998 and 34% thereafter as follows:

                                                  PERIOD
                                              FROM INCEPTION        YEAR       NINE MONTHS
                                            (JANUARY 22, 1998)      ENDED         ENDED
                                               TO MARCH 31,       MARCH 31,    DECEMBER 31,
                                                   1998             1999           1999
                                            ------------------   -----------   ------------
                                                                               (UNAUDITED)
Expected tax benefit......................       $(5,266)        $(1,256,403)  $(1,601,300)
State income taxes, net of federal
  benefit.................................        (1,492)           (115,278)     (146,923)
Nondeductible interest expense............            --                  --        87,654
Change in valuation allowance for deferred
  tax assets..............................         6,758           1,350,380     1,677,876
Other, net................................            --              21,301       (17,307)
                                                 -------         -----------   -----------
          Actual income tax benefit.......       $    --         $        --   $        --
                                                 =======         ===========   ===========

                        CHAPARRAL NETWORK STORAGE, INC.

     Temporary differences that give rise to deferred tax assets are as follows:

                                                         MARCH 31,
                                                   ---------------------   DECEMBER 31,
                                                    1998        1999           1999
                                                   -------   -----------   ------------
                                                                           (UNAUDITED)
Net operating loss carryforwards.................  $ 6,758   $ 1,285,338   $ 2,275,572
Stock option compensation........................       --            --       648,042
Accrued expenses.................................       --        71,800        81,400
Other, net.......................................       --            --        30,000
                                                   -------   -----------   -----------
          Gross deferred tax asset...............    6,758     1,357,138     3,035,014
Valuation allowance..............................   (6,758)   (1,357,138)   (3,035,014)
                                                   -------   -----------   -----------
          Net deferred tax asset.................  $    --   $        --   $        --
                                                   =======   ===========   ===========

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $3.0 million at March 31, 1999 and $6.1 million at December 31, 1999 which is available to offset future federal taxable income, if any, through 2019. Management believes the utilization of the carryforwards may be limited by Internal Revenue Code Section 382 relating to changes in ownership, as defined.

     Due to the uncertainty regarding the realization of the deferred tax assets relating to net operating loss carryforwards and other temporary differences, a valuation allowance has been recorded for the entire amount of the Company's deferred tax assets.

(7) COMMITMENTS AND CONTINGENCIES

  (a) PURCHASE COMMITMENTS

     The Company generally enters into firm purchase commitments with suppliers and third party manufacturers for its estimated inventory requirements for the succeeding three months. For certain components which require longer lead times, the Company may enter into firm purchase commitments for estimated usage of up to six months.

  (b) LEASE COMMITMENTS

     The Company leases office space under noncancelable operating leases expiring through 2005. Future minimum lease payments under noncancelable operating leases with remaining noncancelable lease terms in excess of one year are as follows:

                    YEAR ENDED MARCH 31,
                    --------------------
  2000......................................................  $   19,000
  2001......................................................     227,000
  2002......................................................     227,000
  2003......................................................     227,000
  2004......................................................     227,000
  2005......................................................     208,000
                                                              ----------
                                                              $1,135,000
                                                              ==========

     Rent expense totaled $207,000 and $306,000 for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively.

                        CHAPARRAL NETWORK STORAGE, INC.

  (c) EMPLOYEE BENEFIT PLAN

     In December 1998, the Company established a 401(k) plan that allows eligible employees to contribute up to 15% of their compensation up to the maximum amount set forth in the Internal Revenue Code. The Company matches 25% of employee contributions. The Company's contributions were $6,914 and $55,317 for the year ended March 31, 1999 and for the nine months ended December 31, 1999, respectively.

(8) SIGNIFICANT CUSTOMER AND SUPPLIER INFORMATION

     Revenue attributable to significant customers (as a percentage of total revenue) was as follows:

                                                                           NINE MONTHS
                                                              YEAR ENDED      ENDED
                                                              MARCH 31,    DECEMBER 31,
                                                                 1999          1999
                                                              ----------   ------------
                                                                           (UNAUDITED)
Customer A..................................................      47%           24%
Customer B..................................................      --            22%
Customer C..................................................       2%           16%
Customer D..................................................      20%           11%
Customer E..................................................      24%            2%

     The Company also had foreign export sales, primarily to European customers, amounting to 44% and 22% of total sales for the year ended March 31, 1999 and the nine months ended December 31, 1999, respectively.

     The Company obtains key components from two suppliers. A loss of either source of supply would have a significant impact on the Company's ability to provide products to customers.

(9) VALUATION AND QUALIFYING ACCOUNTS

     The following presents information related to the Company's valuation and qualifying accounts:

                                               BALANCES AT     ADDITIONS       BAD DEBT,      BALANCES AT
                                                MARCH 31,     CHARGED TO     WRITE-OFFS AND   DECEMBER 31,
                                                  1999       OPERATIONS(1)     RETURNS(1)         1999
                                               -----------   -------------   --------------   ------------
                                                              (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Allowance for doubtful accounts..............      $--         $ 75,000         $     --        $ 75,000
Inventory obsolescence reserve...............      $--         $100,000         $     --        $100,000
Warranty reserve.............................      $--         $ 97,850         $(47,850)       $ 50,000
Sales returns and allowances.................      $--         $ 92,825         $(10,000)       $ 82,825

---------------

(1) Includes provisions for stock rotation rights and other sales returns, and actual returns which were charged against revenue.

                        [INSIDE BACK COVER FOR GRAPHICS]

                                  [BACK COVER]

                        [CHAPARRAL NETWORK STORAGE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................       $15,840
NASD filing fee.............................................       $ 6,500
Nasdaq National Market listing fee..........................       $      *
Legal fees and expenses.....................................       $      *
Accounting fees and expenses................................       $      *
Printing and engraving......................................       $      *
Blue sky fees and expenses (including legal fees)...........       $      *
Transfer agent fees.........................................       $      *
Miscellaneous...............................................       $      *
          Total.............................................       $      *

---------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's certificate of incorporation, as amended, eliminates in certain circumstances the liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for: (i) a breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a willful or negligent declaration of an unlawful distribution or
(iv) transactions from which the director derived an improper personal benefit.

     The Registrant's certificate of incorporation also provides that we shall indemnify any person and his or her estate and personal representatives against all liability and expenses incurred by reason of the person being or having been a director or officer of the Registrant or, while serving as a director or officer of the Registrant, serving at the request of it or any of its subsidiaries as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other entity or of an employee benefit plan, to the full extent permitted under the DGCL. The DGCL requires a corporation to indemnify its officers and directors against reasonable expenses incurred in any proceeding to which the officer or director is a party and was wholly successful, on the merits or otherwise, in defense of the proceeding. In addition to this mandatory indemnification, the DGCL provides that a corporation may indemnify its officers and directors against liability and reasonable expenses if the officer or director acted in good faith and in a manner reasonably believed to be in the best interests of the corporation in the case of conduct in an official capacity, in a manner he or she reasonably believed was at least not opposed to the corporation's best interests in all other cases, or in a manner he or she had no reasonable cause to believe was unlawful in the case of criminal proceedings. In actions by or in the name of the corporation, the DGCL provides the same standard but limits indemnification to reasonable expenses incurred by the director and prohibits any indemnification if the director is adjudged liable to the corporation. The DGCL also prohibits indemnification of a director in connection with actions charging improper personal benefit to the director if the director is adjudged liable on that basis.

DIRECTOR AND OFFICER LIABILITY INSURANCE

     Our director and officer insurance policy indemnifies us and/or our directors and officers for judgments and expenses arising in connection with any claim made during the policy period for director and officer misconduct other than dishonest or criminal acts, acts made for the director or officers's personal profit or gain, fraudulent acts, or acts that are in violation of
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The policy reimburses us when we are obligated to indemnify our directors and officers for judgments and expenses arising from covered misconduct. The policy reimburses the directors and officers for judgments and expenses arising out of claims for which indemnification from us is either not available or not permitted by law. The policy excludes coverage for claims brought by one insured (director, officer, or the company) against another insured.

     The limit under our policy is $          and the premium is $          per
month. The deductible varies depending on whether the claim involves an individual director or officer or the company, and on whether the claim is related to a violation of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"). If the claim involves indemnifying an individual director or officer and is not Securities related, then the deductible is $0. If the claim involves indemnifying the company and is not Securities related, then
the deductible is $          . The deductible for any Securities related claim
is $          .

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has issued the following securities since its inception in January 1998:

     Since its inception in January 1998, the Registrant has issued and sold unregistered securities in the transactions described below. The sale and issuance of stock, warrants and options were exempt from registration under Rule 506 and Rule 701 under the Securities Act. All such sales made in reliance on the exemption from registration provided by Rule 506 under the Securities Act were made to investors who represented that they were accredited investors, that they intended to acquire the securities for investment only and not with a view to distribution, and that they had received or had access to adequate information about the Company. The following share and dollar amounts are adjusted to reflect the Company's 1-for-2 reverse stock split effective as of October 15, 1999.

  Shares of Common Stock

     (1) On June 16, 1998, the Registrant issued 1,875,000 to its founders pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $3,750.

     (2) On November 25, 1998, each of the founders named above agreed to rescind their shares in exchange for a promissory note from the Registrant in an amount equal to the purchase price of the founder shares. The promissory note was then contributed by each founder to the Registrant in exchange for the issuance of an aggregate of 1,875,000 shares of common stock to the founders pursuant to a Contribution Agreement, dated November 25, 1998. The Registrant issued these shares pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $3,750.

     (3) On February 17, 1999, the Registrant issued 50,000 shares as payment for services valued at $6,000 to a director who is an accredited investor pursuant to Rule 506 under the Securities Act.

     (4) From July through December 1999, the Registrant issued 44,952 shares to certain consultants pursuant to Rule 701 under the Securities Act in lieu of consulting fees in the amount of $36,334.

     (5) In August 1999, the Registrant issued 453,846 shares to an accredited investor pursuant to Rule 506 under the Securities Act. The aggregate purchase price was $500,000.

     (6) From October 31 through December 31, 1999, the Registrant issued 170,112 shares to accredited investors pursuant to Rule 506 under the Securities Act for an aggregate purchase price of $302,185. These shares were issued in lieu of payment of various consultants' fees, commissions in connection with the sale of the Registrant's securities and 5 months rent for the Registrant's new principal executive offices.

     (7) In September and December 1999, the Registrant issued 1,650,868 shares to two accredited investors as commissions in connection with the private placement of securities pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $1,452,764.

     (8) In November 1999, the Registrant issued 1,820,669 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $6,242,002.

     (9) From November 30, 1999 through February 14, 2000, the Registrant issued 3,663,519 shares to stockholders pursuant to Rule 506 under the Securities Act in connection with their exercise of preemptive rights at an aggregate purchase price of $10,743,887.

     (10) In December 1999 and January 2000, the Registrant issued 1,201,500 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $5,033,125.

     (11) Through March 1, 2000, the Registrant has issued and sold 7,069,998 shares to directors, employees and consultants upon the exercise of options granted under its 1998 stock option plan at exercise prices ranging from $0.10 to $1.12.

  Shares of Series A Preferred Stock

     (1) On November 24 through November 27, 1998, the Registrant issued 11,600,000 shares to certain accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $1,160,000.

     (2) On December 11, 1998, the Registrant issued 833,333 shares to an accredited investor pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $150,000.

     (3) On December 15, 1998, the Registrant issued 666,667 shares to an accredited investor pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $120,000.

     (4) On January 13, 1999, the Registrant issued 800,000 shares to an accredited investor pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $200,000.

     (5) In February 1999, the Registrant issued 1,200,000 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $300,000.

     (6) On March 31, 1999, the Registrant issued 555,556 shares to an accredited investor pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $200,000.

     (7) In April 1999, the Registrant issued 790,316 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $300,320.

     (8) In May 1999, the Registrant issued 736,000 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $294,400.

     (9) In June 1999, the Registrant issued 1,417,500 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $567,000.

  Shares of Series B Preferred Stock

     On November 25, 1998, the Registrant issued 5,540,200 shares to an accredited investor pursuant to Rule 506 under the Securities Act in exchange for assets and forgiveness of debt valued at $1,000,000.

  Shares of Series C Preferred Stock

     On October 15, 1999, the Registrant issued 5,000,000 shares to accredited investors pursuant to Rule 506 under the Securities Act at an aggregate purchase price of $2,320,000.

  Warrants to Purchase Common Stock

     (1) On December 15, 1998, the Registrant granted a warrant to purchase 55,555 shares at an exercise price of $0.02 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on December 15, 1999.

     (2) On February 8, 1999, the Registrant granted a warrant to purchase 75,000 shares at an exercise price of $0.50 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (3) On March 31, 1999, the Registrant granted a warrant to purchase 27,778 shares at an exercise price of $0.72 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (4) On April 1, 1999, the Registrant granted a warrant to purchase 52,500 shares at an exercise price of $1.00 per share to an accredited investor as fees in connection with loans made by him to the Registrant. This warrant was exercised on January 25, 2000.

     (5) On April 28, 1999, the Registrant granted a warrant to purchase 26,316 shares at an exercise price of $0.76 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (6) On May 28, 1999, the Registrant granted a warrant to purchase 52,125 shares at an exercise price of $0.80 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (7) On July 7, 1999, the Registrant granted a warrant to purchase 88,182 shares at an exercise price of $0.88 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (8) On July 20, 1999, the Registrant granted a warrant to purchase 95,000 shares at an exercise price of $1.00 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (9) On August 9, 1999, the Registrant granted a warrant to purchase 30,000 shares at an exercise price of $1.00 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (10) On August 12, 1999, the Registrant granted a warrant to purchase 15,384 shares at an exercise price of $1.30 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (11) On August 13, 1999, the Registrant granted a warrant to purchase 12,500 shares at an exercise price of $1.00 per share pursuant to Rule 506 under the Securities Act to an accredited investor as fees in connection with loans made by him to the Registrant. This warrant was exercised on January 25, 2000.

     (12) On August 19, 1999, the Registrant granted a warrant to purchase 10,000 shares at an exercise price of $0.25 per share pursuant to Rule 506 under the Securities Act to each of two executive officers who are accredited investors as fees in connection with loans made by them to the Registrant.

     (13) On September 8, 1999, the Registrant granted a warrant to purchase 1,250 shares at an exercise price of $0.80 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities.

     (14) On September 13, 1999, the Registrant granted a warrant to purchase 125,000 shares at an exercise price of $0.02 per share pursuant to Rule 506 under the Securities Act to a consultant as payment of commissions in connection with the sale of securities. This warrant was exercised on September 21, 1999.

     (15) On November 4, 1999, the Registrant granted a warrant to purchase 26,667 shares at an exercise price of $3.00 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities. This warrant was exercised on January 13, 2000.

     (16) On November 8, 1999, the Registrant granted a warrant to purchase 63,491 shares at an exercise price of $0.01 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment of commissions in connection with the sale of securities.

     (17) On December 13, 1999, the Registrant granted a warrant to purchase 52,500 shares at an exercise price of $1.00 per share pursuant to Rule 506 under the Securities Act to an accredited investor as fees in connection with loans made by him to the Registrant. This warrant was exercised on January 25, 2000.

     (18) On December 13, 1999, the Registrant granted a warrant to purchase 20,000 shares at an exercise price of $0.01 per share pursuant to Rule 506 under the Securities Act to an accredited investor as payment for consulting services.

     (19) On March 1, 2000, the Registrant granted a warrant to purchase 300,000 shares at an exercise price of $20.00 pursuant to Rule 506 under the Securities Act to an accredited investor in connection with an agreement pursuant to which the Registrant will purchase ASICs from the investor.

  Options to Purchase Common Stock

     The Registrant from time to time has granted stock options to employees, consultants and directors. The following table sets forth certain information regarding such grants:

                                                     NUMBER          RANGE OF
                                                    OF SHARES   EXERCISE PRICES($)
                                                    ---------   ------------------
1998..............................................  1,400,000             0.10
1999..............................................  5,957,667        0.10-0.12
2000 (through March 1, 2000)......................  4,560,577       0.12-10.00

     The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act as transactions not involving any public offering; (ii) Regulation D promulgated under the Securities Act as limited offers and sales of securities, or (iii) Rule 701 promulgated under the Securities Act. All purchasers of the above securities acquired said shares for investment purposes only and all stock certificates reflect the appropriate legends. No underwriters were involved in connection with the sales of securities referred to in this
Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
          1.1            -- Form of Underwriting Agreement.*
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
          3.2            -- Form of Amended and Restated Certificate of Incorporation
                            to be Filed Immediately Prior to the Offering.*
          3.3            -- Bylaws of the Registrant.
          3.4            -- Form of Bylaws to be In Effect Immediately Prior to the
                            Offering.*
          4.1            -- Specimen Common Stock Certificate.*
          5.1            -- Opinion of Davis, Graham & Stubbs LLP.
         10.1            -- 1998 Stock Option Plan.
         10.2            -- Form of 2000 Stock Incentive Plan to be Adopted
                            Immediately Prior to the Offering.*
         10.3            -- Form of 2000 Employee Stock Purchase Plan to be Adopted
                            Immediately Prior to the Offering.*
         10.4            -- Form of Executive Employment and Non-Compete Agreement,
                            between the Registrant and Gary L. Allison, Michael J.
                            Gluck and Jerry L. Walker.*
         10.5            -- Form of Indemnification Agreement, between the Registrant and each of its executive officers and directors.*
         10.6            -- Investors' Rights Agreement, dated as of November 25,
                            1998, between the Registrant and holders of its Preferred
                            Stock.
         10.7            -- First Amended Investors' Rights Agreement, dated as of
                            March 31, 1999, between the Registrant and holders of its
                            preferred stock.
         10.8            -- Second Amended Investors' Rights Agreement, dated as of
                            August 13, 1999, between the Registrant and holders of
                            its preferred stock.
         10.9            -- Third Amended Investors' Rights Agreement, dated as of
                            October 16, 1999, between the Registrant and holders of
                            its preferred stock.
         10.10           -- Fourth Investors' Rights Agreement, dated as of March 1,
                            2000, between the Registrant and holders of its preferred
                            stock.
         10.11           -- Credit and Security Agreement, dated as of July 5, 1999, between the Registrant and Wells Fargo Business Credit,
                            Inc.
         10.12           -- Collateral Account Agreement, dated as of July 5, 1999, between the Registrant and Wells Fargo Business Credit,
                            Inc. and Norwest Bank Colorado, N.A.
         10.13           -- Support Agreement, dated as of July 5, 1999, between
                            Douglas J. Lehrmann and the Registrant for the benefit of
                            Wells Fargo Business Credit, Inc.
         10.14           -- Support Agreement, dated as of July 5, 1999, between Gary
                            L. Allison and the Registrant for the benefit of Wells
                            Fargo Business Credit, Inc.
         10.15           -- Subordination Agreement, dated as of July 5, 1999,
                            between William R. Childs and Wells Fargo Business
                            Credit, Inc.
         10.16           -- Loan Agreement, dated as of January 14, 2000, between the
                            Registrant and Norwest Bank Colorado N.A. -- Boulder.
         10.17           -- Occupancy License Agreement, effective as of October 1,
                            1998, between the Registrant and Adaptec, Inc., as
                            amended by First Amendment to Occupancy License
                            Agreement, effective as of July 15, 1999.
         10.18           -- Lease, dated as of September 1, 1999, between the
                            Registrant and BTC Development, LLC, as amended by
                            Addendum to Lease Agreement dated November 15, 1999.
         10.19           -- Asset Transfer Agreement, dated as of November 25, 1998, between the Registrant and Adaptec, Inc.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.20           -- Contribution Agreement, dated as of November 25, 1998,
                            between the Registrant, Adaptec, Inc. and certain listed
                            individuals.
         10.21           -- Technology Cross License Agreement, dated as of November
                            25, 1998, between the Registrant and Adaptec, Inc.*+
         10.22           -- Board Manufacturing and Transition Agreement, dated as of
                            November 25, 1998, between the Registrant and Adaptec,
                            Inc.
         10.23           -- Integrated Circuit Agreement, dated March 1, 2000,
                            between the Registrant and Adaptec, Inc.*+
         10.24           -- Hardware Agreement, dated June 18, 1999, between the
                            Registrant and nStor Corporation.*+
         10.25           -- Distribution Agreement, dated March 10, 1999, between the
                            Registrant and Gates/Arrow Distributing, Inc.
         10.26           -- Financial Consultant Agreement, dated January 12, 1999, between the Registrant and Sentinel Consulting, LLC.
         10.27           -- Forms of Founder Stock Purchase Agreement, dated June 16,
                            1998 and November 25, 1998, between the Registrant and
                            its founders.
         10.28           -- Forms of Series A Preferred Stock Purchase Agreement,
                            dated various dates between November 24, 1998 and June
                            15, 1999, between the Registrant and purchasers of its
                            Series A preferred stock.
         10.29           -- Forms of Series C Preferred Stock Purchase Agreement,
                            dated October 15, 1999, between the Registrant and
                            purchasers of its Series C preferred stock.
         10.30           -- Form of Common Stock Purchase Agreement, dated various
                            dates from July 15, 1999 through February 14, 2000,
                            between the Registrant and purchasers of its common
                            stock.
         10.31           -- Promissory Notes, dated various dates between January
                            1998 and August 1999, between the Registrant and each of
                            Grant Saviers, Woodcarvers Limited, LLC, Douglas
                            Lehrmann, Harvest Storage Technology Group LLC, Gary
                            Allison, William Childs, Michael Gluck, Brian Allison,
                            Jerry Walker, and Chaparral Systems, Inc.
         10.32           -- Warrant Agreements, dated various dates between December
                            1998 and March 2000, between the Registrant and each of
                            Gary Allison, William Childs, Michael Gluck, Harvest
                            Storage Technology Group LLC, Adaptec, Inc., and Sentinel
                            Consulting, LLC.
         23.1            -- Consent of KPMG LLP.
         23.2            -- Consent of Davis, Graham & Stubbs, LLP (contained in
                            Exhibit 5.1).
         24.1            -- Powers of Attorney (included on signature page).
         27              -- Financial Data Schedule.

---------------

* To be filed by amendment.

+ Portions of the agreement have been omitted pursuant to a confidential treatment request.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes:

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     - For purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     - For the purpose of determining any liability under the Securities, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Longmont and the State of Colorado on the 8th day of March, 2000.

                                            CHAPARRAL NETWORK STORAGE, INC.,
                                            a Delaware corporation

                                            By:     /s/ GARY L. ALLISON
                                              ----------------------------------
                                                       Gary L. Allison
                                               Chairman of the Board and Chief
                                                      Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Allison, Michael J. Gluck, Jerry L. Walker and Douglas J. Lehrmann, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits and schedules thereto, including any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto and other certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ GARY L. ALLISON                   Chairman of the Board and Chief   March 8, 2000
-----------------------------------------------------    Executive Officer (Principal
                   Gary L. Allison                       Executive Officer)

                /s/ MICHAEL J. GLUCK                   President, Chief Operating        March 8, 2000
-----------------------------------------------------    Officer and Director
                  Michael J. Gluck

                 /s/ JERRY L. WALKER                   Executive Vice President for      March 8, 2000
-----------------------------------------------------    Engineering and Operations
                   Jerry L. Walker                       and Director

               /s/ DOUGLAS J. LEHRMANN                 Vice President, Finance and       March 8, 2000
-----------------------------------------------------    Chief Financial Officer
                 Douglas J. Lehrmann                     (Chief Financial and
                                                         Accounting Officer)

                /s/ F. GRANT SAVIERS                   Director                          March 8, 2000
-----------------------------------------------------
                  F. Grant Saviers

                                 EXHIBIT INDEX

                        CHAPARRAL NETWORK STORAGE, INC.
                        FORM S-1 REGISTRATION STATEMENT

         NUMBER                                  DESCRIPTION
         ------                                  -----------
          1.1            -- Form of Underwriting Agreement.*
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant.
          3.2            -- Form of Amended and Restated Certificate of Incorporation
                            to be Filed Immediately Prior to the Offering.*
          3.3            -- Bylaws of the Registrant.
          3.4            -- Form of Bylaws to be In Effect Immediately Prior to the
                            Offering.*
          4.1            -- Specimen Common Stock Certificate.*
          5.1            -- Opinion of Davis, Graham & Stubbs LLP.
         10.1            -- 1998 Stock Option Plan.
         10.2            -- Form of 2000 Stock Incentive Plan to be Adopted
                            Immediately Prior to the Offering.*
         10.3            -- Form of 2000 Employee Stock Purchase Plan to be Adopted
                            Immediately Prior to the Offering.*
         10.4            -- Form of Executive Employment and Non-Compete Agreement,
                            between the Registrant and Gary L. Allison, Michael J.
                            Gluck and Jerry L. Walker.*
         10.5            -- Form of Indemnification Agreement, between the Registrant and each of its executive officers and directors.*
         10.6            -- Investors' Rights Agreement, dated as of November 25,
                            1998, between the Registrant and holders of its Preferred
                            Stock.
         10.7            -- First Amended Investors' Rights Agreement, dated as of
                            March 31, 1999, between the Registrant and holders of its
                            preferred stock.
         10.8            -- Second Amended Investors' Rights Agreement, dated as of
                            August 13, 1999, between the Registrant and holders of
                            its preferred stock.
         10.9            -- Third Amended Investors' Rights Agreement, dated as of
                            October 16, 1999, between the Registrant and holders of
                            its preferred stock.
         10.10           -- Fourth Investors' Rights Agreement, dated as of March 1,
                            2000, between the Registrant and holders of its preferred
                            stock.
         10.11           -- Credit and Security Agreement, dated as of July 5, 1999, between the Registrant and Wells Fargo Business Credit,
                            Inc.
         10.12           -- Collateral Account Agreement, dated as of July 5, 1999, between the Registrant and Wells Fargo Business Credit,
                            Inc. and Norwest Bank Colorado, N.A.
         10.13           -- Support Agreement, dated as of July 5, 1999, between
                            Douglas J. Lehrmann and the Registrant for the benefit of
                            Wells Fargo Business Credit, Inc.
         10.14           -- Support Agreement, dated as of July 5, 1999, between Gary
                            L. Allison and the Registrant for the benefit of Wells
                            Fargo Business Credit, Inc.
         10.15           -- Subordination Agreement, dated as of July 5, 1999,
                            between William R. Childs and Wells Fargo Business
                            Credit, Inc.
         10.16           -- Loan Agreement, dated as of January 14, 2000, between the
                            Registrant and Norwest Bank Colorado N.A. -- Boulder.
         10.17           -- Occupancy License Agreement, effective as of October 1,
                            1998, between the Registrant and Adaptec, Inc., as
                            amended by First Amendment to Occupancy License
                            Agreement, effective as of July 15, 1999.

         NUMBER                                  DESCRIPTION
         ------                                  -----------
         10.18           -- Lease, dated as of September 1, 1999, between the
                            Registrant and BTC Development, LLC, as amended by
                            Addendum to Lease Agreement dated November 15, 1999.
         10.19           -- Asset Transfer Agreement, dated as of November 25, 1998, between the Registrant and Adaptec, Inc.
         10.20           -- Contribution Agreement, dated as of November 25, 1998,
                            between the Registrant, Adaptec, Inc. and certain listed
                            individuals.
         10.21           -- Technology Cross License Agreement, dated as of November
                            25, 1998, between the Registrant and Adaptec, Inc.*+
         10.22           -- Board Manufacturing and Transition Agreement, dated as of
                            November 25, 1998, between the Registrant and Adaptec,
                            Inc.
         10.23           -- Integrated Circuit Agreement, dated March 1, 2000,
                            between the Registrant and Adaptec, Inc.*+
         10.24           -- Hardware Agreement, dated June 18, 1999, between the
                            Registrant and nStor Corporation.*+
         10.25           -- Distribution Agreement, dated March 10, 1999, between the
                            Registrant and Gates/Arrow Distributing, Inc.
         10.26           -- Financial Consultant Agreement, dated January 12, 1999, between the Registrant and Sentinel Consulting, LLC.
         10.27           -- Forms of Founder Stock Purchase Agreement, dated June 16,
                            1998 and November 25, 1998, between the Registrant and
                            its founders.
         10.28           -- Forms of Series A Preferred Stock Purchase Agreement,
                            dated various dates between November 24, 1998 and June
                            15, 1999, between the Registrant and purchasers of its
                            Series A preferred stock.
         10.29           -- Forms of Series C Preferred Stock Purchase Agreement,
                            dated October 15, 1999, between the Registrant and
                            purchasers of its Series C preferred stock.
         10.30           -- Form of Common Stock Purchase Agreement, dated various
                            dates from July 15, 1999 through February 14, 2000,
                            between the Registrant and purchasers of its common
                            stock.
         10.31           -- Promissory Notes, dated various dates between January
                            1998 and August 1999, between the Registrant and each of
                            Grant Saviers, Woodcarvers Limited, LLC, Douglas
                            Lehrmann, Harvest Storage Technology Group LLC, Gary
                            Allison, William Childs, Michael Gluck, Brian Allison,
                            Jerry Walker, and Chaparral Systems, Inc.
         10.32           -- Warrant Agreements, dated various dates between December
                            1998 and March 2000, between the Registrant and each of
                            Gary Allison, William Childs, Michael Gluck, Harvest
                            Storage Technology Group LLC, Adaptec, Inc., and Sentinel
                            Consulting, LLC.
         23.1            -- Consent of KPMG LLP.
         23.2            -- Consent of Davis, Graham & Stubbs, LLP (contained in
                            Exhibit 5.1).
         24.1            -- Powers of Attorney (included on signature page).
         27              -- Financial Data Schedule.

---------------

* To be filed by amendment.

+ Portions of the agreement have been omitted pursuant to a confidential treatment request.